   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998



                                                      REGISTRATION NO. 333-60829

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                           NCI BUILDING SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                 76-0127701
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                                 7301 FAIRVIEW
                              HOUSTON, TEXAS 77041
                                 (713) 466-7788
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT J. MEDLOCK
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                 7301 FAIRVIEW
                              HOUSTON, TEXAS 77041
                                 (713) 466-7788

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

         RANDALL G. RAY, ESQ.                     STEVEN R. FINLEY, ESQ.
       Gardere & Wynne, L.L.P.                 Gibson, Dunn & Crutcher LLP
     1601 Elm Street, Suite 3000                     200 Park Avenue
       Dallas, Texas 75201-4761               New York, New York 10166-0193
            (214) 999-4544                            (212) 351-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS________________________________________________________________, 1998

                                3,800,000 Shares


                                     [LOGO]

                                  Common Stock

-------------------------------------------------------------------------

Of the 3,800,000 shares of Common Stock (the "Common Stock") offered hereby (the "Offering"), 3,500,000 shares are being offered by NCI Building Systems, Inc. (the "Company") and 300,000 shares are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "NCS." On September 1, 1998, the last reported sale price of the Common Stock on the NYSE was $18.625 per share. See "Price Range of Common Stock."


FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                Underwriting                             Proceeds to
                                                Price to       Discounts and         Proceeds to             Selling
                                                  Public      Commissions(1)          Company(2)        Stockholders
--------------------------------------------------------------------------------------------------------------------
Per Share...........................                   $                   $                   $                   $
--------------------------------------------------------------------------------------------------------------------
Total(3)............................                   $                   $                   $                   $
--------------------------------------------------------------------------------------------------------------------

(1) THE COMPANY AND CERTAIN OF THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "UNDERWRITING."

(2) BEFORE DEDUCTING ESTIMATED EXPENSES OF THE OFFERING OF $500,000, ALL OF WHICH WILL BE PAID BY THE COMPANY.

(3) THE COMPANY AND CERTAIN OF THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 570,000 ADDITIONAL SHARES OF COMMON STOCK ON THE SAME TERMS PER SHARE SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE
    $         , THE TOTAL UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE
    $         , THE TOTAL PROCEEDS TO COMPANY WILL BE $         AND THE TOTAL
    PROCEEDS TO SELLING STOCKHOLDERS WILL BE $         . SEE "PRINCIPAL AND
    SELLING STOCKHOLDERS" AND "UNDERWRITING."

The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of certificates therefor will be made at the offices of Warburg Dillon Read LLC, New York, New York, on
or about             , against payment therefor. The Underwriters include:

WARBURG DILLON READ LLC

             J.C. BRADFORD & CO.

                          WHEAT FIRST UNION

                                        DAIN RAUSCHER WESSELS                  A
DIVISION OF DAIN RAUSCHER INCORPORATED

                                   [Graphics]


    Page 2 of the Prospectus includes photographs of the Company's products and/or manufacturing processes, each with a brief, descriptive caption.



CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) "NCI" MEANS NCI BUILDING SYSTEMS, INC., ITS SUBSIDIARIES (INCLUDING LIMITED PARTNERSHIPS) AND UNCONSOLIDATED AFFILIATES AND PREDECESSORS, BUT EXCLUDES MBCI (AS DEFINED HEREIN), (II) "MBCI" MEANS, PRIOR TO NCI'S ACQUISITION OF MBCI (THE "MBCI ACQUISITION"), METAL BUILDING COMPONENTS, INC., ITS SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES AND, AFTER THE MBCI ACQUISITION, THE ACQUIRED OPERATIONS OF MBCI AND (III) THE "COMPANY" MEANS NCI AND MBCI. REFERENCES TO NCI'S OR THE COMPANY'S "FISCAL YEAR" MEAN THE FISCAL YEAR OF NCI OR THE COMPANY ENDED OCTOBER 31 OF THE YEAR SPECIFIED. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND GIVES EFFECT TO THE TWO-FOR-ONE STOCK SPLIT OF THE COMMON STOCK ON JULY 23, 1998.

                                  THE COMPANY


    The Company is one of North America's largest integrated manufacturers of metal products for the building industry, with 38 manufacturing and distribution facilities located in 18 states and Mexico. The Company sells metal components as well as complete, pre-engineered metal building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. Management believes that the Company's leading market positions and strong track record of growth and profitability have resulted from its focus on improving manufacturing efficiency, controlling overhead costs, developing new markets and successfully identifying and integrating strategic acquisitions. In May 1998, NCI acquired MBCI, thereby doubling its sales, becoming the largest domestic manufacturer of nonresidential metal components and significantly improving its product mix. On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales and income from operations were $849.0 million and $95.0 million, respectively, for the 12-month period ended July 31, 1998.


    Management believes that metal products have gained and continue to gain a greater share of the new construction and repair and retrofit markets due to increasing acceptance and recognition of the benefits of metal products in building applications. Metal components offer builders, designers, architects and end-users several advantages, including low lifecycle costs, longevity, attractive aesthetics and design flexibility. Similarly, metal building systems offer a number of advantages over traditional construction alternatives, including shorter construction time, more efficient material utilization, lower construction costs, greater ease of expansion and lower maintenance costs.


    METAL COMPONENTS. With a market share at least twice that of its largest competitor, the Company is the largest domestic supplier of metal components to the nonresidential building industry. The Company designs, manufactures, sells and distributes one of the widest selections of metal roof and wall systems, overhead doors, fascia, mansard and various trim accessories for commercial, industrial, architectural, agricultural and residential construction and repair and retrofit uses. The Company is also one of the largest independent providers of hot roll and light gauge metal coil coating and painting services and products. The Company coats and paints hot roll coil metal for use in its own metal components manufacturing, as well as processing hot roll coil metal and toll coating light gauge metal for use by third parties. The Company markets its metal components products and coating and painting services nationwide primarily through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "DBCI," "MBCI," "Metal Coaters of Georgia," "Metal-Prep," "DOUBLECOTE" and "Metal Coaters of California." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of metal components and coating and painting services were $584.9 million, or 68.9% of total sales, for the 12-month period ended July 31, 1998.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. NCI is one of the largest domestic suppliers of pre-engineered metal building systems. The Company designs, manufactures and markets pre-engineered metal building systems, self-storage building systems and metal home framing systems for commercial, industrial, agricultural, governmental, community service and residential uses. The Company markets these systems nationwide through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names, including "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "All American Systems," "Steel Systems" and "Mesco." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of pre-engineered metal building systems were $264.1 million, or 31.1% of total sales, for the 12-month period ended July 31, 1998.


    Prior to their combination, NCI and MBCI both demonstrated strong growth in sales and income from operations. NCI achieved five-year compound annual growth rates of 38.9% and 49.6%, respectively, in sales and income from operations. MBCI achieved five-year compound annual growth rates of 15.3% and 16.2%, respectively, in sales and income from operations.

                              THE MBCI ACQUISITION

    On May 4, 1998, NCI acquired MBCI for a purchase price of $600 million. Following the consummation of the MBCI Acquisition, management implemented an integration plan to realize immediate and longer-term benefits. Management estimates potential cost savings and synergies at $15 million annually. The main objectives of the integration plan include:

    - Realizing economies of scale, including purchasing efficiencies;

    - Expanding internal metal coil coating and painting capacity and utilizing internal capacity to produce products that were previously purchased from third parties;

    - Cross-selling broader product lines to a wider customer base;

    - Expanding the geographic scope of operations throughout the United States;

    - Rationalizing production capacity to maximize productivity and eliminate redundant costs;

    - Consolidating metal components management, sales and marketing; and

    - Eliminating duplicate administrative costs.

                               COMPANY STRENGTHS

    The Company believes that the combined NCI and MBCI operations will be able to continue to grow sales, income from operations, net income and net income per share by capitalizing on the following strengths:

        LEADING MARKET POSITIONS AND SCALE OF OPERATIONS. The Company is the largest manufacturer of metal components for the nonresidential building industry and one of the largest suppliers of pre-engineered metal building systems in the United States. In addition, the Company is one of the largest independent providers of coated steel. As a result of its leading market positions and scale of operations, the Company has expanded its geographic scope to meet customers' product and delivery needs, realized production efficiencies and improved its ability to attract builders and other customers.

        BALANCE BETWEEN NEW CONSTRUCTION AND REPAIR AND RETROFIT
    END-MARKETS. Prior to the MBCI Acquisition, NCI's business was focused primarily on pre-engineered metal building systems, demand for which is driven primarily by new building construction. The Company currently derives a majority of its sales and net income from metal components sales, which are used in a number of repair and retrofit applications as well as new construction. Management believes that the balance between these end markets reduces the impact on the Company of slowdowns in new construction activity and provides enhanced growth opportunities.

        LOW-COST SUPPLIER. The Company strives to be the low-cost supplier to its customers by maintaining low production and distribution costs. The Company's large scale manufacturing capabilities provide purchasing efficiencies and enhance productivity through the sharing of best practices between metal components and pre-engineered metal building systems operations. In addition, the Company's "hub and spoke" system of satellite manufacturing facilities places the locations for the manufacture of secondary structural framing and covering systems and final distribution closer to the customer, thereby reducing transportation costs and delivery times.


        BROAD PRODUCT LINES AND DIVERSE CUSTOMER BASE. The addition of MBCI's metal components operations, including metal coating and painting, to NCI's pre-engineered metal building systems has enabled the Company to become one of the largest integrated suppliers in the industry, offering a wider variety of products and services. In addition, the Company has a broad and diversified customer base with significant cross-selling opportunities.

        NATIONWIDE COVERAGE. The MBCI Acquisition provides the Company with the opportunity to expand substantially its manufacturing, selling and distribution presence into new geographic markets. The Company's pre-engineered metal building systems facilities in the South, Southwest and West complement its metal components facilities nationwide. The addition of MBCI's metal components locations in the Northeast and Northwest provide the Company with access to new regional markets for the Company's pre-engineered metal building systems.


        EXPERIENCED MANAGEMENT TEAM. The Company's senior management team has an average of over 20 years of industry experience and has significantly increased its depth as a result of the MBCI Acquisition. The management teams of NCI and MBCI share similar business philosophies and historically have demonstrated an ability to grow sales and net income in times of strong, as well as adverse, economic conditions. Management attributes this ability to effectively marketing its products, strategically locating new manufacturing facilities, controlling expenses, maintaining flexibility in capital budgeting, reducing production and distribution costs and successfully completing and integrating acquisitions. In addition, the two management teams have successfully identified and completed nine acquisitions in the last five years. The Company's senior management team will own approximately 12.3% of the Common Stock after giving effect to the Offering.


                               BUSINESS STRATEGY

    The Company's management has developed business strategies to capitalize on the Company's strengths. The Company's primary business strategies include the following:

        PURSUE STRATEGIC GROWTH OPPORTUNITIES. Throughout its history, the Company has increased its sales and net income through a combination of selective acquisitions and internal growth. Since 1993, the Company has successfully acquired and integrated seven companies and is in the process of integrating MBCI and a subsequently acquired metal coating and painting operation. In order to expand its geographic coverage and increase manufacturing capacity, the Company has also constructed nine new manufacturing facilities in the last five years and has formed four joint ventures to expand into new markets and to increase penetration of existing markets.

        LEVERAGE EXISTING DISTRIBUTION CHANNELS TO INCREASE SALES OF METAL COMPONENTS. The Company seeks to penetrate further the metal components market, primarily for metal roofing and wall systems. Currently, the Company sells its products under well-recognized brand names through various distribution channels to a broad range of end users. These channels include, among others, (i) authorized builders, (ii) building materials manufacturers, distributors and retailers, (iii) roofing systems installers,
    (iv) contractors and end users and (v) builders of self-storage facilities. The Company plans to increase sales and net income by utilizing its multiple distribution channels to market its expanded range of metal components products to existing and new customers.

        CONTINUE TO ENHANCE FLEXIBLE, COST-EFFECTIVE PRODUCTION FACILITIES AND PROCESSES. The Company's commitment to providing its customers with quality products on a timely basis at competitive prices remains a key element of its business strategy. As a result, management is focused on continuous cost reduction including realization of opportunities to (i) aggressively manage the purchase of raw materials, (ii) further automate its manufacturing operations to reduce process costs and improve product quality and (iii) capitalize on the breadth of the Company's geographic coverage to provide customers with rapid delivery.

        INCREASE SALES OF PRE-ENGINEERED METAL BUILDING SYSTEMS IN NEW AND EXISTING GEOGRAPHIC MARKETS. The addition of MBCI's metal components locations nationwide provides the Company with an opportunity to expand sales of the Company's pre-engineered metal building systems in existing markets and provides access to new regional markets in the Northeast and Northwest. By utilizing MBCI's nationwide metal components manufacturing facilities as platforms for expansion, the Company is well positioned to increase sales of pre-engineered metal building systems in markets that previously had been difficult for NCI to serve on a cost-effective basis.

                            ------------------------

    NCI was incorporated in Texas in December 1984 and reincorporated in Delaware in December 1991. The Company's principal executive offices are located at 7301 Fairview, Houston, Texas 77041, and its telephone number at that address is (713) 466-7788.

                                  THE OFFERING


Common Stock offered by the Company..................................     3,500,000  shares
Common Stock offered by the Selling Stockholders.....................       300,000  shares
                                                                       ------------
    Total Common Stock offered.......................................     3,800,000  shares
                                                                       ------------
                                                                       ------------
Common Stock to be outstanding after the Offering....................    21,740,648  shares(1)
Use of proceeds by the Company.......................................  To repay a portion of the indebtedness of the
                                                                       Company under its Senior Credit Facility (as
                                                                       defined herein) incurred in connection with
                                                                       the MBCI Acquisition. See "Use of Proceeds."
Nasdaq symbol........................................................  NCS


------------------------


(1) Based upon shares outstanding as of August 31, 1998. Excludes (i) 1,681,828 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $14.13 per share, under the Company's Employee Stock Option Plan as of August 31, 1998, and (ii) 100,250 shares issuable as of August 31, 1998, pursuant to a convertible debenture held by a member of the senior management team at a conversion price of $14.9625 per share. Includes 186,166 shares of Common Stock to be issued upon the exercise of options by certain selling stockholders prior to the closing of the Offering. See "Principal and Selling Stockholders."


                                  RISK FACTORS

    For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors."

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following table presents summary unaudited pro forma condensed combined financial information of the Company for the fiscal year ended October 31, 1997, the nine months ended July 31, 1998, and the 12-month period ended July 31, 1998. The unaudited pro forma condensed combined statements of income give effect to the MBCI Acquisition as if it had occurred on November 1, 1996. The unaudited pro forma financial information is not necessarily indicative of either the future results of operations or the results of operations that would have occurred if the MBCI Acquisition had been completed on the indicated date. In the MBCI Acquisition, NCI acquired all of the capital stock of Amatek Holdings, Inc., the former indirect parent company of MBCI ("Amatek"). The unaudited pro forma financial information reflects only the results of operations and financial condition of Amatek for the periods indicated. Because Amatek had a fiscal year ended December 31, the unaudited pro forma financial information presented for the year ended October 31, 1997, the nine months ended July 31, 1998, and the 12-month period ended July 31, 1998, includes financial information of Amatek for the year ended December 31, 1997, the six months ended March 31, 1998, and the nine-month period ended March 31, 1998, respectively. The Company's consolidated results of operations for the nine months ended July 31, 1998 reflect NCI's operations prior to the MBCI Acquisition and combined NCI and MBCI operations for the third quarter of fiscal 1998. The Company's unaudited consolidated balance sheet as of July 31, 1998 gives effect to the MBCI Acquisition and no pro forma adjustments are required. See "The MBCI Acquisition." The summary unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's/NCI's historical consolidated financial statements and notes thereto and Amatek's historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                         NINE MONTHS     TWELVE MONTHS
                                                                       YEAR ENDED      ENDED JULY 31,   ENDED JULY 31,
                                                                    OCTOBER 31, 1997        1998             1998
                                                                    -----------------  ---------------  ---------------
                                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales.............................................................      $   815.7         $   617.9        $   849.0
Cost of sales.....................................................          611.7             462.7            636.2
                                                                           ------            ------           ------
Gross profit......................................................          204.0             155.2            212.8
Operating expenses................................................          108.8              86.6            115.7
Nonrecurring acquistion expenses(1)...............................         --                   2.1              2.1
                                                                           ------            ------           ------
Income from operations............................................           95.2              66.5             95.0
Interest expense..................................................           44.4              32.4             43.5
Nonrecurring gain(2)..............................................            3.3               3.3              3.3
Other income......................................................            2.7               2.5              3.8
                                                                           ------            ------           ------
Income before income taxes........................................           56.8              39.9             58.6
Provision for income taxes........................................           25.4              17.2             25.5
                                                                           ------            ------           ------
Net income........................................................      $    31.4         $    22.7        $    33.1
                                                                           ------            ------           ------
                                                                           ------            ------           ------
Net income per share:
  Basic...........................................................      $    1.79         $    1.27        $    1.86
                                                                           ------            ------           ------
                                                                           ------            ------           ------
  Diluted.........................................................      $    1.70         $    1.20        $    1.76
                                                                           ------            ------           ------
                                                                           ------            ------           ------
Weighted average number of common shares:
  Basic...........................................................           17.5              17.9             17.8
  Diluted.........................................................           18.5              18.9             18.8
OTHER FINANCIAL DATA:
EBITDA(3).........................................................      $   125.7         $    91.0        $   133.9
Capital expenditures..............................................           38.5              17.9             30.1


------------------------------

(1) Nonrecurring acquisition expenses in the third quarter of fiscal 1998 for severance and relocation expenses related to the consolidation of components sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of product lines.



(2) Nonrecurring gain reflects insurance recoveries for fire damage to MBCI's Lubbock, Texas plant in 1997.



(3) "EBITDA" consists of net income before interest expense, taxes, depreciation and amortization and minority interest. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of operating performance or as a better measure of liquidity. EBITDA presented above may not be comparable to similarly titled measures of other companies. See the consolidated financial statements and notes thereto included elsewhere in this Prospectus for information regarding operating, investing and financing cash flow activities.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


    Summary historical consolidated financial information for the Company/NCI and for MBCI is presented below. The Company's consolidated results of operations for the nine months ended July 31, 1998 reflect NCI's operations prior to the MBCI Acquisition and combined NCI and MBCI operations for the third quarter of fiscal 1998. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company/ NCI's historical consolidated financial statements and notes thereto and Amatek's historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.



THE COMPANY/NCI



                                                                                                            NINE MONTHS ENDED
                                                                              YEAR ENDED OCTOBER 31,             JULY 31,
                                                                          -------------------------------  --------------------
                                                                            1995       1996       1997       1997       1998
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales...................................................................  $   234.2  $   332.9  $   407.7  $   287.0  $   422.2
Gross profit............................................................       64.4       91.5      108.3       75.9      112.8
Income from operations..................................................       26.3       38.4       42.3       28.0       46.6
Net income..............................................................  $    17.0  $    24.8  $    27.9  $    18.3  $    23.5
Net income per share:
  Basic.................................................................  $    1.36  $    1.60  $    1.73  $    1.14  $    1.39
  Diluted...............................................................  $    1.26  $    1.51  $    1.64  $    1.08  $    1.31

OTHER FINANCIAL DATA:
EBITDA..................................................................  $    30.3  $    45.8  $    52.2  $    35.1  $    60.1
Capital expenditures....................................................        5.8       10.3       11.3        5.4        7.4



                                                                                                          AS OF
                                                                                                      JULY 31, 1998
                                                                                                      -------------
BALANCE SHEET DATA:
Working capital.....................................................................................    $    68.8
Property, plant and equipment, net..................................................................        166.0
Total assets........................................................................................        809.6
Total debt..........................................................................................        500.1
Shareholders' equity................................................................................        209.5



MBCI



                                                                                                            THREE MONTHS ENDED
                                                                              YEAR ENDED DECEMBER 31,
                                                                                                                MARCH 31,
                                                                          -------------------------------  --------------------
                                                                            1995       1996       1997       1997       1998
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                                              (IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales...................................................................  $   315.7  $   362.9  $   408.0  $    82.5  $    84.2
Gross profit............................................................       81.7       91.6       95.6       18.6       15.3
Income from operations..................................................       56.8       61.9       58.9       10.1        5.7
Net income..............................................................  $    33.9  $    38.6  $    39.7  $     6.1  $     3.6

OTHER FINANCIAL DATA:
EBITDA..................................................................  $    61.0  $    69.0  $    71.2  $    11.8  $     9.3
Capital expenditures....................................................       12.5       21.1       27.2        5.8        1.6



                                                                                                          AS OF
                                                                                                     MARCH 31, 1998
                                                                                                    -----------------
BALANCE SHEET DATA:
Working capital...................................................................................      $    76.1
Property, plant and equipment, net................................................................          104.0
Total assets......................................................................................          243.2
Total debt........................................................................................            0.0
Shareholder's equity..............................................................................          208.4

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

THE MBCI ACQUISITION--SUCCESSFUL INTEGRATION

    The MBCI Acquisition involves a number of risks that could materially adversely affect the Company's operating results. The integration of MBCI with NCI will require substantial management time and other resources and may pose risks with respect to production, customer service and market share. There can be no assurance that the Company will not experience difficulties with various aspects of the business combination, including relationships with customers, suppliers or employees, systems integration, the continued use of separate operational or management information systems or internal controls. The Company may also be subject to unanticipated product liability claims or environmental liabilities. In addition, there can be no assurance that benefits from the MBCI Acquisition will be realized or that the combination of NCI and MBCI will be more successful than these companies would have been had they remained separate. See "The MBCI Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business."

SUBSTANTIAL LEVERAGE


    The Company is highly leveraged and has substantial debt service requirements. At July 31, 1998, on an as adjusted basis giving effect to the Offering, the total debt of the Company would have been approximately $438.7 million and 61.8% of the Company's total capitalization. Subject to the restrictions under the Senior Credit Facility, the Company may incur additional indebtedness from time to time to provide working capital and for other general corporate purposes. The Company's leverage and obligations could have important consequences for holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, acquisitions, capital expenditures or other purposes may be limited; (iii) certain of the Company's indebtedness contains financial and other restrictive covenants which, if breached, could result in an event of default under such indebtedness; and (iv) the Company's level of indebtedness could limit its flexibility in planning for and reacting to, and make it more vulnerable to, competitive pressures and changes in industry and economic conditions generally. If the Company is unable to generate sufficient cash flow to service its indebtedness and fund its capital or other expenditures, it will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, refinancing of indebtedness or seeking additional equity or debt capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "The MBCI Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


INDUSTRY CYCLICALITY; GEOGRAPHIC CONCENTRATION

    The nonresidential construction industry is highly sensitive to national and regional economic conditions and from time to time has been adversely affected in various geographic regions by unfavorable economic conditions, low manufacturing capacity utilization, high vacancy rates, changes in tax laws affecting the real estate industry, high interest rates and the unavailability of financing. Sales of the
Company's products may be adversely affected by weakness in demand for its products within particular customer groups, including builders of self-storage facilities, or a recession in the metal building industry, the general construction industry or particular geographic regions. The Company cannot predict the timing or severity of future economic or industry downturns. Any economic downturn, particularly in states where much of the Company's sales are concentrated, could have a material adverse effect on the Company's results of operations and financial condition. The markets for metal components, including overhead doors, self-storage buildings and metal home framing systems are also highly sensitive to overall economic conditions, high interest rates and the availability of financing.

RISKS ASSOCIATED WITH EXPANSION STRATEGY

    The Company has grown and intends to continue to grow by, among other things, establishing additional plants, further developing its authorized builder networks and acquiring other manufacturers of complementary products. There can be no assurance that the Company will be able to accomplish these goals. Continued growth may strain the Company's physical and human resources, as well as create a need to attract additional qualified management, which may not be readily available. In addition, many builders already are authorized builders for competitors of the Company. The Company's ability to expand its market share depends on its ability to persuade a number of these builders to market the Company's products in lieu of or in addition to those of its competitors and to attract conventional contractors to the metal building and metal home industries. Furthermore, there can be no assurance that the Company will be able to identify or finance suitable acquisitions in the future. Acquisitions may have an adverse effect upon the Company's results of operations and financial condition while the operations of the acquired businesses are being integrated into the Company's operations. Furthermore, the integration of acquired businesses may result in unforeseen difficulties that require a disproportionate amount of management's attention or other Company resources. See "Business--Business Strategy."

AVAILABILITY AND PRICING OF RAW MATERIALS

    The Company's principal raw material is steel. The Company does not have any long-term contracts for the purchase of raw materials. On a combined basis for their respective 1997 fiscal years, NCI and MBCI purchased an aggregate of approximately 80% of their steel requirements from National Steel Corporation and Bethlehem Steel Corporation. The Company has not traditionally maintained an inventory of steel in excess of its current production requirements. There can be no assurance that steel will remain available or that prices will remain stable. The steel industry is highly cyclical in nature, and steel prices are influenced by numerous factors beyond the control of the Company, including general economic conditions, competition, labor costs, import duties and other trade restrictions. Furthermore, a prolonged labor strike against one or more of the Company's principal domestic suppliers could have a material adverse effect on the Company's operations. If the available supply of steel declines or if one or more of the Company's current sources is unable for any reason to meet the Company's requirements, the Company could experience price increases, a deterioration of service from its suppliers or interruptions or delays that may cause the Company to fail to meet delivery schedules to its customers, any of which could adversely affect the Company's results of operations and financial condition. See "Business--Raw Materials."

SEASONAL NATURE OF BUSINESS; POSSIBLE VOLATILITY OF STOCK PRICE

    The metal components and metal building systems businesses, as well as the construction industry in general, are seasonal in nature. Sales and shipments normally are lower in the first calendar quarter of each year compared to the other three quarters because of unfavorable weather conditions for construction (particularly in the northern United States) and typical business planning cycles affecting construction. This seasonality adversely affects the Company's results of operations for the first two fiscal quarters. Prolonged severe winter weather conditions can delay construction projects and otherwise adversely affect the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results." As a result, the market price for shares of the Common Stock may be subject to wide fluctuations in response to variations in the Company's quarterly results, changes in the metal components and building industry or the failure by the Company to meet securities analysts' expectations.

DEPENDENCE ON KEY PERSONNEL

    The future success of the Company depends to a significant degree on the continued service of its key personnel and on its ability to attract, motivate and retain qualified employees. The loss of the services of any of the Company's key personnel could have a material adverse effect upon the Company's results of operations and financial condition. See "Management."

COMPETITION

    Competition in the metal components and metal buildings markets of the building industry is intense and is based primarily on price, speed of construction, quality of builder networks, the ability to provide added value in the design and engineering of buildings and, among manufacturers of metal components and metal building systems, service, quality and delivery times. The Company competes with a number of other manufacturers of metal components and metal building systems ranging from small local firms to large national firms. In addition, the Company and other manufacturers of metal components and metal building systems compete with alternative methods of building construction, which may be perceived as more traditional, more aesthetically pleasing or having other advantages. See "Business--Competition."

POSSIBLE IMPACT OF ENVIRONMENTAL REGULATION AND CLAIMS

    The Company's operations are subject to a wide variety of federal, state and local laws and regulations governing, among other things, emissions to air, discharges to waters, the generation, handling, storage, transportation, disposal of hazardous substances and other materials and health and safety matters. Laws protecting the environment generally have become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs and "toxic tort" or other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties, regardless of fault on the part of the Company. The Company believes it is in substantial compliance with all environmental standards applicable to its operations. However, there can be no assurance that cleanup costs, natural resource damages, criminal sanctions, "toxic tort" or other damages arising as a result of environmental laws and costs associated with complying with changes in environmental laws and regulations will not be substantial and will not have a material adverse effect on the Company's financial condition. There can be no assurance that more stringent regulatory standards will not be established that might require material capital expenditures to meet future environmental standards. From time to time, claims have been made against the Company under environmental laws. See "Business--Regulatory Matters."

YEAR 2000 ISSUE


    The Company has implemented a year 2000 plan to attempt to ensure that the Company's computer systems and applications will function properly with respect to years beyond 1999. Computer programs that have time-sensitive software may not recognize dates beginning in the year 2000, which could result in miscalculations or system failures. The Company is implementing its plan, as part of the Company's overall upgrade of its management information systems ("MIS"), to attempt to ensure that its MIS and computer software are year 2000 compliant, but there can be no assurance that the plan will be completed successfully or on a timely basis. The Company has no separate budget for year 2000 compliance. Failure to ensure that the Company's MIS and software are year 2000 compliant or to implement successfully new year 2000 compliant software applications on a timely basis could have a material adverse effect on the Company's business, results of operations and financial condition. As the Company's MIS upgrade is implemented, the Company may identify assets that present a risk of year 2000-related disruption. The Company does not currently have a contingency plan with respect to the year 2000 issue if the MIS upgrade is not completed or is delayed beyond the end of 1999. The ability of third parties with whom the Company transacts business to address adequately their year 2000 issue is outside the Company's control, and the Company is discussing with its vendors and customers the possibility of any year 2000 interface difficulties that may affect the Company. The failure of the Company or of third parties with whom the Company transacts business to address adequately, and in a timely manner, the year 2000 issue with respect to such interfaces, or any year 2000-related disruption, could also have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue."


ANTI-TAKEOVER PROVISIONS

    The shares beneficially owned by the Company's executive officers, directors and affiliates, combined with the ability of the Board of Directors to issue shares of preferred stock without further vote or action by the stockholders and certain provisions contained in the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. The Company has adopted a stockholder rights plan pursuant to which one preferred stock purchase right automatically trades with each share of Common Stock and upon the occurrence of certain events entitles the registered holder to purchase the Company's Series A Junior Participating Preferred Stock. The rights are generally exercisable following a non-negotiated acquisition of, or public announcement of intent to commence an offer for, 20% or more of the outstanding Common Stock and, therefore, may have an anti-takeover effect. In addition, Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.

SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect prevailing market prices for shares of Common Stock. Of the 21,740,648 shares that will be outstanding after this Offering, approximately 20,340,648 shares, including all of the shares offered hereby, generally will be eligible for immediate sale in the public market. The Company's directors and senior management team and certain of the Company's principal stockholders beneficially owning an aggregate of 3,214,500 shares of Common Stock (excluding outstanding stock options) after the Offering have agreed not to, directly or indirectly, offer, sell, distribute or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Warburg Dillon Read LLC. See "Underwriting." In addition, shares of Common Stock held by affiliates of the Company are subject to the volume limitations and other restrictions of Rule 144 under the Securities Act. After this offering, the Company anticipates it will also have outstanding employee and director options to purchase an aggregate of 1,681,828 shares of Common Stock, which are covered by an effective registration statement on Form S-8 and will also generally be freely tradeable upon issuance, except to the extent held by affiliates or subject to the foregoing transfer restrictions.


DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than historical or current facts, including, without limitation, statements about the business, financial condition, business strategy, plans and objectives of management and prospects of the Company, are forward-looking statements. When used in this Prospectus the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and "predicts," and similar statements that a result or event "should" occur and similar expressions as they relate to the Company or its management, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, these expectations and the related statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that could cause the actual results to differ materially from those projected. These risks, uncertainties and other factors include, but are not limited to, the ability to integrate MBCI and other acquisitions, the ability to service indebtedness and obtain additional capital, industry cyclicality, fluctuations in customer demand and other patterns, the ability to make strategic activities accretive to net income, raw material availability and pricing, seasonality and adverse weather conditions, competitive activity and pricing pressure, changes in tax and other governmental rules and regulations applicable to the Company, new technological developments, the year 2000 issue, including year 2000 compliance by the Company and third parties with which the Company does business, and general economic conditions affecting the construction industry, as well as other risks detailed in this Prospectus and in filings of the Company with the Commission. Certain of these risks and uncertainties are beyond the ability of the Company to control and, in many cases, the Company cannot predict the occurrence of these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those stated. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Prospectus. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

                              THE MBCI ACQUISITION

    On May 4, 1998, NCI acquired all of the outstanding capital stock of Amatek from BTR Australia Limited, an indirect wholly owned subsidiary of BTR plc, for a purchase price of $600 million, including cash of $550 million. At the time of the MBCI Acquisition, Amatek had no operations other than MBCI. In connection with the MBCI Acquisition, NCI issued an aggregate of 1,400,000 unregistered shares of Common Stock (with an approximate fair market value of $32.2 million) at the closing to certain officers and employees of MBCI in exchange for their future interests in MBCI's senior management incentive plan.

    NCI financed the MBCI Acquisition by obtaining a new $600 million credit facility (the "Senior Credit Facility") from a syndicate of lenders. The Senior Credit Facility consists of a $200 million five-year revolving credit facility (the "Five-Year Revolver"), a $200 million five-year term loan facility (the "Term Loan") and a $200 million 364-day revolving credit facility (the "364-Day Revolver"). Borrowings under the Senior Credit Facility may also be used for working capital and other general corporate purposes.

    The following table sets forth the estimated cash sources and uses of funds, including transaction costs, for the MBCI Acquisition and the cost of the Common Stock issued to MBCI officers and employees:

                   SOURCES OF FUNDS                                         USES OF FUNDS
------------------------------------------------------  ------------------------------------------------------
                                                (IN MILLIONS)

Cash................................  $    27.8
Senior Credit Facility:
  Term Loan.........................      200.0
  Five-Year Revolver................      140.0
  364-Day Revolver..................      200.0
Issuance of Common Stock(a).........       32.2
                                      ---------
    Total...........................  $   600.0
                                      ---------
                                      ---------

Cash purchase price.................  $   550.0
Estimated transaction costs.........       17.8
Issuance of Common Stock(a).........       32.2
                                      ---------
    Total...........................  $   600.0
                                      ---------
                                      ---------

------------------------------

(a) Represents approximate fair market value of 1,400,000 unregistered shares of Common Stock.

                                USE OF PROCEEDS


    The net proceeds to the Company from the Offering (at an assumed public offering price of $18.625 per share, the last reported sale price on the NYSE on September 1, 1998), after deducting underwriting discounts and estimated expenses of the Offering, are estimated to be approximately $61.4 million. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders." The Senior Credit Facility requires the Company to use the net proceeds to repay a portion of the outstanding borrowings under the 364-Day Revolver. The Company intends to repay the principal balance of the 364-Day Revolver remaining after application of the net proceeds of this Offering with cash from operations or to extend or convert the 364-Day Revolver to a three-year term note.



    The 364-Day Revolver is part of the Senior Credit Facility and matures on May 3, 1999. The Company currently has outstanding $200.0 million under the 364-Day Revolver, which was borrowed to finance the MBCI Acquisition. If the 364-Day Revolver is not repaid by the Company or extended by the lenders, the Company has the option to convert it to a three-year term note on the same terms, but in no case longer than the maturity of the Five-Year Revolver. The 364-Day Revolver currently bears interest at LIBOR plus 2.00%. With application of the net proceeds to repay a portion of the 364-Day Revolver, the Company anticipates the LIBOR margin, which is adjusted based upon the ratio of funded debt to EBITDA (as defined in the Senior Credit Facility), will decrease to 1.375%. See "The MBCI Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company (i) at July 31, 1998, and (ii) as adjusted as of July 31, 1998, to reflect the sale of 3,500,000 shares of Common Stock offered by the Company and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds" and the consolidated financial statements of the Company/NCI and Amatek and the notes thereto, which are included elsewhere in this Prospectus.



                                                                                                 JULY 31, 1998
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------
                                                                                                  (UNAUDITED)
                                                                                                 (IN MILLIONS)
Total debt, including current portion:
  Senior Credit Facility:
    Term Loan..............................................................................  $   200.0   $   200.0
    Five-Year Revolver.....................................................................       98.4        98.4
    364-Day Revolver.......................................................................      200.0       138.6
  Other debt...............................................................................  $     1.7         1.7
                                                                                             ---------  -----------
      Total debt, including current portion................................................      500.1       438.7
                                                                                             ---------  -----------
Shareholders' equity:
  Preferred Stock, $1.00 par value; 1,000,000 shares authorized; no shares outstanding.....         --          --
  Common Stock, $0.01 par value; 25,000,000 shares authorized; 18,034,482 issued and
    outstanding actual; 21,720,648 issued and outstanding as adjusted(1)...................        0.2         0.2
  Additional paid-in capital...............................................................       89.1       150.5
  Retained earnings........................................................................      120.2       120.2
                                                                                             ---------  -----------
  Total shareholders' equity...............................................................      209.5       270.9
                                                                                             ---------  -----------
  Total capitalization.....................................................................  $   709.6   $   709.6
                                                                                             ---------  -----------
                                                                                             ---------  -----------


------------------------


(1) The actual number of shares issued and outstanding excludes (i) 1,887,994 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $12.71 per share, under the Company's Employee Stock Option Plan as of July 31, 1998, and (ii) 100,250 shares issuable as of July 31, 1998, pursuant to a convertible debenture held by a member of the senior management team at a conversion price of $14.9625 per share. The as adjusted number of shares issued and outstanding (i) excludes 1,701,828 shares issuable upon exercise of outstanding options or issued upon exercise of options after July 31, 1998, (ii) includes 186,166 shares to be issued upon the exercise of options by certain Selling Stockholders prior to the closing of Offering and (iii) excludes 100,250 shares issuable pursuant to the convertible debenture. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK


    The Common Stock began trading on the NYSE under the symbol "NCS" on August 13, 1998. The Common Stock previously traded on the Nasdaq National Market. The following table sets forth, on a per share basis for the fiscal quarter ending on the date indicated, after giving effect to the two-for-one stock split of the Common Stock on July 23, 1998, the range of high and low closing sale prices for the Common Stock as reported by the Nasdaq National Market or the NYSE, as applicable.



                                                                                                HIGH        LOW
                                                                                              ---------  ---------
FISCAL YEAR ENDED OCTOBER 31, 1996
  January 31................................................................................  $  14.315  $  10.500
  April 30..................................................................................     19.000     13.250
  July 31...................................................................................     19.250     11.750
  October 31................................................................................     17.565     10.875
FISCAL YEAR ENDED OCTOBER 31, 1997
  January 31................................................................................     18.750     13.375
  April 30..................................................................................     19.125     14.750
  July 31...................................................................................     18.940     12.750
  October 31................................................................................     19.875     16.750
FISCAL YEAR ENDED OCTOBER 31, 1998
  January 31................................................................................     19.782     16.875
  April 30..................................................................................     26.000     18.063
  July 31...................................................................................     32.250     23.125
  October 31 (through September 1, 1998)....................................................     27.375     17.750



    On September 1, 1998, the closing price of the Common Stock as reported by the NYSE was $18.625 per share. As of August 31, 1998, there were 190 holders of record of the Common Stock. The Company believes there are approximately 7,500 beneficial holders of the Common Stock.


                                DIVIDEND POLICY

    The Company has not paid cash dividends on its Common Stock since its inception. The Board of Directors does not anticipate payment of any cash dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in the operations of the Company. The Senior Credit Facility prohibits the payment of cash dividends.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


    The following Unaudited Pro Forma Condensed Combined Financial Statements (the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of the Company/NCI and of Amatek, and the notes thereto, included elsewhere in this Prospectus.



    The Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended October 31, 1997, the nine months ended July 31, 1998, and the 12-month period ended July 31, 1998, give effect to the MBCI Acquisition as if it had occurred on November 1, 1996. Because Amatek had a fiscal year ended December 31, the unaudited pro forma financial information presented for the year ended October 31, 1997, the nine months ended July 31, 1998, and the 12-month period ended July 31, 1998, includes financial information of Amatek for the year ended December 31, 1997, the six months ended March 31, 1998 and the nine-month period ended March 31, 1998, respectively. The Company's consolidated results of operations for the nine months ended July 31, 1998 reflect NCI's operations prior to the MBCI Acquisition and combined NCI and MBCI operations for the third quarter of fiscal 1998. The Company's unaudited consolidated balance sheet as of July 31, 1998 gives effect to the MBCI Acquisition and no pro forma adjustments are required.


    The unaudited pro forma adjustments are based upon available information and upon certain assumptions and estimates that the Company believes are reasonable. The MBCI Acquisition has been accounted for using the purchase method of accounting. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma information are preliminary and have been made solely for purposes of developing such information. The Company's management believes, however, that the unaudited pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the Pro Forma Financial Statements.

    The Pro Forma Financial Statements do not purport to represent what the Company's financial position or results of operations actually would have been had such transaction occurred on the dates indicated or to project the Company's financial position or results of operation for any future date or period. Furthermore, the Pro Forma Financial Statements do not reflect changes that may occur as the result of post-acquisition activities and other matters.

                           NCI BUILDING SYSTEMS, INC.


           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                                                                   TWELVE MONTHS ENDED OCTOBER 31, 1997
                                                         --------------------------------------------------------
                                                               HISTORICAL           PRO FORMA
                                                         ----------------------    ACQUISITION       PRO FORMA
                                                            NCI         AHI        ADJUSTMENTS       COMBINED
                                                         ----------  ----------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenue................................................  $  407,751  $  407,967  $     --         $   815,718
Cost of sales..........................................     299,407     312,329        --             611,736(C)
                                                         ----------  ----------  ---------------  ---------------
Gross profit...........................................     108,344      95,638        --             203,982
Operating expenses.....................................      66,055      36,637        9,825(D)       108,771(C)
                                                                                      (3,746)(D)
                                                         ----------  ----------  ---------------  ---------------
Income from operations.................................      42,289      59,001       (6,079)          95,211

Equity income in DOUBLECOTE............................      --              83        --                  83
Nonrecurring gain......................................      --           3,284        --               3,284
Interest expense.......................................        (163)     --          (42,050)(E)      (44,377)
                                                                                      (2,164)(E)

Other income...........................................       1,999       2,019       (1,390)(F)        2,628
                                                         ----------  ----------  ---------------  ---------------
Income (loss) before taxes.............................      44,125      64,387      (51,683)          56,829
Provision for income taxes.............................      16,238      24,647      (15,488)(G)       25,397
                                                         ----------  ----------  ---------------  ---------------
Net income.............................................  $   27,887  $   39,740  $   (36,195)     $    31,432
                                                         ----------  ----------  ---------------  ---------------
                                                         ----------  ----------  ---------------  ---------------
Net income per share:
  Basic................................................  $     1.73      --            --         $      1.79
                                                         ----------                               ---------------
                                                         ----------                               ---------------
  Diluted..............................................  $     1.64      --            --         $      1.70
                                                         ----------                               ---------------
                                                         ----------                               ---------------
Weighted average number of common shares:
  Basic................................................      16,127      --            1,400(B)        17,527
  Diluted..............................................      17,085      --            1,400(B)        18,485


   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                                                                     NINE MONTHS ENDED JULY 31, 1998
                                                         --------------------------------------------------------
                                                               HISTORICAL           PRO FORMA
                                                         ----------------------    ACQUISITION       PRO FORMA
                                                            NCI         AHI        ADJUSTMENTS       COMBINED
                                                         ----------  ----------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenue................................................  $  422,219  $  195,695  $     --         $   617,914
Cost of sales..........................................     309,452     153,306        --             462,758(C)
                                                         ----------  ----------  ---------------  ---------------
Gross profit...........................................     112,767      42,389        --             155,156

Operating expenses.....................................      64,084      19,458        4,913(D)        86,602(C)
                                                                                      (1,853)(D)
Nonrecurring acquisition expenses......................       2,060      --            --               2,060
                                                         ----------  ----------  ---------------  ---------------
Income from operations.................................      46,623      22,931       (3,060)          66,494

Equity income in DOUBLECOTE............................      --              14        --                  14
Nonrecurring gain......................................      --           3,284        --               3,284
Interest expense.......................................     (10,307)     --          (21,025)(E)      (32,414)
                                                                                      (1,082)(E)

Other income...........................................       2,424         761         (695)(F)        2,490
                                                         ----------  ----------  ---------------  ---------------

Income (loss) before taxes.............................      38,740      26,990      (25,862)          39,868
Provision for income taxes.............................      15,194       9,763       (7,751)(G)       17,206
                                                         ----------  ----------  ---------------  ---------------
Net income.............................................  $   23,546  $   17,227  $   (18,111)     $    22,662
                                                         ----------  ----------  ---------------  ---------------
                                                         ----------  ----------  ---------------  ---------------

Net income per share:
  Basic................................................  $     1.39      --            --         $      1.27
                                                         ----------                               ---------------
                                                         ----------                               ---------------
  Diluted..............................................  $     1.31      --            --         $      1.20
                                                         ----------                               ---------------
                                                         ----------                               ---------------
Weighted average number of common shares:
  Basic................................................      16,930      --              933(B)        17,863
  Diluted..............................................      17,965      --              933(B)        18,898


   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME


                                                                    TWELVE MONTHS ENDED JULY 31, 1998
                                                         --------------------------------------------------------
                                                               HISTORICAL           PRO FORMA
                                                         ----------------------    ACQUISITION       PRO FORMA
                                                            NCI         AHI        ADJUSTMENTS       COMBINED
                                                         ----------  ----------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenue................................................  $  542,974  $  306,074  $     --         $   849,048
Cost of sales..........................................     397,741     238,502        --             636,243(C)
                                                         ----------  ----------  ---------------  ---------------
Gross profit...........................................     145,233      67,572        --             212,805
Operating expenses.....................................      82,217      29,011        7,369(D)       115,703(C)
                                                                                      (2,894)(D)
Nonrecurring acquisition expenses......................       2,060      --            --               2,060
                                                         ----------  ----------  ---------------  ---------------
Income from operations.................................      60,956      38,561       (4,475)          95,042

Equity income in DOUBLECOTE............................      --               7        --                   7
Nonrecurring gain......................................      --           3,284        --               3,284
Interest expense.......................................     (10,345)     --          (31,538)(E)      (43,506)
                                                                                      (1,623)(E)

Other income...........................................       3,172       1,648       (1,043)(F)        3,777
                                                         ----------  ----------  ---------------  ---------------
Income (loss) before taxes.............................      53,783      43,500      (38,679)          58,604
Provision for income taxes.............................      20,655      16,467      (11,585)(G)       25,537
                                                         ----------  ----------  ---------------  ---------------
Net income.............................................  $   33,128  $   27,033  $   (27,094)     $    33,067
                                                         ----------  ----------  ---------------  ---------------
                                                         ----------  ----------  ---------------  ---------------
Net income per share:
  Basic................................................  $     1.98      --            --         $      1.86
                                                         ----------                               ---------------
                                                         ----------                               ---------------
  Diluted..............................................  $     1.87      --            --         $      1.76
                                                         ----------                               ---------------
                                                         ----------                               ---------------
Weighted average number of common shares:
  Basic................................................      16,756      --            1,050(B)        17,806
  Diluted..............................................      17,778      --            1,050(B)        18,828


   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS


(A) BASIS OF PRESENTATION--The Unaudited Pro Forma Condensed Combined Financial Statements are presented to give pro forma effect to the acquisition of Amatek Holdings, Inc. and Subsidiaries (AHI).



    The purchase method of accounting has been used in preparing the Unaudited Pro Forma Condensed Combined Financial Statements of NCI Building Systems, Inc. (the Company) with respect to the acquisition of AHI. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended July 31, 1998 and fiscal year ended October 31, 1997 combine the results of operations for the Company's nine months ended July 31, 1998 and fiscal year ended October 31, 1997 with AHI's results for the six months ended March 31, 1998 and fiscal year ended December 31, 1997, respectively. The Unaudited Pro Forma Condensed Combined Statement of Income for the 12 months ended July 31, 1998 combines the results of operations for the Company's 12 months ended July 31, 1998 with AHI's results for the nine months ended March 31, 1998. AHI's results of operations for the three months ended March 31, 1998 have been restated to reflect adjustments to revenues and cost of sales of $2.7 million (related to customer credit memos) and $1.0 million (related to an inventory write-off of scrap metal), respectively, which were taken by AHI in April 1998. The Unaudited Pro Forma Condensed Combined Statements of Income give effect to the AHI acquisition as if it had occurred on November 1, 1996. Purchase accounting values have been assigned on a preliminary basis and will be adjusted upon the completion of a valuation study. Management does not expect such adjustments to be material.



    Due to the different fiscal year ends of the Company and AHI as discussed above, AHI's results of operations for the three months ended December 31, 1997 are included in both the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended July 31, 1998 and fiscal year ended October 31, 1997, and AHI's results of operations for the month ended April 30, 1998 are excluded from the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended July 31, 1998 and the 12 months ended July 31, 1998. AHI's revenues and net income for the three months ended December 31, 1997 were $111.5 million and $13.6 million, respectively, which includes a nonrecurring pre-tax gain of $3.3 million from insurance recoveries related to a plant fire. AHI's revenues and net loss for the month ended April 30, 1998 were $37.2 million and $4.0 million, respectively, which net loss includes a nonrecurring pre-tax charge related to the acquisition of $8.6 million for payments to certain AHI management required due to change in control of AHI.



    In June 1998, the Company's Board of Directors approved a two-for-one split of the Common Stock effective for stockholders of record on July 8, 1998. Share and per share amounts have been restated to reflect the stock split.



(B) To reflect the purchase of AHI for consideration of $550.0 million in cash plus 1,400,000 shares of Company common stock valued at $32.2 million issued to AHI employees to replace the management incentive plan in place at AHI. In addition, there are estimated to be $17.8 million in transaction costs. Goodwill has been preliminarily calculated as follows:



Purchase Price:
  Cash................................................  $  550,000
  Equity issued.......................................      32,200
Estimated transaction costs...........................      17,800
Less: Net assets acquired.............................     207,000
                                                        ----------
Goodwill..............................................  $  393,000

                           NCI BUILDING SYSTEMS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                   COMBINED FINANCIAL STATEMENTS (CONTINUED)


(C) Anticipated synergies and cost savings resulting from internal rather than third party coating of NCI products, plant consolidations, sales and marketing consolidation, purchasing efficiencies and administrative cost savings and efficiencies of approximately $15 million annually have not been reflected in the above Unaudited Pro Forma Condensed Combined Financial Statements.



(D) To record additional amortization expense associated with the goodwill generated from the AHI acquisition (assigned useful life of 40 years), offset by elimination of a management incentive charge incurred by AHI on a historical basis.



(E) To record additional interest expense and amortization of debt issuance costs related to debt incurred in connection with the acquisition of AHI.



(F) To eliminate daily cash investment interest income for the portion of the Company's excess cash utilized for the acquisition.



(G) To record the tax effect on the pro forma adjustments.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


THE COMPANY/NCI



    The selected historical consolidated financial information presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1997, is derived from NCI's audited consolidated financial statements. The selected historical consolidated financial information for, and as of the end of, the nine months ended July 31, 1997 and 1998, is derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited results of operations for, and as of the end of, the nine months ended July 31, 1997 and 1998, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited consolidated results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. The following financial information should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's/NCI's consolidated historical financial statements and notes thereto included elsewhere in this Prospectus.



                                             NINE MONTHS
            YEAR ENDED OCTOBER 31,          ENDED JULY 31,
    --------------------------------------  --------------
     1993    1994    1995    1996    1997    1997    1998
    ------  ------  ------  ------  ------  ------  ------
             (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT
  OF
  INCOME
  DATA:
Sales... $134.5 $167.8 $234.2 $332.9 $407.7 $287.0  $422.2
Cost
  of
  sales...   99.8  124.1  169.8  241.4  299.4  211.1  309.4
    ------  ------  ------  ------  ------  ------  ------
Gross
profit...   34.7   43.6   64.4   91.5  108.3   75.9  112.8
Operating
expenses...   25.1   28.2   38.1   53.1   66.0   47.9   64.1
Nonrecurring
 acquisition
 expenses(1)...   --   --   --   --   --      --       2.1
    ------  ------  ------  ------  ------  ------  ------
Income
  from
  operations...    9.6   15.4   26.3   38.4   42.3   28.0   46.6
Interest
expense...    0.2    0.1    0.1    0.1    0.2    0.1   10.3
Other
income...    0.4    0.7    0.8    1.6    2.0    1.2    2.4
    ------  ------  ------  ------  ------  ------  ------
Income
before
income
taxes...    9.8   16.0   27.0   39.9   44.1   29.1    38.7
Provision
  for
  income
 taxes...    3.5    5.7   10.0   15.1   16.2   10.8   15.2
    ------  ------  ------  ------  ------  ------  ------
Net
income... $  6.3 $ 10.3 $ 17.0 $ 24.8 $ 27.9 $ 18.3 $ 23.5
    ------  ------  ------  ------  ------  ------  ------
    ------  ------  ------  ------  ------  ------  ------
Net
income
  per
share:
  Basic... $ 0.52 $ 0.82 $ 1.36 $ 1.60 $ 1.73 $ 1.14 $ 1.39
    ------  ------  ------  ------  ------  ------  ------
    ------  ------  ------  ------  ------  ------  ------
  Diluted... $ 0.48 $ 0.77 $ 1.26 $ 1.51 $ 1.64 $ 1.08 $ 1.31
    ------  ------  ------  ------  ------  ------  ------
    ------  ------  ------  ------  ------  ------  ------
Weighted
 average
  number
  of
  common
 shares:
  Basic...   12.2   12.4   12.5   15.5   16.1   16.1   16.9
  Diluted...   13.2   13.4   13.5   16.5   17.1   17.0   18.0

OTHER
FINANCIAL
  DATA:
EBITDA... $ 11.6 $ 18.3 $ 30.3 $ 45.8 $ 52.2 $ 35.1 $ 60.1
Capital
expenditures...    8.2    5.9    5.8   10.3   11.3    5.4    7.4

BALANCE
  SHEET
  DATA
  (AT
  END
  OF
  PERIOD):
Working
capital... $ 15.5 $ 16.9 $ 31.7 $ 52.0 $ 76.7 $ 67.9 $ 68.8
Property,
  plant
  and
  equipment,
  net...   16.1   22.2   25.6   42.8   51.2   46.9   166.0
Total
assets...   46.7   63.4   83.1  158.3  196.3  185.9  809.6
Total
debt...    2.2    0.4    0.4    1.8    1.7     1.8   500.1
Shareholders'
  equity...   28.7   39.7   57.7  116.2  147.8  137.4  209.5


------------------------


(1) Nonrecurring acquisition expenses in the third quarter of fiscal 1998 for severance and relocation expenses related to the consolidation of components sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of product lines.

MBCI

    The selected historical consolidated financial information presented below for, and as of the end of, each of the three years in the period ended December 31, 1997, is derived from the audited consolidated financial statements of Amatek. The selected historical consolidated financial information for, and as of the end of, (i) the two years ended December 31, 1994, and (ii) the three months ended March 31, 1997 and 1998, is derived from the unaudited consolidated financial statements of Amatek. In the opinion of management, the unaudited results of operations for the three months ended March 31, 1997 and 1998, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. The following financial information should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations of MBCI" and Amatek's historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                             THREE MONTHS
                                             ENDED MARCH
           YEAR ENDED DECEMBER 31,               31,
    --------------------------------------  --------------
     1993    1994    1995    1996    1997    1997    1998
    ------  ------  ------  ------  ------  ------  ------
                        (IN MILLIONS)
STATEMENT
  OF
  INCOME
  DATA:
Sales... $226.5 $279.8 $315.7 $362.9 $408.0 $ 82.5  $ 84.2
Cost
  of
  sales...  170.8  209.4  234.0  271.3  312.4   63.9   68.9
    ------  ------  ------  ------  ------  ------  ------
Gross
profit...   55.7   70.4   81.7   91.6   95.6   18.6   15.3
Operating
expenses...   20.7   24.8   24.9   29.7   36.7    8.5    9.6
    ------  ------  ------  ------  ------  ------  ------
Income
  from
  operations...   35.0   45.6   56.8   61.9   58.9   10.1    5.7
Interest
 income,
  net...    0.1    0.7    1.4    1.9    2.0    0.3     0.3
Unusual/nonrecurring
  gain(1)...    0.0    0.0    0.0    0.0    3.3    0.0    0.0
Other
income
(expense)...    0.0    0.0   (1.3)   (0.3)    0.1   (0.2)   (0.2)
    ------  ------  ------  ------  ------  ------  ------
Income
before
income
taxes...   35.1   46.3   56.9   63.5   64.3   10.2     5.8
Provisions
 (benefit)
  for
  income
  taxes...   14.5   20.5   23.0   24.9   24.6    4.1    2.2
    ------  ------  ------  ------  ------  ------  ------
Net
income... $ 20.6 $ 25.8 $ 33.9 $ 38.6 $ 39.7 $  6.1 $  3.6
    ------  ------  ------  ------  ------  ------  ------
    ------  ------  ------  ------  ------  ------  ------
OTHER
FINANCIAL
  DATA:
EBITDA... $ 38.3 $ 49.9 $ 61.0 $ 69.0 $ 71.2 $ 11.8 $  9.3
Capital
expenditures...    5.2   13.1   12.5   21.1   27.2    5.8    1.6

BALANCE
  SHEET
  DATA
  (AT
  END
  OF
  PERIOD):
Working
capital... $ 20.4 $ 27.0 $ 28.0 $ 35.0 $ 72.3 $ 52.0 $ 76.1
Property,
  plant
  and
  equipment,
  net...   44.9   54.7   63.2   84.7  104.1   89.0   104.0
Total
assets...   96.6  137.8  166.9  220.5  249.8  210.7  243.2
Total
debt...    0.0    0.0    0.0    0.0    0.0     0.0     0.0
Stockholder's
  equity...   66.4   93.7  126.5  165.0  204.8  171.1  208.4


------------------------------


(1) Unusual/nonrecurring gain reflects insurance recoveries for fire damage to Lubbock, Texas plant in 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S/NCI'S AND AMATEK'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.



    The Company is one of North America's largest integrated manufacturers of metal products for the building industry, with 38 manufacturing and distribution facilities located in 18 states and Mexico. The Company sells metal components as well as complete, pre-engineered metal building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. The Company's consolidated results of operations for the nine months ended July 31, 1998 reflect NCI's operations prior to the MBCI Acquisition and combined NCI and MBCI operations for the third quarter of fiscal 1998. Following completion of the MBCI Acquisition, the Company immediately began integrating NCI's and MBCI's operations by eliminating overlapping costs and consolidating NCI's and MBCI's components operations, including sales and marketing functions. This consolidation has resulted in the closure of one plant and the reduction in operations at two other plants currently targeted for closure by the end of 1999. As a result of the MBCI Acquisition, the Company's product mix has shifted from metal building systems to metal components with components sales constituting two-thirds of sales in the third quarter of fiscal 1998 as compared to one-third of sales in the third quarter of fiscal 1997.



RESULTS OF OPERATIONS OF THE COMPANY/NCI


    Prior to the MBCI Acquisition, NCI designed, manufactured and marketed pre-engineered metal building systems, self-storage buildings, overhead doors, metal home framing systems and various metal components for metal buildings for commercial, industrial, agricultural, governmental, community service and residential uses. NCI marketed these products nationwide both through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names, including "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "NCI Building Components," "All American Systems," "Steel Systems," "DBCI" and "Mesco."

    The following table presents, as a percentage of sales, certain selected consolidated financial data of NCI for the periods indicated:


                                                                                   NINE MONTHS
                                                              YEAR ENDED OCTOBER      ENDED
                                                                      31,            JULY 31,
                                                              -------------------  ------------
                                                              1995   1996   1997   1997   1998
                                                              -----  -----  -----  -----  -----
Sales.......................................................  100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...............................................   72.5   72.5   73.4   73.6   73.3
                                                              -----  -----  -----  -----  -----
Gross profit................................................   27.5   27.5   26.6   26.4   26.7
Operating expenses..........................................   16.3   16.0   16.3   16.7   15.2
Nonrecurring acquisition expenses...........................    0.0    0.0    0.0    0.0    0.5
                                                              -----  -----  -----  -----  -----
Income from operations......................................   11.2   11.5   10.3    9.7   11.0
Interest expense............................................    0.0    0.0    0.0    0.0    2.4
Other income................................................    0.4    0.5    0.5    0.4    0.6
                                                              -----  -----  -----  -----  -----
Income before income taxes..................................   11.6   12.0   10.8   10.1    9.2
Provision for income taxes..................................    4.3    4.5    4.0    3.7    3.6
                                                              -----  -----  -----  -----  -----
Net income..................................................    7.3%   7.5%   6.8%   6.4%   5.6%
                                                              -----  -----  -----  -----  -----
                                                              -----  -----  -----  -----  -----



NINE MONTHS ENDED JULY 31, 1998 COMPARED TO NINE MONTHS ENDED JULY 31, 1997



    Sales for the nine months ended July 31, 1998 increased by $135.2 million, or 47%, over the same period a year ago. The MBCI Acquisition accounted for substantially all of this increase. The Company believes that sales for the nine-month period without the inclusion of MBCI would have increased by approximately 6%.



    Gross profit for the nine-month period increased by $36.9 million, or 49%, compared to the same period a year ago. As a percentage of sales, gross profit was 26.7% in the nine-month period in fiscal 1998 compared to 26.4% in the same period in the prior year. This increase in gross profit percentage resulted from slightly lower raw material costs in the current period, improved plant utilization and better cost controls, which improved plant efficiencies.



    Operating expenses increased by $16.2 million, or 34%, for the nine months ended July 31, 1998, compared to the same period last year. The dollar increase was primarily due to the inclusion of MBCI for the third quarter of fiscal 1998. As a percentage of sales, operating expenses were 15.2% and 16.7%, respectively, for the nine-month periods ended July 31, 1998 and 1997. The decrease as a percentage of sales resulted from the absence of engineering and drafting costs in MBCI's operations (which are exclusively components operations), which lowered the overall cost of engineering and drafting from 3.4% of sales in the nine months ended July 31, 1997 to 2.6% in the nine months ended July 31, 1998. The remainder of this improvement resulted primarily from the consolidation in the third quarter of fiscal 1998 of the sales and marketing functions in components sales for both NCI and MBCI and the elimination of some overlapping costs.



    Nonrecurring acquisition expenses of $2.1 million in the third quarter of fiscal 1998 represented the one-time cost of severance and relocation expenses related to the consolidation of components sales and marketing functions, estimated costs associated with announced plant closures and consolidations and costs associated with the integration of product lines.



    Interest expense increased to $10.3 million for the nine months ended July 31, 1998 compared to $125,000 in the fiscal 1997 period. As discussed above, this increase resulted from borrowings of $540.0 million on May 4, 1998 to finance the MBCI Acquisition. The Company had outstanding total debt of $500.1 million at July 31, 1998.



    Income before income taxes increased by $9.7 million, or 33%. Income before income taxes increased at a slower rate than sales due to the increase in interest expense, amortization of goodwill expense and nonrecurring acquisition expenses recognized in the third quarter of fiscal 1998.



    Provision for income taxes increased by 41% in the nine-month period ended July 31, 1998, reflecting an effective tax rate of 39.2% compared to an effective tax rate of 37.1% in the nine-month period ended July 31, 1997. The increase in effective tax rate was due to the nondeductible amortization of $2.5 million of goodwill expense associated with the MBCI Acquisition.


FISCAL 1997 COMPARED TO FISCAL 1996

    Sales in fiscal 1997 increased by $74.9 million, or 22%, compared to fiscal 1996. The acquisition of the facilities of Carlisle Engineered Metals ("ECI") in February 1997 and the inclusion of Mesco Metal Buildings Division ("Mesco") for the whole fiscal year 1997 accounted for approximately $23 million of this increase. The remaining increase of approximately $50 million, or 15%, resulted from growth of sales in NCI's door division due to geographic expansion, building systems sales growth due to increased builder recruitment and a full year's operation of NCI's Atwater plant and growth in NCI's components division.


    Gross profit increased by $16.8 million, or 18%, compared to fiscal 1996. Gross profit dollars increased at a slower rate than sales due to price competition earlier in the year, bad weather in the first half of 1997, which impacted plant efficiencies, and slightly higher raw material costs. In addition, growth in the component and door sales, which have lower gross margins than building systems, impacted gross profit. As a result, the gross profit percentage in 1997 declined from 27.5% to 26.6%.

    Operating expenses increased by $13.0 million, or 24%, compared to fiscal 1996. These expenses increased at a slightly higher rate than sales due to the additional expenses resulting from the acquisition of ECI, additional sales expense to support the marketing of steel frame housing and continued geographic expansion of NCI's sales and marketing effort.


    Interest expense increased $55,000 in fiscal 1997 as a result of the $1.5 million debenture issued in April 1996 being outstanding all of 1997. Other income, which consists primarily of interest income, increased by $413,000 in fiscal 1997. This increase was the result of a higher level of cash invested during the year.


    Provision for income taxes increased by 8% in fiscal 1997 and decreased as a percent of sales from 4.5% in fiscal 1996 to 4.0% in fiscal 1997. During the year, NCI changed the corporate structure of certain operating units which reduced the amount of state income paid by these units.

FISCAL 1996 COMPARED TO FISCAL 1995

    Sales in fiscal 1996 increased by $98.7 million, or 42%, compared to fiscal 1995. The acquisitions of Doors and Buildings Components, Inc. ("DBCI") in November 1995 and Mesco from Anderson Industries, Inc. in April 1996 accounted for $58.7 million of this increase. Excluding the fiscal 1996 sales of these two acquisitions, sales increased in fiscal 1996 by 17% compared to the prior year. This growth resulted from increased market penetration by NCI in the metal building market, expansion into the western United States with the opening of a new plant in California and growth of NCI's components division.


    Gross profit increased in fiscal 1996 by $27.1 million, or 42%, compared to fiscal 1995. This increase was in line with the increase in sales experienced for the year. Gross profit percentage of 27.5% was the same as the margin achieved in fiscal 1995. Slight increases in raw material costs during the year were offset by spreading fixed manufacturing costs over a higher sales base.


    Operating expenses increased $15.0 million, or 39%, compared to fiscal 1995. Selling, general and administrative expenses increased slightly faster than sales due to the establishment of a west coast sales function to support the new plant location and additional expenses resulting from the two acquisitions made in fiscal 1996. Engineering expenses as a component of operating expenses increased at a slower rate than sales due to increased sales of products which require less engineering effort such as DBCI products and components.

    Interest expense increased by $52,000 as a result of the issuance of a $1.5 million subordinated debenture in connection with the acquisition of Mesco. Other income, which consists primarily of interest income, increased by $764,000 in fiscal 1996 compared to fiscal 1995. This increase resulted primarily from the higher level of cash invested during the year and slightly higher average rates of return on invested cash.

    Provision for income taxes increased by 50.4% in fiscal 1996 and increased as a percent of sales from 4.3% to 4.5%. This increase was due to the increase in state income taxes in fiscal 1996 compared to the prior year.

RESULTS OF OPERATIONS OF MBCI

    Prior to the MBCI Acquisition, MBCI designed, manufactured, sold and distributed metal components for the building industry, including one of the widest selections of roofs, walls, fascia, mansard and various trim accessories for commercial, industrial, agricultural and residential construction uses. In addition, MBCI processed its own hot roll coil metal for use in metal components manufacturing, as well as processing hot roll coil and toll coating light gauge metal for use by other parties in the manufacture of metal components and numerous other products, including heating and air conditioning systems, water heaters, lighting fixtures and office furniture. MBCI marketed its products nationwide through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "Metal Coaters of Georgia," "Metal-Prep" and "DOUBLECOTE."

    The following table presents, as a percentage of sales, certain selected consolidated financial data of MBCI for the periods indicated:


                                                                                      THREE
                                                                                      MONTHS
                                                              YEAR ENDED DECEMBER     ENDED
                                                                      31,           MARCH 31,
                                                              -------------------  ------------
                                                              1995   1996   1997   1997   1998
                                                              -----  -----  -----  -----  -----
Sales.......................................................  100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...............................................   74.1   74.8   76.6   77.4   81.8
                                                              -----  -----  -----  -----  -----
Gross profit................................................   25.9   25.2   23.4   22.6   18.2
Operating expenses..........................................    7.9    8.2    9.0   10.4   11.4
                                                              -----  -----  -----  -----  -----
Income from operations......................................   18.0   17.1   14.5   12.2    6.8
Interest income, net........................................    0.4    0.5    0.5    0.3    0.3
Unusual/nonrecurring gain...................................    0.0    0.0    0.8    0.0    0.0
Other income (expense)......................................  (0.4)  (0.1)    0.0  (0.2)  (0.2)
                                                              -----  -----  -----  -----  -----
Income before income taxes..................................   18.0   17.5   15.8   12.3    6.9
Provision for income taxes..................................    7.2    6.9    6.0    5.0    2.6
                                                              -----  -----  -----  -----  -----
Net income..................................................   10.7%  10.6%   9.7%   7.4%   4.3%
                                                              -----  -----  -----  -----  -----
                                                              -----  -----  -----  -----  -----


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997


    Sales for the three months ended March 31, 1998 increased by $1.7 million, or 2%, from the same period in 1997. The additional revenues were attributable to increased metal building components and hot roll coil sales. Light gauge steel painting revenues declined 14% as major customers attempted to reduce inventories. The increase in revenues was offset by an aggregate of $2.7 million in credit memos written to customers in April 1998 to resolve invoices with questioned or disputed items. Sales for the three months ended March 31, 1998 have been restated to reflect this subsequent adjustment.



    Gross profit decreased by $3.3 million, or 18%, in the first quarter of 1998, and decreased as a percentage of sales from 22.6% for the same period in 1997 to 18.2%. This decrease in gross profit resulted primarily from the adjustment of $1.0 million resulting from an inventory write-off of partial metal coils in 1998. Cost of sales for the three months ended March 31, 1998 have been restated to reflect this subsequent inventory adjustment. The decrease in gross profit was also due to a change in product mix as higher margin steel painting decreased as a percentage of total sales.


    Operating expenses increased $1.1 million, or 12%, for the first three months of 1998 due to costs of opening new plants in the western United States in 1997. These expenses were not offset by related sales, since the new plants did not make a significant revenue contribution due to both the seasonality of the business and limited operations in the period.

    Other income decreased slightly in the first three months of 1998 due to losses in MBCI's DOUBLECOTE joint venture offset by interest income on advances to DOUBLECOTE.

1997 COMPARED TO 1996

    Sales in 1997 increased by $45.1 million, or 12%, as MBCI furthered its expansion into the western United States metal components market during the year, opening plants in Boise, Idaho, Salt Lake City, Utah, and Phoenix, Arizona. MBCI also expanded its architectural panel capacity in the Memphis, Tennessee plant. Total metal components sales rose by $33.5 million, or 11%. The largest increases came in commercial/industrial and agricultural products. Metal coating and painting sales increased by $11.5 million, or 19%, as MBCI increased its efforts to expand prepainted packaged coil sales. MBCI did not realize significant revenues from the new metal components plants during the year as markets were being developed.

    Gross profit increased by $4.1 million, or 4%, in 1997 compared to 1996. The gross margin percentage declined from 25.2% in 1996 to 23.4% in 1997, primarily because of competitive pressures in the metal components sector. The strength of the construction market encouraged competition to add capacity and attempt to expand market share with pricing. Metal coating and painting gross margins also declined due to a change in product mix. Prepainted coil package sales, which have lower gross margins than toll coil coating, increased as a percentage of total metal coating and painting sales.

    Operating expenses increased by $7.0 million, or 24%, in 1997 compared to 1996 due primarily to plant additions in Utah, Idaho and Arizona. This expansion into the western U.S. market required additional sales and management personnel and related administrative costs.

    In February 1997, the Lubbock, Texas metal components plant sustained major fire damage. The facility was rebuilt and resumed operations in July 1997. Insurance recoveries over cost basis resulted in a nonrecurring gain of $3.3 million. Other income increased by $387,000 in 1997 based on positive results in MBCI's DOUBLECOTE joint venture.

1996 COMPARED TO 1995

    MBCI's sales in 1996 increased by $47.1 million, or 15%, compared to 1995 with new facilities driving growth. Metal building construction did not experience the dynamic growth that occurred in 1995, but shipments remained strong. MBCI added a metal components plant in Adel, Georgia to service the growing southeast market, primarily commercial/industrial. MBCI's Atlanta facility, which had served the region before the addition of the Adel plant, continued to run at near capacity due to strong demand. In April 1996, MBCI purchased the operating assets of Steelco Metal Products ("Steelco"), a division of Alta Industries, Ltd. for approximately $22 million. This acquisition was the first step in expansion into the western U.S. market and provided a solid base for future growth. MBCI took advantage of Steelco's strong reputation and loyal customer base while improving efficiency through MBCI's aggressive, centralized management style. The Steelco acquisition added $21.7 million in sales of metal components in 1996. Metal coating and painting sales were at approximately the same level as 1995 with seasonal capacity limiting growth.

    Gross profit increased by $9.9 million, or 12%, in 1996 compared to 1995. Although competitive pricing in the metal components industry began to increase in the last half of 1996, MBCI maintained a gross margin percentage in excess of 25%.

    Operating expenses increased by $4.8 million, or 19%, in 1996 compared to 1995, with a majority of the increase being attributable to the new plant and the Steelco acquisition. As a percentage of sales, operating expenses increased from 7.9% in 1995 to 8.2% in 1996.

    Other expense, which consisted of MBCI's equity in the losses of its DOUBLECOTE joint venture, decreased by $1.0 million in 1996. This decrease was the result of improved results of operations at DOUBLECOTE.

QUARTERLY RESULTS

    The metal components and metal building systems businesses, as well as the construction industry in general, are seasonal in nature. Sales and shipments normally are lower in the first calendar quarter of each year compared to the other three quarters because of unfavorable weather conditions for construction (particularly in the northern United States) and typical business planning cycles affecting construction. This seasonality adversely affects the Company's results of operations for the first two fiscal quarters.

    The following table sets forth selected unaudited quarterly financial information for the Company/ NCI for the 1996 and 1997 fiscal years and the first three quarters of fiscal 1998:


                                                                        THREE MONTHS ENDED
                                --------------------------------------------------------------------------------------------------
                                             FISCAL 1996                             FISCAL 1997                   FISCAL 1998
                                -------------------------------------   -------------------------------------   ------------------
                                JAN. 31   APR. 30   JUL. 31   OCT. 31   JAN. 31   APR. 30   JUL. 31   OCT. 31   JAN. 31   APR. 30
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   --------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales.........................   $67.4     $72.1     $92.0    $101.4     $82.9     $91.7    $112.5    $120.8     $97.3     $ 95.3
Gross profit..................    17.4      19.5      25.5      29.1      22.4      23.7      29.8      32.5      25.4       26.6
Income before income taxes....     6.5       8.1      11.5      13.8       8.3       8.2      12.7      15.0       9.4       10.0
Net income....................     4.0       5.1       7.2       8.6       5.2       5.2       8.0       9.6       6.1        6.4
Net income per share--
  diluted.....................    0.27      0.30      0.43      0.52      0.31      0.31      0.47      0.56      0.35       0.37


                                JUL. 31
                                --------

Sales.........................   $229.5
Gross profit..................     60.7
Income before income taxes....     19.3
Net income....................     11.1
Net income per share--
  diluted.....................     0.58


    The following table sets forth selected unaudited quarterly financial information for MBCI for 1996, 1997 and the first quarter of 1998.


                                                                          THREE MONTHS ENDED
                                        ---------------------------------------------------------------------------------------
                                                        1996                                    1997                     1998
                                        -------------------------------------   -------------------------------------   -------
                                        MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31
                                        -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                             (IN MILLIONS)
Sales.................................   $69.1     $92.3    $102.3     $99.2     $82.5    $103.6    $110.4    $111.5     $84.2
Gross profit..........................    17.6      23.5      25.7      24.7      18.6      24.8      25.2      27.1      15.3
Income before income taxes............    12.0      17.3      17.5      16.6      10.2      16.2      16.9      21.1       5.8
Net income............................     7.4      10.9      10.4       9.8       6.1      10.0      10.1      13.5       3.6


LIQUIDITY AND CAPITAL RESOURCES


    The Company had cash and cash equivalents of $4.5 million at July 31, 1998, compared to $32.2 million at October 31, 1997. Working capital was $68.8 million at July 31, 1998 and $76.7 million at October 31, 1997.



    MBCI had cash and cash equivalents of $1.3 million at March 31, 1998, compared to $7.0 million at December 31, 1997. Working capital was $76.1 million at March 31, 1998 and $72.3 million at December 31, 1997.


CASH FLOW


    The Company has historically funded its operations with cash flow from operations, bank borrowings and the sale of Common Stock. Internal cash generation has been aided, in the opinion of management, by a compensation program under which bonuses are earned based on achieving specified return on assets goals. This program encourages management of the balance sheet as well as the income statement.



    The Company's net cash flow from operations increased to $51.6 million for the nine months ended July 31, 1998 compared to $22.6 million for the same nine-month period in 1997.



    NCI's net cash flow from operations increased to $24.5 million in fiscal 1997 from $28.6 million in fiscal 1996. MBCI's net cash flow from operations decreased to $11.6 million in 1997 from $44.2 million in 1996. The decrease was primarily the result of an $11.1 million increase in inventories, a $2.9 million increase in trade receivables and a $12.3 million decrease in accounts payable and accrued liabilities.



    Based on the current capitalization of the Company, it is expected future cash flow from operations and availability of alternative sources of financing should be sufficient to provide adequate liquidity for the foreseeable future. Liquidity in future periods will be dependent on internally generated cash flows, the ability to obtain adequate financing for capital expenditures and the amount of increased working capital necessary to support expected growth. There can be no assurance that liquidity would not be impacted by a severe decline in general economic conditions and higher interest rates which would affect the Company's ability to obtain external financing.

LONG-TERM DEBT


    On May 4, 1998, the Company acquired all of the outstanding capital stock of Amatek from BTR Australia Limited, a wholly owned subsidiary of BTR plc, for a purchase price of $600 million, including cash of $550 million and 1.4 million shares of Common Stock valued at $32.2 million. The Company financed the MBCI Acquisition by obtaining a new $600 million Senior Credit Facility from a syndicate of lenders. See "The MBCI Acquisition."



    In March 1998, the Company entered into the Senior Credit Facility with the lenders for the establishment of a $600 million credit facility. The Senior Credit Facility consists of (i) the Five-Year Revolver, a five-year revolving credit facility of up to $200 million, of which up to $20.0 million may be utilized in the form of commercial and standby letters of credit, (ii) the Term Loan, a five-year term loan facility in the principal amount of up to $200 million, and (iii) the 364-Day Revolver, a 364-day revolving credit facility of up to $200 million. In addition to funding the MBCI Acquisition, borrowings under the Senior Credit Facility may be used for working capital and other general corporate purposes. The initial funding of $140.0 million under the Five-Year Revolver, $200.0 million under the Term Loan and $200.0 million under the 364-Day Revolver occurred on May 4, 1998, the date on which the MBCI Acquisition was consummated (the "Acquisition Date"). Loans and letters of credit under the Five-Year Revolver will be available, and amounts repaid under the Five-Year Revolver may be reborrowed, at any time until July 1, 2003, subject to the fulfillment of certain conditions precedent, including the absence of default under the Senior Credit Facility. The Term Loan was fully drawn down as of the Acquisition Date, and amounts repaid under the Term Loan may not be reborrowed. The Company's obligations under the Senior Credit Facility are secured by the pledge of all capital stock, partnership interests and other equity interests of the Company's subsidiaries. All obligations under the Senior Credit Facility are also guaranteed by each of the Company's corporate subsidiaries and operating limited partnerships. The Senior Credit Facility contains customary financial and restrictive covenants with amounts and ratios negotiated between the Company and the lenders.



    The Senior Credit Facility provides for loans bearing interest, at the Company's option, as follows: (i) Base Rate loans, Base Rate plus a margin that ranges from 0% to 0.50%; and (ii) LIBOR loans, Adjusted LIBOR plus a margin that ranges from 0.75% to 2.00%. "Base Rate" is the higher of NationsBank, N.A.'s prime rate or the overnight Federal funds rate plus 0.5%, and "Adjusted LIBOR" is the applicable London interbank offered rate adjusted for reserves, if any. In each case, the margin is adjusted based on the Company's most recently determined ratio of funded debt to EBITDA (as defined in the Senior Credit Facility). The Senior Credit Facility currently bears interest at LIBOR plus 2.00%. The Company currently has an interest rate swap agreement in place, which limits the Company's variable interest rate exposure on the Term Loan. The agreement applies to the full principal amount of the Term Loan and caps interest on LIBOR loans at 5.89% plus the applicable LIBOR margin. In the third quarter of fiscal 1998, the Company's effective interest rate on variable rate loans was 7.7%. With the application of the net proceeds of the Offering to repay a portion of the 364-Day Revolver, the Company anticipates the LIBOR margin will decrease to 1.375% as a result of the matrix pricing.



    Loans under the Five-Year Revolver mature on July 1, 2003. Loans under the Term Loan are payable in successive quarterly installments beginning on October 31, 1998, in quarterly payments beginning with $7.5 million and gradually increasing to $12.5 million on the maturity date. The 364-Day Revolver is part of the Senior Credit Facility and matures on May 3, 1999. If the 364-Day Revolver is not repaid by the Company or extended by the lenders, the Company has the option to convert it to a three-year term note. Borrowings under the Senior Credit Facility may be prepaid and voluntary reductions of the unutilized portion of the Five-Year Revolver may be made at any time, in certain agreed upon minimum amounts, without premium or penalty but subject to LIBOR breakage costs. The Company is required to make mandatory prepayments on the Senior Credit Facility upon the occurrence of certain events, including the sale of assets and the issuance and sale of equity securities, in each case subject to certain exceptions.


    As of July 31, 1998, the Company had $498.4 million outstanding under the Senior Credit Facility. Total debt at July 31, 1998 also included $1.7 million, representing a convertible debenture issued in connection with the Mesco acquisition and an industrial revenue bond. The Senior Credit Facility requires the Company to use the estimated net proceeds of the offering to repay $76.2 million of the outstanding principal balance of the 364-Day Revolver. See "Use of Proceeds."


CAPITAL EXPENDITURES

    During fiscal 1997, NCI invested $11.3 million in capital additions, including a new plant built in Monterrey, Mexico at a cost of approximately $2.0 million and expansion of its plant in Ennis, Texas for approximately $1.0 million. The remainder was spent primarily at other plant locations to increase production capacity. All of these expenditures were paid from internally generated cash.

    During 1997, MBCI had capital expenditures of $27.2 million, including the construction of new plants ($5.0 million), the purchase of real property in Phoenix, Arizona ($5.3 million), the rebuilding of the Lubbock, Texas plant destroyed by fire ($4.8 million) and the expansion of the Memphis, Tennessee plant ($2.0 million).


    For the nine months ended July 31, 1998, the Company invested $7.4 million in capital additions for plant expansion and the development of new management information systems. In addition, on May 21, 1998, the Company purchased the plant and equipment of California Finished Metals, Inc. for $15.5 million in order to expand its metal coating and painting operations to the western U.S. The Company anticipates that capital expenditures for the remainder of 1998 will be $14.0 million, including expansion of several facilities and expenditures for two new plant locations expected to open in fiscal 1999. These projects, if not delayed or canceled, would require $15.0 million in capital spending above the amounts anticipated at the current time.



    Acquisitions of additional assets and businesses are expected to continue to be an important part of the Company's strategy for growth. The Company would, under certain circumstances, need to obtain additional debt and/or equity financing to fund such acquisitions.


INFLATION


    Inflation has not significantly affected the Company's financial position or operations. Metal building systems sales are affected more by the availability of funds for financing construction than interest rates. No assurance can be given that inflation or interest rates will not fluctuate significantly, either or both of which could have an adverse effect on the Company's operations.


ACCOUNTING STANDARDS

    During the first quarter of fiscal 1998, NCI adopted Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997. Prior period net income per share amounts have been restated to conform with Statement No. 128.


    During the third quarter of fiscal 1998, the Company adopted FASB Statement No. 130, Comprehensive Income, which is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of Statement No. 130 had no impact on the Company's financial statements.


    In June 1997, the FASB issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, which is effective for the Company's fiscal year ending October 31, 1999. The Company is evaluating the segments that will be reported under Statement No. 131.

IMPACT OF THE YEAR 2000 ISSUE

    The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


    The Company has conducted a review of its computer systems to identify the systems that could be affected by the year 2000 issue and is attempting to ensure that its management information systems and computer software are year 2000 compliant. This review is part of the Company's overall upgrade of its MIS, which is currently in progress and includes the installation of new systems. As a result, the Company has no separate budget for year 2000 compliance. Expenses relating to reviewing and assessing systems are included in historical operating expenses as part of management information expenses and have not been separately identified. Management expects the upgrade to be completed with respect to a substantial majority of the Company's operations by the end of 1998 and that the upgrade for the remaining operating divisions will be completed in the first six months of 1999. Management believes that with installation of the new systems, conversion to new software and modifications to existing software, the year 2000 issue will pose no significant operational problems for the Company's MIS. The Company expects to complete all new installations, conversions and necessary systems modifications and conversions by mid-1999. There can be no assurance, however, that the Company will be able to install and maintain year 2000 compliant MIS and software.



    The Company is currently discussing with its vendors and customers the possibility of any year 2000 interface difficulties that may affect the Company. The ability of third parties with whom the Company transacts business to address adequately their year 2000 issue is, however, outside the Company's control.



    To date, the Company has not identified any information technology assets under the control of the Company that present a material risk of not being year 2000 ready or for which a suitable alternative cannot be implemented or is not being implemented. The Company does not have a contingency plan with respect to the year 2000 issue if the MIS upgrade is not completed or is delayed beyond the end of 1999. The failure of the Company to address adequately, and in a timely manner, the year 2000 issue, including ensuring that the Company's MIS and software are year 2000 compliant, could have a material adverse effect on the Company's business, results of operations and financial condition. As the Company's MIS upgrade is implemented, the Company may identify assets that present a risk of a year 2000-related disruption. It is also possible that such a disruption could have a material adverse effect on the Company's business financial condition and results of operations. In addition, if any third parties who provide goods or services that are critical to the Company's business activities fail to appropriately address their year 2000 issues, there could be a material adverse effect on the Company's business, results of operations and financial condition.

                               INDUSTRY OVERVIEW

    The building industry encompasses a broad range of metal products, principally composed of steel, sold through a variety of distribution channels for use in diverse applications. These metal products include metal components and complete metal building systems.

METAL COMPONENTS

    Manufacturers of metal components for the building industry supply pre-formed components, including roof and wall panels, doors, partitions, related trim, accessories and other metal components used in metal building systems and other repair, retrofit and new construction applications for commercial, industrial, agricultural and residential uses. Metal components are used in a wide variety of construction applications, including purlins and girts, roofing, walls, doors, trim and other parts of traditional commercial, industrial, agricultural and residential buildings as well as in architectural applications and complete metal building systems. Management estimates the metal components market (including roofing applications) to be a multi-billion dollar market, although market data is limited. Metal components are used to a greater extent in repair and retrofit applications than in new construction of metal building systems and, therefore, management believes that the metal components business exhibits less cyclicality than the metal building systems business. Management believes that metal products have gained and continue to gain a greater share of new construction and repair and retrofit markets due to increasing acceptance and recognition of the benefits of metal products in building applications.

    Metal roofing accounts for a significant portion of the overall metal components market, but a relatively small percentage (approximately 5%) of the large commercial roofing market estimated at over $20 billion annually. As a result, management believes that significant opportunities exist for metal roofing, with its advantages over conventional roofing materials, to increase its overall share of this market. Metal roofing systems have several advantages over conventional roofing systems, including the following:

    - LOWER LIFECYCLE COST. The total cost over the life of metal roofing systems is lower than that of conventional roofing systems for both new construction and retrofit roofing. For new construction, the cost of installing metal roofing is greater than the cost of conventional roofing. Yet, the longer life and lower maintenance costs of metal roofing make the cost more attractive. For retrofit roofing, although installation costs are 60-70% higher for metal roofing due to the need for a sloping support system, the lower ongoing costs more than offset the initial expenditure.

    - INCREASED LONGEVITY. Metal roofing systems generally last for 20 years without requiring major maintenance or replacement, compared to five to ten years for conventional roofs. The cost of leaks and roof failures associated with conventional roofing can be very high, including damage to building interiors and disruption of the functional usefulness of the building. Metal roofing prolongs the intervals between costly and time-consuming repair work.

    - ATTRACTIVE AESTHETICS AND DESIGN FLEXIBILITY. Metal roofing systems allow architects and builders to integrate colors and geometric design into the roofing of new and existing buildings, providing an increasingly fashionable means of enhancing a building's aesthetics. Conventional roofing material is generally tar paper or a gravel surface, and building designers tend to conceal roofs made with such materials.

METAL BUILDING SYSTEMS

    Metal building systems consist of pre-engineered structural beams and panels that are welded and roll formed in a factory and shipped to a construction site complete and ready for assembly. Metal building systems manufacturers design an integrated system that meets applicable building code requirements. These systems consist of primary structural framing, secondary structural members (i.e., purlins and girts) and covering for roofs and walls. Over the last fifteen years, metal building systems have significantly increased penetration of the market for non-residential low rise structures and are being used in a broad variety of other applications. According to the Metal Building Manufacturers Association ("MBMA"), reported sales of metal building systems have increased from approximately $1.5 billion in 1993 to $2.5 billion in 1997. The Company believes this increase has resulted primarily from (i) the significant cost advantages offered by these systems, (ii) increased architectural acceptance of metal building systems for construction of commercial and industrial building projects, (iii) advances in design versatility and production processes and (iv) a strong general economic environment. The Company believes the cost of a metal building system generally represents approximately 15-20% of the total cost of constructing a building, which includes land cost, labor, plumbing, electrical, heating and air conditioning systems installation and interior finish. Technological advances in products and materials, as well as significant improvements in engineering and design techniques, have led to the development of structural systems that are compatible with more traditional construction materials. Architects and designers now often combine a metal building system with masonry, glass and wood exterior facades in order to meet the aesthetic requirements of customers while preserving the inherent characteristics of metal building systems. As a result, the uses for metal building systems now include office buildings, showrooms, retail stores, banks, schools, warehouses, factories and distribution centers, government and community centers for which aesthetics and architectural features are important considerations of the end users.

    In its marketing efforts, the Company and other major manufacturers generally emphasize the following characteristics of metal building systems to distinguish them from other methods of construction:

    - SHORTER CONSTRUCTION TIME. In many instances, it takes less time to construct a metal building than other building types. In addition, since most of the work is done in the factory, the likelihood of weather interruptions is reduced.

    - MORE EFFICIENT MATERIAL UTILIZATION. The larger metal building systems manufacturers use computer-aided analysis and design to fabricate structural members with high strength-to-weight ratios, minimizing raw materials costs.

    - LOWER CONSTRUCTION COSTS. The in-plant manufacture of metal building systems, coupled with automation, allows the substitution of less expensive factory labor for much of the skilled on-site construction labor otherwise required for traditional building methods.

    - GREATER EASE OF EXPANSION. Metal building systems can be modified quickly and economically before, during or after the building is completed to accommodate all types of expansion. Typically, a building system can be expanded by removing the end or side walls, erecting new framework and adding matching wall and roof panels.

    - LOWER MAINTENANCE COSTS. Unlike wood, metal will not deteriorate because of cracking, rot or insect damage. Furthermore, factory-applied roof and siding panel coatings resist cracking, peeling, chipping, chalking and fading.

CONSOLIDATION

    Over the last several years, there has been consolidation in the metal components and metal building systems industry, which includes a large number of small local and regional firms. Management believes that this industry will continue to consolidate, driven by the needs of manufacturers to increase manufacturing capacity, achieve greater process integration and add geographic diversity in order to meet customers' product and delivery needs, improve production efficiency and manage costs.

                                    BUSINESS

GENERAL


    The Company is one of North America's largest integrated manufacturers of metal products for the building industry, with 38 manufacturing and distribution facilities located in 18 states and Mexico. The Company sells metal components as well as complete, pre-engineered metal building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. Management believes that the Company's leading market positions and strong track record of growth and profitability have resulted from its focus on improving manufacturing efficiency, controlling overhead costs, developing new markets and successfully identifying and integrating strategic acquisitions. In May 1998, NCI acquired MBCI, thereby doubling its sales, becoming the largest domestic manufacturer of nonresidential metal components and significantly improving its product mix. On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales and income from operations were $849.0 million and $95.0 million, respectively, for the 12-month period ended July 31, 1998.



    METAL COMPONENTS. With a market share at least twice that of its largest competitor, the Company is the largest domestic supplier of metal components to the nonresidential building industry. The Company designs, manufactures, sells and distributes one of the widest selections of metal roof and wall systems, overhead doors, fascia, mansard and various trim accessories for commercial, industrial, architectural, agricultural and residential construction and repair and retrofit uses. The Company is also one of the largest independent providers of hot roll and light gauge metal coil coating and painting services and products. The Company coats and paints hot roll coil metal for use in its own metal components manufacturing, as well as processing hot roll coil metal and toll coating light gauge metal for use by third parties. The Company markets its metal components products and coating and painting services nationwide primarily through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "DBCI," "MBCI," "Metal Coaters of Georgia," "Metal-Prep," "DOUBLECOTE" and "Metal Coaters of California." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of metal components and coating and painting services were $584.9 million, or 68.9% of total sales, for the 12-month period ended July 31, 1998.



    PRE-ENGINEERED METAL BUILDING SYSTEMS. NCI is one of the largest domestic suppliers of pre-engineered metal building systems. The Company designs, manufactures and markets pre-engineered metal building systems, self-storage building systems and metal home framing systems for commercial, industrial, agricultural, governmental, community service and residential uses. The Company markets these systems nationwide through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names, including "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "All American Systems," "Steel Systems" and "Mesco." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of pre-engineered metal building systems were $264.1 million, or 31.1% of total sales, for the 12-month period ended July 31, 1998.


    Prior to their combination, NCI and MBCI both demonstrated strong growth in sales and income from operations. NCI has achieved five-year compound annual growth rates of 38.9% and 49.6%, respectively, in sales and income from operations. MBCI has achieved five-year compound annual growth rates of 15.3% and 16.2%, respectively, in sales and income from operations.

COMPANY STRENGTHS

    The Company believes that the combined NCI and MBCI operations will be able to continue to grow sales income from operations, net income and net income per share by capitalizing on the following strengths:

        LEADING MARKET POSITIONS AND SCALE OF OPERATIONS. The Company is the largest manufacturer of metal components for the nonresidential building industry and one of the largest suppliers of pre-engineered metal building systems in the United States. In addition, the Company is one of the largest independent providers of coated steel. As a result of its leading market positions and scale of operations, the Company has expanded its geographic scope to meet customer product and delivery needs, realized production efficiencies and improved its ability to attract builders and other customers.

        BALANCE BETWEEN NEW CONSTRUCTION AND REPAIR AND RETROFIT
    END-MARKETS. Prior to the MBCI Acquisition, NCI's business was focused primarily on pre-engineered metal building systems, demand for which is driven primarily by new building construction. The Company currently derives a majority of its sales and net income from metal components sales, which are used in a number of repair and retrofit applications as well as new construction. Management believes that the balance between these end markets reduces the impact on the Company of slowdowns in new construction activity and provides enhanced growth opportunities.


        LOW-COST SUPPLIER. The Company strives to be the low-cost supplier to its customers by maintaining low production and distribution costs. The Company's large scale manufacturing capabilities provide purchasing efficiencies and enhance productivity through the sharing of best practices between metal components and pre-engineered metal building systems operations. In addition, the Company's "hub and spoke" system of satellite manufacturing facilities places the locations for the manufacture of secondary structural framing and covering systems and final distribution closer to the customer, thereby reducing transportation costs and delivery times. The MBCI Acquisition also provided the Company with in-house coil painting and coating operations, a significant cost element in metal components manufacturing. The Company is shifting its coating needs from third-party providers to its own production, thereby increasing coating utilization and recapturing margin paid to third parties.


        BROAD PRODUCT LINES AND DIVERSE CUSTOMER BASE. The addition of MBCI's metal components operations, including metal coating and painting, to NCI's pre-engineered metal building systems has enabled the Company to become one of the largest integrated suppliers in the industry, offering a wider variety of products and services. In addition, the Company has a broad and diversified customer base with significant cross-selling opportunities. The Company's integrated and expanded product lines provide the Company with significant new marketing opportunities to increase sales to existing customers and obtain new customers by offering single-source metal building solutions to all of its customer base.

        NATIONWIDE COVERAGE. The MBCI Acquisition provides the Company with the opportunity to expand substantially its manufacturing, selling and distribution presence into new geographic markets. The Company's pre-engineered metal building systems facilities in the South, Southwest and West complement its metal components facilities nationwide. The addition of MBCI's metal components locations in the Northeast and Northwest provide the Company with access to new regional markets for the Company's pre-engineered metal building systems. Management believes that the Company's geographic diversity will limit the impact from an economic downturn in any particular region.


        EXPERIENCED MANAGEMENT TEAM. The Company's senior management team has an average of over 20 years of industry experience and has significantly increased its depth as a result of the MBCI Acquisition. The management teams of NCI and MBCI share similar business philosophies and historically have demonstrated an ability to grow sales and net income in times of strong, as well as adverse, economic conditions. Management attributes this ability to effectively marketing its products, strategically locating new manufacturing facilities, controlling expenses, maintaining flexibility in capital budgeting, reducing production and distribution costs and successfully completing and integrating acquisitions. In addition, the two management teams have successfully identified and completed nine acquisitions in the last five years. The Company's senior management team will own approximately 12.3% of the Common Stock after giving effect to the Offering.

BUSINESS STRATEGY

    The Company's management has developed business strategies to capitalize on the Company's strengths. The Company's primary business strategies include the following:

        PURSUE STRATEGIC GROWTH OPPORTUNITIES. Throughout its history, the Company has increased its sales and net income through a combination of selective acquisitions and internal growth. Since 1993, the Company has successfully acquired and integrated seven companies and is in the process of integrating MBCI and a subsequently acquired metal coating and painting operation. Management's disciplined acquisition strategy is focused on the identification of suppliers of metal products and services that can be relatively quickly assimilated into the Company's operations and that offer opportunities to expand the Company's product line, further vertically integrate its operations or broaden its geographic reach. In order to expand its geographic coverage and increase manufacturing capacity, the Company has also constructed nine new manufacturing facilities in the last five years and has formed four joint ventures to expand into new markets and to increase market penetration of existing markets.

        LEVERAGE EXISTING DISTRIBUTION CHANNELS TO INCREASE SALES OF METAL COMPONENTS. The Company seeks to penetrate further the metal components market, primarily for metal roofing and wall systems. Currently, the Company sells its products under well-recognized brand names through various distribution channels to a broad range of end users. These channels include, among others, (i) authorized builders, (ii) building materials manufacturers, distributors and retailers, (iii) roofing systems installers,
    (iv) contractors and end users and (v) builders of self-storage facilities. The Company plans to increase sales and net income by utilizing its multiple distribution channels to market its expanded range of metal components products to existing and new customers.

        CONTINUE TO ENHANCE FLEXIBLE, COST-EFFECTIVE PRODUCTION FACILITIES AND PROCESSES. The Company's commitment to providing its customers with quality products on a timely basis at competitive prices remains a key element of its business strategy. As a result, management is focused on continuous cost reduction including realization of opportunities to (i) aggressively manage the purchase of raw materials, (ii) further automate its manufacturing operations to reduce process costs and improve product quality and (iii) capitalize on the breadth of the Company's geographic coverage to provide customers with rapid delivery.

        INCREASE SALES OF PRE-ENGINEERED METAL BUILDING SYSTEMS IN NEW AND EXISTING GEOGRAPHIC MARKETS. The addition of MBCI's metal components locations nationwide provides the Company with an opportunity to expand sales of the Company's pre-engineered metal building systems in existing markets and provides access to new regional markets in the Northeast and Northwest. By utilizing MBCI's nationwide metal components manufacturing facilities as platforms for expansion, the Company is well positioned to increase sales of pre-engineered metal building systems in markets that previously had been difficult for NCI to serve on a cost-effective basis.

ACQUISITIONS AND JOINT VENTURES

    ACQUISITIONS. The following table describes NCI's and MBCI's combined acquisition activity since 1993:

                                                         PURCHASE
                                                           PRICE
SELLER                                 DATE ACQUIRED   (IN MILLIONS)      BUSINESS ACQUIRED            LOCATIONS
-------------------------------------  -------------  ---------------  ------------------------  ----------------------
Ellis Building Components, Inc.          Oct. 1994       $     4.9     Metal building systems    Tallapoosa, GA
                                                                       and metal components

Royal Metal Buildings, Inc.              Mar. 1995             0.9     Metal building systems    Hobbs, NM
                                                                       and metal components

Doors & Building Components, Inc.        Nov. 1995            14.7     Doors and interior metal  Douglasville, GA;
                                                                       components                Chandler, AZ

Carlisle Engineered Metals, Inc.         Mar. 1996             2.8     Metal components (West    Lodi, CA
                                                                       coast division)

Anderson Industries, Inc.                Apr. 1996            22.3     Metal building systems,   Southlake, TX;
                                                                       metal components, metal   Chester, SC
                                                                       roofs and components
                                                                       (Mesco division)

Alta Industries                          Apr. 1996            19.0     Metal components          Salt Lake City, UT;
                                                                       (Steelco division)        Boise, ID

Carlisle Engineered Metals, Inc.         Feb. 1997             6.2     Insulated panels and      Stratford, TX;
                                                                       metal components          Jemison, AL
                                                                       (division)

BTR plc                                  May 1998            600.0     Metal components and      Houston, TX
                                                                       metal coating and         headquarters and 21
                                                                       painting (MBCI)           other facilities in
                                                                                                 U.S.

Chicago Metallic Corporation             May 1998             15.0     Metal coating and         Rancho Cucamonga, CA
                                                                       painting (California
                                                                       Finished Metals)

    JOINT VENTURES.  The Company has also formed the following joint ventures:

                                        OPERATIONS      PERCENTAGE
JOINT VENTURE                              BEGUN         OWNERSHIP             BUSINESS                 LOCATION
-------------------------------------  -------------  ---------------  ------------------------  ----------------------
DOUBLECOTE, L.L.C.                       Apr. 1995             50%     Metal coating and         Jackson, MS
                                                                       painting

Metallic de Mexico, S.A. de C.V.         Nov. 1995             50%     Drafting and marketing    Monterrey, Mexico

Building Systems de Mexico, S.A. de      July 1997             51%     Primary structures for    Monterrey, Mexico
  C.V.                                                                 metal building systems

Midwest Metal Coating, L.L.C.               (1)                50%     Metal coating and         Granite City, IL
                                                                       painting

------------------------------

(1) Expected to commence operations in the first quarter of 1999.

PRODUCTS AND MARKETS

    The Company's product lines consist of metal components for the building industry and pre-engineered metal building systems. On an actual and pro forma basis, giving effect to the MBCI Acquisition, NCI's and the Company's sales, respectively, for the periods indicated attributable to these product lines were approximately as follows:

                                                                     YEAR ENDED OCTOBER 31,
                                 ----------------------------------------------------------------------------------------------
                                                                                                               PRO FORMA
                                          1995                    1996                    1997                    1997
                                 ----------------------  ----------------------  ----------------------  ----------------------
                                                                         (IN MILLIONS)
Metal components...............  $    60.3       25.8%   $   119.9       36.0%   $   161.2       39.5%   $   569.1       69.8%

Metal building systems.........      173.9       74.2        213.0       64.0        246.6       60.5        246.6       30.2
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----

    Total sales................  $   234.2      100.0%   $   332.9      100.0%   $   407.8      100.0%   $   815.7      100.0%
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----

    METAL COMPONENTS. The Company's metal components consist of individual components, including secondary structural framing, covering systems and associated metal trims, that are sold directly to contractors or end users for use in the building industry, including the construction of metal buildings. The Company also stocks and markets metal component parts for use in the maintenance and repair of existing buildings. Specific component products consist of end and side wall panels, roof panels, purlins, girts, partitions, header panels and related trim and screws. The Company believes it offers the widest selection of metal components in the building industry.

    Purlins and girts, which are medium gauge, roll formed steel components, are supplied to builders for secondary structural framing. The Company custom produces purlins and girts for its customers and offers the widest selection of sizes and profiles of purlins and girts in the United States. Covering systems, consisting of wall and roof panels, protect the rest of the structure and the contents of the building from the weather, while also contributing to the structural integrity of the building.

    The Company's metal roofing products are attractive and durable. The Company uses standing seam roof technology to replace traditional built-up and single-ply roofs as well as to provide a distinctive look to new construction. The Company manufactures and designs metal roofing systems for sales to regional metal building manufacturers, general contractors and subcontractors. The Company believes it has the broadest line of standing seam roofing products in the building industry. The Company has also developed and patented a retrofit metal panel, Retro-R-Registered Trademark-, that is used to replace wall and roof panels of metal buildings. Retro-R-Registered Trademark- can be installed over the top of existing metal panels to remodel or preserve a standing structure. Although metal roofing is somewhat more expensive than traditional roofing in upfront costs, its durability and low maintenance costs make metal roofing a lower cost roofing product after the first 10 years.

    The Company manufactures overhead doors and interior and exterior doors for use in metal and other buildings. The Company is one of the largest suppliers in the U.S. of roll-up doors to builders of self-storage facilities.

    The Company provides its own metal coating and painting products and services for use in component manufacturing. As a toll coater of hot roll steel coils, the Company also provides pre-painted hot roll coils to manufacturers of metal building systems and metal components. Either a customer provides coils through its own supply channels, which are processed by the Company, or the Company purchases hot roll coils and processes them for sale as a packaged product. The Company also pre-paints light gauge steel coils for steel mills, which supply the painted coils to various industrial users, including metal building systems and metal components manufacturers and manufacturers of lighting fixtures.

    The Company's metal coating and painting operations apply a variety of paint systems to metal coils. The process generally includes cleaning and painting the coil and slitting it to customer specifications. The

Company believes that pre-painted metal coils are a better quality product, environmentally cleaner and more cost-effective than painted metal products prepared in other manufacturers' in-house painting operations. Painted metal coils also offer manufacturers the opportunity to produce a broader and more aesthetically pleasing range of products.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. Pre-engineered metal building systems consist of pre-engineered structural beams and panels that are welded and roll formed in a factory and shipped to a construction site complete and ready for assembly. The Company designs an integrated metal building system that meets customer specifications and allows easy on-site assembly by the builder or independent contractor. Pre-engineered metal building systems typically consist of three systems:

    - PRIMARY STRUCTURAL FRAMING. Primary structural framing, fabricated from heavy-gauge steel, supports the secondary structural framing, roof, walls and all externally applied loads. Through the primary framing, the force of all applied loads is structurally transferred to the foundation.

    - SECONDARY STRUCTURAL FRAMING. Secondary structural framing consists of medium-gauge, roll-formed steel components called purlins and girts. Purlins are attached to the primary frame to support the roof. Girts are attached to the primary frame to support the walls. The secondary structural framing is designed to strengthen the primary structural framing and efficiently transfer applied loads from the roof and walls to the primary structural framing.

    - COVERING SYSTEMS. Covering systems consist of roof and wall panels. These panels not only lock out the weather but also contribute to the structural integrity of the overall building system. Roof and siding panels are fabricated from light-gauge, roll-formed steel. Accessory components complete the pre-engineered metal building system. These components include doors, windows, gutters and interior partitions.

            [ART--SIMPLIFIED STRUCTURE WITH BASIC SUBSYSTEMS SHOWN]

SALES, MARKETING AND CUSTOMERS


    METAL COMPONENTS. The Company sells metal components directly to regional manufacturers, contractors, subcontractors, distributors, lumberyards, cooperative buying groups and other customers under the brand names "Metal Building Components," "American Building Components" and "MBCI." Roll-up doors, interior and exterior doors, interior partitions and walls, header panels and trim are sold directly to contractors and other customers under the brand names "Doors & Building Components" or "DBCI." These components also are produced for integration into self storage and pre-engineered metal building systems sold by of the Company.


    The Company markets its components products within four product lines: (i) commercial/industrial; (ii) architectural; (iii) wood frame builders; and (iv) residential. Customers include regional metal building systems manufacturers, general contractors, subcontractors, roofing installers, architects and end-users. Commercial and industrial businesses are heavy users of metal components and metal buildings systems. Standing seam roof and architectural customers are growing in importance. As metal buildings become a more acceptable building alternative and aesthetics become an increasingly important consideration for end users of metal buildings, the Company believes that architects are participating in metal building design and purchase decisions to a greater extent. Wood frame builders also purchase the Company's metal components through distributors, lumberyards, cooperative buying groups and chain stores for various uses, including agricultural buildings. Residential customers are generally contractors building upscale homes that require an architect-specified product.

    The Company's metal components sales operations are organized into four geographic regions. Each region is headed by a general sales manager supported by individual plant sales managers. Each local sales office is located adjacent to a manufacturing plant and is staffed by a direct sales force responsible for contacting customers and architects and a sales coordinator who supervises the sales process from the time the order is received until it is shipped and invoiced. The regional and local focus of the Company's customers requires extensive knowledge of local business conditions.

    The Company provides its customers with product catalogs tailored to its product lines, which include product specifications and suggested list prices. Certain of the Company's catalogs are available on-line through the Internet, which enables architects and other customers to download drawings for use in developing project specifications. Customers place orders via telephone or facsimile to a sales coordinator at the regional office who enters it onto a standard order form. The form is then sent via computer to the plant and downloaded automatically to the production machines.

    The Company has a small number of national accounts for its coating and painting products and services and relies on a single sales manager. The Company also has a metal coating joint venture, which has an independent sales force.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. The Company sells pre-engineered metal building systems to builders nationwide under the brand names "Metallic Buildings," "A&S Buildings" and "Mesco," respectively. The Company markets pre-engineered metal building systems through an in-house sales force to authorized builder networks of over 1,200 builders. The Company markets pre-engineered metal building systems under the brand name "Mid-West Steel Buildings" directly to contractors in Texas and surrounding states using an in-house sales force. The Company also sells pre-engineered metal building systems under the name "All American Systems" and various private labels.

    The Company's authorized builder networks consist of independent general contractors which market the Company's Metallic Buildings, A&S Buildings and Mesco products to end users. Most of the Company's sales of pre-engineered metal building systems outside of Texas and surrounding states are through its authorized builder networks. The Company relies upon maintaining a satisfactory business relationship for the continued receipt of job orders from its authorized builders and does not consider the builder agreements to be material to its business. During fiscal 1997, the Company's largest customer for pre-engineered metal building systems accounted for less than 2% of the Company's total sales.

    The Company enters into an agreement with an authorized builder, which generally grants the builder the non-exclusive right to market the Company's products in a specified territory and which is cancelable by either party on 60 days notice. The agreements do not prohibit the builder from marketing metal building systems of other manufacturers. The Company establishes an annual sales goal for each builder and provides to the builder sales and pricing information, design and engineering manuals, drawings and assistance, application programs for estimating and quoting jobs and advertising and promotional literature. The Company also defrays a portion of the builder's advertising costs and provides volume purchasing and other pricing incentives to encourage them to deal exclusively or principally with the Company. The builder is required to maintain a place of business in its designated territory, provide a sales organization, conduct periodic advertising programs and perform construction, warranty and other services for customers and potential customers. An authorized builder usually is hired by an end user to erect a metal building system on the customer's site and provide general contracting and other services ancillary to the completion of the project. The Company sells its products to the builder, which generally includes the price of the building as a part of its overall construction contract with its customer.

MANUFACTURE AND DESIGN

    METAL COMPONENTS. The Company operates 37 facilities used for manufacturing of metal components for the building industry, including its metal coating and painting operations. The Company believes this broad geographic penetration gives it an advantage over its components competitors because major elements of a customer's decision are the speed and cost of delivery from the manufacturing facility to the product's ultimate destination. With the exception of the Company's architectural and standing seam products, the Company is not involved in the design process for the components it manufactures. The Company also owns a fleet of trucks to deliver its products to its customers in a more timely manner than most of its competitors.

    The Company's doors, interior partitions and other related panels and trim products are manufactured at dedicated plants in Georgia, Texas and Arizona. The products are roll-formed or fabricated at each plant using roll-formers and other metal working equipment. Orders are processed at the Georgia plant and sent to the appropriate plant, which is generally determined in a manner to obtain the lowest shipping cost.

    METAL COATING AND PAINTING. The Company operates two metal coating and painting facilities from which it primarily services its own needs and the needs of other metal components manufacturers through the processing of hot rolled steel coils. Metal coating and painting processes involve applying various types of chemical treatments and paint systems to flat rolled continuous coils of metal, including steel and aluminum, giving the coils a baked-on finish that both protects the metal and makes it more attractive. Initially, various metal substrates in coil form are flattened, cleaned and pretreated. The metal is then coated, oven cured, cooled, recoiled and packaged for shipment. Slitting and embossing services can also be performed on the coated metal prior to shipping pursuant to customer specifications. Hot roll steel coils typically are used in the production of secondary structural framing of metal buildings and other structure applications. Painted light gauge steel coils are used in the manufacture of products for building exteriors, metal doors, lighting fixtures and appliances. The Company's metal coating operation is one of only two metal coaters in the United States to receive the Supplier Excellence Award from Bethlehem Steel Corporation.

    The Company is a joint venture partner in two metal coating operations. The Company owns 50% of an existing metal coating joint venture with a processing plant in Jackson, Mississippi. The Company also owns 50% of a new joint venture, which has acquired land in Granite City, Illinois and is building a hot rolled coil coating facility that is expected to commence operations in the first quarter of 1999. The new facility will be used to slit and coat hot rolled coils of medium gauge steel for use in manufacturing purlins and girts. The Company has agreed to purchase a substantial portion of its production requirements for that product from the new joint venture.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. After the Company receives an order, the Company's engineers design the metal building system to meet the customer's requirements and to satisfy applicable building codes and zoning requirements. In order to expedite this process, the Company uses computer-aided design and engineering systems to generate engineering and erection drawings and a bill of materials for the manufacture of the pre-engineered metal building system. The Company employs approximately 185 engineers and draftsmen in this area.

    Once the specifications and designs of the customer's project have been finalized, the manufacturing process of frames and other building systems begins at one of the Company's six manufacturing facilities in Texas, Georgia, South Carolina or Tennessee or its joint venture facility in Mexico. The fabrication of the primary structural framing consists of a process in which pieces of rigid steel plates are punched and sheared and then routed through an automatic welding machine and sent through further fitting and welding processes. The secondary structural framing and the covering subsystem are roll-formed steel products that are manufactured at the Company's full manufacturing facilities as well as its regional satellite plants. In roll forming, pre-finished coils of steel are unwound and passed through a series of progressive forming rolls which form the steel into various profiles of medium-gauge structural shapes and light-gauge sheets and panels.

    Once manufactured, structural framing members and covering systems are shipped to the job site for assembly. The Company generally is not responsible for any on-site construction. The time elapsed between the Company's receipt of an order and shipment of a completed building system has typically ranged from four to eight weeks, although delivery can extend somewhat longer if engineering and drafting requirements are extensive.

    The Company owns 51% of a joint venture, which began operation of a framing facility in Monterrey, Mexico in July 1997. The Company purchases substantially all of the framing systems produced by the Mexico joint venture.

RAW MATERIALS

    The principal raw material used in the manufacture of the Company's pre-engineered metal building systems and component products is steel. Components are fabricated from common steel products produced by mills including bars, plates, sheets and galvanized sheets. On a combined basis for their respective 1997 fiscal years, NCI and MBCI purchased an aggregate of approximately 80% of their steel requirements from National Steel Corporation and Bethlehem Steel Corporation. No other steel supplier accounted for more than 10% of the combined steel purchases for the same period. The Company believes concentration of its steel purchases among a small group of suppliers that have mills and warehouse facilities in close proximity to the Company's facilities enables it, as a large customer of those suppliers, to obtain better service and delivery. These suppliers generally maintain an inventory of the types of materials required by the Company, enabling the Company to utilize a form of "just-in-time" inventory management with regard to raw materials.

    The Company does not have any long-term contracts for the purchase of raw materials. A prolonged labor strike against one of its principal domestic suppliers could have a material adverse effect on the Company's operations. Alternative sources, however, including foreign steel, are currently believed to be sufficient to maintain required deliveries.

BACKLOG


    At July 31, 1998, the total backlog for orders for the Company's products believed by the Company to be firm was $167.9 million. This compares with a total backlog for NCI's products of $110.0 million at October 31, 1997, and $85.6 million at October 31, 1996, and for MBCI's products of $16.1 million at December 31, 1997, and $14.9 million at December 31, 1996. The increases in backlog reflect the results of the marketing activities of the Company and market demand. Backlog primarily consists of pre-engineered metal building systems. Job orders generally are cancelable by customers at any time for any reason and, occasionally, orders in the backlog are not completed and shipped for reasons that include changes in the requirements of the customers and the inability of customers to obtain necessary financing or zoning variances. None of the backlog at July 31, 1998, currently is scheduled to extend beyond July 31, 1999.


COMPETITION

    The Company competes with a number of other manufacturers of metal components and metal building systems for the building industry, ranging from small local firms to large national firms. Most of these competitors operate on a regional basis, although the Company believes that at least four other manufacturers of metal building systems and several manufacturers of metal components have nationwide coverage. In addition, the Company and other manufacturers of metal components and metal building systems compete with alternative methods of building construction, which may be perceived as more traditional, more aesthetically pleasing or having other advantages. Competition is based primarily on price, speed of construction, quality of builder/dealer networks, the ability to provide added value in the design and engineering of buildings and, among manufacturers of metal components and metal building systems, service, quality and delivery times.

REGULATORY MATTERS

    The Company's operations are subject to a wide variety of federal, state and local laws and regulations governing, among other things, emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and other materials and health and safety matters. Laws protecting the environment generally have become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations generally impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs, and "toxic tort" or other damages as a result of conduct that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties, regardless of fault on the part of the Company. The Company believes it is in substantial compliance with all environmental standards applicable to its operations. However, there can be no assurance that cleanup costs, natural resource damages, criminal sanctions, "toxic tort" or other damages arising as a result of environmental laws and costs associated with complying with changes in environmental laws and regulations will not be substantial and will not have a material adverse effect on the Company's financial condition. From time to time, claims have been made against the Company under environmental laws. The Company has insurance coverage for certain environmental claims and certain locations after payment of the applicable deductible. The Company does not anticipate material capital expenditures to meet current environmental quality control standards. There can be no assurance that more stringent regulatory standards will not be established that might require such expenditures.

    The Company is also subject to federal, state and local laws and regulations governing occupational safety and health, including review by the federal Occupational Health and Safety Administration and similar state agencies. The Company believes it is in substantial compliance with applicable laws and regulations, and compliance does not have a material adverse affect on the Company's business.

    The pre-engineered metal building systems manufactured by the Company must meet zoning and building code requirements promulgated by local governmental agencies.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

    The Company has a number of United States patents and pending patent applications, including patents relating to metal roofing systems and metal overhead doors. The Company does not, however, consider patent protection to be a material competitive factor in its industry. The Company also has several registered trademarks and pending registrations in the United States.

EMPLOYEES


    As of July 31, 1998, the Company had approximately 3,700 employees, of whom over 2,700 were manufacturing and engineering personnel. The Company regards its employee relations as satisfactory.


    The Company's employees are not represented by a labor union or collective bargaining agreement, although the United Steel Workers of America petitioned the National Labor Relations Board to be recognized as the collective bargaining representative of the production and maintenance employees of the Company's Tallapoosa, Georgia facility. An election for that purpose was held in January 1996 and the union lost the election to be recognized as the collective bargaining representative of such employees. A similar election was held at the Company's Mattoon, Illinois facility in November 1997 and the United Steel Workers of America lost that election.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings that the Company considers to be in the normal course of business. Management believes that such litigation will not have a material adverse effect on the Company's results of operations or financial condition.

PROPERTIES

    The Company conducts manufacturing operations at the following facilities:


                                                                  SQUARE      OWNED
FACILITY                      PRODUCTS                             FEET     OR LEASED
----------------------------  ---------------------------------  ---------  ---------
Chandler, Arizona             Doors and related metal               35,000   Leased
                                components

Tomlinson, Arizona            Metal components(1)                   65,980    Owned

Atwater, California           Metal components(2)                   85,700    Owned

Rancho Cucamonga, California  Metal coating and painting            98,000    Owned

Tampa, Florida                Metal components(3)                   28,775    Owned

Adel, Georgia                 Metal components(1)                   59,550    Owned

Douglasville, Georgia         Metal components(4)                  110,536    Owned

Douglasville, Georgia         Doors and related metal               60,000    Owned
                                components

Marietta, Georgia             Metal coating and painting           125,700    Owned

Tallapoosa, Georgia           Metal building systems(5)            246,000   Leased
                              Metal components

Napa, Idaho                   Metal components(6)                   42,900    Owned

Mattoon, Illinois             Metal components(2)                   90,600    Owned

Shelbyville, Indiana          Metal components(6)                   66,450    Owned

Nicholasville, Kentucky       Metal components(7)                   41,280    Owned

Monterrey, Mexico(8)          Metal building systems(9)             64,125    Owned

Jackson, Mississippi          Metal components(2)                   96,000    Owned

Jackson, Mississippi(10)      Metal coating and painting           363,200    Owned

Omaha, Nebraska               Metal components(7)                   51,750    Owned

Hobbs, New Mexico(11)         Metal components(2)                   60,800   Leased

Rome, New York                Metal components(6)                   57,700    Owned

Oklahoma City, Oklahoma       Metal components(1)                   59,695    Owned

                                                                  SQUARE      OWNED
FACILITY                      PRODUCTS                             FEET     OR LEASED
----------------------------  ---------------------------------  ---------  ---------
Chester, South Carolina       Metal building systems(5)            124,000    Owned
                              Metal components

Caryville, Tennessee          Metal building systems(5)            193,800    Owned
                              Metal components

Memphis, Tennessee            Metal coating and painting            61,500    Owned

Nesbitt, Tennessee            Metal components(1)                   71,720    Owned

Ennis, Texas                  Metal components and studs            33,000    Owned

Grand Prairie, Texas          Metal components(1)                   48,027    Owned

Houston, Texas                Metal components                      97,000    Owned

Houston, Texas                Metal components(4)                  209,355    Owned

Houston, Texas                Metal coating and painting            39,550    Owned

Houston, Texas(12)            Metal building systems(5)            382,000    Owned
                              Metal components
                              Doors

Lubbock, Texas                Metal components(1)(7)                64,320    Owned

San Antonio, Texas            Metal components(6)                   52,360    Owned

Southlake, Texas              Metal building systems(5)            123,000    Owned
                              Metal components

Stafford, Texas               Metal components                     105,000   Leased

Stafford, Texas(11)           Metal components                      56,840   Leased

Salt Lake City, Utah          Metal components(1)                   93,150    Owned

Colonial Heights, Virginia    Metal components(1)                   37,000    Owned


------------------------------

(1) Secondary structures and covering systems.

(2) Includes secondary structures and covering systems.

(3) Covering products.

(4) Full product range.

(5) Primary structures, secondary structures and covering systems.

(6) Covering systems.

(7) Specialized products.

(8) The Company owns a 51% interest in a joint venture.

(9) Primary structures.

(10) The Company owns a 50% interest in a joint venture.


(11) Currently targeted for closure by the end of 1999.



(12) Includes 33,600 square feet used for the Company's principal executive offices.


    The Company also maintains several drafting office facilities and retail locations in various states. These additional facilities are subject to short-term leases.

    The Company believes that its present facilities are adequate for its current and projected operations. As part of the integration plan implemented in connection with the MBCI Acquisition, the Company is reviewing its manufacturing facilities and considering the consolidation or closure of certain facilities as part of its efforts to maximize production efficiencies.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY MANAGERS


    The directors, executive officers and other key managers of the Company, and their ages as of August 31, 1998, are as follows:



NAME                                         AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS:

C. A. Rundell, Jr......................          66   Chairman of the Board and Class II Director

Johnie Schulte, Jr.....................          63   President, Chief Executive Officer, President and Chief Executive
                                                        Officer of Metal Buildings Division and Class III Director

A. R. Ginn.............................          59   Executive Vice President and Chief Operating Officer, President and
                                                        Chief Executive Officer of Metal Components Division, Chief
                                                        Executive Officer of Metal Coaters Division and Class I Director

Leonard F. George......................          46   Executive Vice President of Metal Buildings Division and Class III
                                                        Director

Robert J. Medlock......................          58   Vice President, Treasurer and Chief Financial Officer and Vice
                                                        President, Chief Financial Officer and Treasurer of Metal
                                                        Buildings Division

Kenneth W. Maddox......................          51   Vice President, Vice President and Chief Financial Officer of Metal
                                                        Components Division and Metal Coaters Division and Class I
                                                        Director

Donnie R. Humphries....................          48   Secretary and Vice President, Human Relations of Metal Buildings
                                                        Division

Thomas C. Arnett.......................          65   Class I Director

William D. Breedlove...................          58   Class III Director

Gary L. Forbes.........................          54   Class II Director

Robert N. McDonald.....................          70   Class II Director

Daniel D. Zabcik.......................          69   Class I Director

OTHER KEY MANAGERS:

Jerry D. Boen..........................          51   Vice President, Marketing of Metal Components Division

David B. Curtis........................          38   President of Doors & Building Components Division

Charles W. Dickinson...................          47   Vice President, Sales of Metal Components Division

John T. Eubanks........................          58   President of Mesco Metal Buildings Division

Kelly R. Ginn..........................          37   Vice President, Manufacturing of Metal Components Division

John W. Holmes.........................          48   President of Metal Prep Division

Richard F. Klein.......................          59   President and Chief Operating Officer of Metal Coaters Division

Fredrick D. Koetting...................          39   Vice President, Operations of Metal Buildings Division

Alvan E. Richey, Jr....................          62   Vice President, Sales and Marketing of Metal Buildings Division

    DIRECTORS AND EXECUTIVE OFFICERS:

    C.A. Rundell, Jr. has served as a director and Chairman of the Board of the Company since April 1989. Since October 1997, Mr. Rundell has been President, Chief Executive Officer and a director of Tyler Corporation, a provider of information management systems and services for county governments and other enterprises and a distributor of automotive aftermarket parts. Mr. Rundell served as Chairman of the Board of Tyler Corporation from October 1996 until October 1997, and as its temporary Chief Executive Officer from October 1996 to March 1997. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to various business enterprises. From 1977 to 1988, Mr. Rundell was the President, Chief Executive Officer and a director of Cronus Industries, Inc. (now Business Records Corporation) ("Cronus"). Mr. Rundell is also a director of Dain Rauscher Corporation, a holding company for a full-service regional brokerage and investment banking company, and Tandy Brands Accessories, Inc., a manufacturer of accessories for men, women and boys.

    Johnie Schulte, Jr. a founder of the Company, has been a director, President and Chief Executive Officer of the Company since 1984 and as the President and Chief Executive Officer of the Metal Buildings Division since May 1998. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to American Buildings Company ("ABC"), a metal building manufacturer, in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form the Company. Mr. Schulte has spent 44 years in the metal building industry.

    A. R. Ginn has served as a director and as Executive Vice President and Chief Operating Officer of the Company, President and Chief Executive Officer of the Metal Components Division and Chief Executive Officer of the Metal Coaters Division since May 1998. Previously, he served as a director and the President of MBCI since 1976 and was Chief Executive Officer of the Metal Coaters Division of MBCI from 1987 to 1998. Mr. Ginn has over 40 years of experience in the metal building and components industry. Mr. Ginn worked for four years with A&S Steel Buildings and spent 14 years with Metallic Building Company, where he was Vice President of Operations for seven years. Mr. Ginn is the father of Kelly R. Ginn.

    Leonard F. George has served as a director of the Company since March 1993 and as an Executive Vice President of the Metal Buildings Division since May 1998. Previously, Mr. George served as Executive Vice President of the Company since September 1992 and as the President of the A&S Division from October 1992 until December 1992. From 1987 to September 1992, Mr. George was employed as President, Vice President of Engineering, Assistant Vice President of Engineering and Regional Sales Manager of ABC. Mr. George has spent over 20 years in the metal building industry.

    Robert J. Medlock has served as Vice President and Chief Financial Officer of the Company since February 1992 and as Vice President, Chief Financial Officer and Treasurer of the Metal Buildings Division since May 1998. Mr. Medlock served as the Chief Financial Officer and Treasurer of Enviropact, Inc., an environmental services company, from 1989 to 1991. He was the Vice President and Chief Financial Officer of ABC from 1973 to 1978. After the acquisition of ABC by Cronus, he became Vice President and Controller of Cronus and served in that capacity from 1979 until 1981. Mr. Medlock is a certified public accountant.

    Kenneth W. Maddox has served as a director and as Vice President of the Company and Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coaters Division since May 1998. Previously, he served as the Chief Financial Officer and Treasurer of MBCI since 1980. Mr. Maddox is a certified public accountant.

    Donnie R. Humphries has been Secretary of the Company since 1985 and Vice President, Human Relations of the Metal Buildings Division since May 1998. Mr. Humphries previously served as Vice President, Human Relations of the Company since 1997. Mr. Humphries was employed by Mid-West Steel

Buildings Co., Inc. from 1976 to 1980 and by ABC from 1980 to 1985. Mr. Humphries has over 21 years of experience in the metal building industry.

    Thomas C. Arnett has served as a director of the Company since April 1989. Mr. Arnett is currently retired and manages his own investments. Mr. Arnett was an Executive Vice President of Cronus from 1977 to 1985 and served as a director of Cronus from 1977 to 1988.

    William D. Breedlove has served as a director of the Company since March 1992. Mr. Breedlove has been Vice Chairman of Hoak Breedlove Wesneski & Co., an investment banking firm, since August 1996. Previously, he served as Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm, for over five years. In addition, Mr. Breedlove served as a director of Cronus from 1984 to 1988.

    Gary L. Forbes has served as a director of the Company since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, Advanced Technical Products, Inc., a manufacturer of high performance composite parts, and Drypers Corporation, a manufacturer of disposable diapers. Mr. Forbes is a certified public accountant.

    Robert N. McDonald has served as a director since March 1992. Mr. McDonald was a marketing consultant for ABC from 1985 until February 1992 and served as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

    Daniel D. Zabcik has been a director of the Company since April 1989 and served as an Executive Vice President of the Company from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status. Since 1986, Mr. Zabcik has also served as a director of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President and Vice Chairman of the Mid-West Metallic division of ABC. Mr. Zabcik has spent over 40 years in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee of the MBMA in 1993.

    The Board of Directors is comprised of four Class I Directors, three Class II Directors and three Class III Directors. The terms of the Class I, Class II, and Class III directors will expire at the annual meeting of stockholders held in 2000, 2001 and 1999, respectively. At each of those annual meetings and thereafter, directors will be elected for a three-year term to succeed the directors of the same class whose terms are then to expire. Officers of the Company serve at the discretion of the Board of Directors.

    OTHER KEY MANAGERS:

    Jerry D. Boen has served as Vice President, Marketing of the Metal Components Division since May 1998. Previously, he served as Vice President of Marketing of MBCI since 1980. Prior to joining MBCI, Mr. Boen was a sales manager for another building components company.

    David B. Curtis has served as President of the Doors & Building Components Division of the Company since it was acquired from Doors & Building Components, Inc. in November 1995. Mr. Curtis was the founder of Doors & Building Components, Inc. and served as its President and Chief Executive Officer for more than five years.

    Charles W. Dickinson has served as Vice President, Sales of the Metal Components Division since May 1998. Previously, he served as Vice President of Sales of MBCI since 1991 and was employed by MBCI for more than 16 years. Mr. Dickinson has over 23 years of experience in the metal building and components industry.

    John T. Eubanks has served as President of the Mesco Metal Buildings Division of the Company since 1989. Mesco Metal Buildings was a division of Anderson Industries, Inc. prior to April 1, 1996, at which time it was acquired by a subsidiary of the Company.

    Kelly R. Ginn has served as Vice President, Manufacturing of the Metal Components Divisions since May 1998. Previously, he served as Vice President of Manufacturing of MBCI since 1990. Prior to joining MBCI in 1985, Mr. Ginn worked as a Plant Superintendent for a large metal building manufacturer. Mr. Ginn has 19 years of experience in the metal building and components industry. Mr. Ginn is the son of A.R. Ginn.

    John W. Holmes has served as President of the Metal Prep Division since May 1998. Previously, he served as President of Metal Prep, Inc., a subsidiary of MBCI, since 1996. Mr. Holmes was employed by MBCI for over 16 years and served as Sales Manager for two of MBCI's plants and as President of American Building Company, a subsidiary of MBCI. Before joining MBCI in 1981, Mr. Holmes was a Regional Manager for a metal building components manufacturer.

    Richard F. Klein has served as President and Chief Operating Officer of the Metal Coaters Division since May 1998. Previously, he served as President of Metal Coaters, Inc., a subsidiary of MBCI, since 1987. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern.

    Fredrick D. Koetting has been Vice President, Operations of the Metal Building Division since May 1998. He previously served as a Vice President of the Company since May 1994. Prior to joining the Company in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of the Company, from 1991 until May 1994. Mr. Koetting served as a Manager of Customer Service for Granite City Steel, a division of National Steel Corporation, from 1989 until 1991.

    Alvan E. Richey, Jr. has been Vice President, Sales and Marketing of the Metal Buildings Division since May 1998. He previously served as Vice President, Sales and Marketing of the Company since July 1995. Mr. Richey has also been President of the A&S Division since December 1992. Prior to joining the Company in September 1992, Mr. Richey was employed by ABC for over 22 years. Mr. Richey has over 29 years of experience in the metal building industry.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Southwest Bolt, Inc., a corporation of which Mr. Zabcik is a director and owns 25% of the capital stock, is the Company's primary supplier of structural bolts. In fiscal 1997, the Company made purchases from Southwest Bolt, Inc., in the amount of $1.9 million.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of August 31, 1998 (the "Ownership Date"), by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director,
(iii) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal 1997, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such Common Stock.


                                                                                                          SHARES OWNED
                                                                  SHARES OWNED BEFORE                       AFTER THE
                                                                    THE OFFERING(1)                        OFFERING(1)
                                                                 ---------------------   SHARES BEING    ---------------
NAME                                                               NUMBER     PERCENT       OFFERED          NUMBER
---------------------------------------------------------------  ----------  ---------      -------      ---------------
Johnie Schulte, Jr.(2).........................................     933,698       5.1%
A. R. Ginn.....................................................     500,000       2.8%
Daniel D. Zabcik(3)............................................     312,010       1.7%
C.A. Rundell, Jr.(4)...........................................     256,218       1.4%
Kenneth W. Maddox..............................................     238,000       1.3%
Gary L. Forbes(5)..............................................     200,500       1.1%
Leonard F. George(6)...........................................     146,028          *
John T. Eubanks(7).............................................     125,250          *
Alvan E. Richey, Jr.(8)........................................      71,554          *
Robert J. Medlock(9)...........................................      61,948          *
Thomas C. Arnett(10)...........................................      40,574          *
William D. Breedlove(11).......................................      32,078          *
Robert N. McDonald(11).........................................      18,078          *
All directors and executive officers as a group (12
 persons)(12)..................................................   2,944,132      15.9%

NAME                                                                 PERCENT
---------------------------------------------------------------      -------
Johnie Schulte, Jr.(2).........................................
A. R. Ginn.....................................................
Daniel D. Zabcik(3)............................................
C.A. Rundell, Jr.(4)...........................................
Kenneth W. Maddox..............................................
Gary L. Forbes(5)..............................................
Leonard F. George(6)...........................................
John T. Eubanks(7).............................................
Alvan E. Richey, Jr.(8)........................................
Robert J. Medlock(9)...........................................
Thomas C. Arnett(10)...........................................
William D. Breedlove(11).......................................
Robert N. McDonald(11).........................................
All directors and executive officers as a group (12
 persons)(12)..................................................


------------------------------

*   Less than 1%

(1) Includes shares beneficially owned by such persons, including shares owned pursuant to the NCI 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after the Ownership Date, such shares are deemed beneficially owned by such person and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he owns. Such shares are not included in the computations for any other person.

(2) Includes options to purchase 168,666 shares held by Mr. Schulte that were exercisable within 60 days after the Ownership Date. Mr. Schulte also holds options to purchase an additional 77,500 shares that were not exercisable. The principal business address of Mr. Schulte is 7301 Fairview, Houston, Texas 77041.


(3) Includes 90,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, 38,294 shares held by a family general partnership, of which Mr. Zabcik has management authority and options to purchase 40,500 shares held by Mr. Zabcik that were exercisable within 60 days after the Ownership Date. Mr. Zabcik also holds options to purchase an additional 3,500 shares that were not exercisable.


(4) Includes options to purchase 12,500 shares held by Mr. Rundell that were exercisable within 60 days after the Ownership Date. Mr. Rundell also holds options to purchase an additional 77,500 shares that were not exercisable.

(5) Includes 200,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power with respect to such shares. Mr. Forbes disclaims beneficial ownership of such shares. Also includes options to purchase 500 shares held by Mr. Forbes that were exercisable within 60 days after the Ownership Date. Mr. Forbes also holds options to purchase an additional 3,500 shares that were not exercisable.

(6) Includes options to purchase 146,028 shares held by Mr. George that were exercisable within 60 days after the Ownership Date. Mr. George also holds options to purchase an additional 65,500 shares that were not exercisable.

(7) Includes 100,250 shares issuable with respect to a convertible debenture that was exercisable as of the Ownership Date and options to purchase 25,000 shares held by Mr. Eubanks that were exercisable within 60 days after the Ownership Date. Mr. Eubanks also holds options to purchase an additional 45,000 shares that were not exercisable.

(8) Includes options to purchase 71,554 shares held by Mr. Richey that were exercisable within 60 days after the Ownership Date. Mr. Richey also holds options to purchase an additional 52,000 shares that were not exercisable.

(9) Includes options to purchase 61,948 shares held by Mr. Medlock that were exercisable within 60 days after the Ownership Date. Mr. Medlock also holds options to purchase an additional 49,000 shares that were not exercisable.

(10) Includes 40,074 shares held by La Plaza Partnership, of which Mr. Arnett is a general partner and may be deemed to share voting and investment power with respect to such shares. Also includes options to purchase 500 shares held by Mr. Arnett that were exercisable within 60 days after the Ownership Date. Mr. Arnett also holds options to purchase an additional 3,500 shares that were not exercisable.


(11) Includes options to purchase 12,078 and 18,078 shares held by Messrs. Breedlove and McDonald, respectively, that were exercisable within 60 days after the Ownership Date. Each of Messrs. Breedlove and McDonald also holds options to purchase an additional 3,500 shares that were not exercisable.


(12) In addition to the shares identified in notes (2) through (11), includes options to purchase 5,000 shares held by other officers that were exercisable within 60 days after the Ownership Date. These other officers also hold options to purchase an additional 5,000 shares that were not exercisable.

                                  UNDERWRITING

    The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares that each severally has agreed to purchase from the Company and the Selling Stockholders, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                                                                     NUMBER OF
UNDERWRITER                                                                           SHARES
----------------------------------------------------------------------------------  -----------
Warburg Dillon Read LLC...........................................................
J.C. Bradford & Co................................................................
Wheat First Securities, Inc.......................................................
Dain Rauscher Wessels.............................................................
                                                                                    -----------
  Total...........................................................................
                                                                                    -----------
                                                                                    -----------

    The Managing Underwriters are Warburg Dillon Read LLC, J.C. Bradford & Co., Wheat First Union, a division of Wheat First Securities, Inc., and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels").

    If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed ten percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

    The shares of Common Stock offered hereby are being initially offered severally by the Underwriters for sale at the price set forth on the cover page of this Prospectus or at such price less a concession not in excess of $
per share on sales to certain dealers. The Underwriters may allow, and such
dealers may re-allow, a concession not to exceed $      per share on sales to
certain other dealers. The Offering of shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares of Common Stock are released for sale to the public, the offering price and such concessions may be changed by the Managing Underwriters.

    The Company and certain of the Selling Stockholders have granted to the Underwriters an option, which may be exercised within 30 days after the date of this Prospectus, to purchase up to an additional 570,000 shares of Common Stock to cover over-allotments, if any, on the same terms per share. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such Underwriter's initial commitment.

    The Company and certain of the Selling Stockholders have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company, each of its directors and members of the senior management team (other than, with respect to shares of Common Stock included in the Offering, the Selling Stockholders) and certain of the Company's principal stockholders have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or securities convertible into or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock, or permit the registration of any shares of Common Stock for a period of 90 days after the date of this prospectus, without the prior consent of Warburg Dillon Read LLC, except that the Company may issue shares of Common Stock upon exercise of outstanding options and in connection with acquisition transactions and may issue options to purchase shares of Common Stock pursuant to its Employee Stock Option Plan.

    Warburg Dillon Read LLC acted as financial advisor to the Company in connection with the MBCI Acquisition and provided a fairness opinion to the Company in such capacity, for which it received customary fees and reimbursement of expenses. In connection with the Company's repayment of the 364-Day Revolver with the net proceeds of the Offering, UBS AG and First Union National Bank, lenders for the 364-Day Revolver and affiliates of Warburg Dillon Read LLC and Wheat First Union, respectively, may receive more than 10% of the proceeds of the Offering. Accordingly, the Offering is being made in compliance with Rule 2710(c)(8) of the conduct Rules of the National Association of Securities Dealers, Inc. Certain Underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment or financial services to the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions. C.A. Rundell, Jr., the Company's Chairman of the Board, is a director of Dain Rauscher Corporation, the parent company of Dain Rauscher Incorporated.

    The Managing Underwriters, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Managing Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the share of Common Stock offered hereby is being passed upon for the Company and the Selling Stockholders by Gardere & Wynne, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, New York, New York. Partners of Gardere & Wynne, L.L.P., who participated in the preparation of this Prospectus and Registration Statement beneficially own an aggregate of 14,000 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements of (i) NCI as of October 31, 1996 and 1997, and for each of the three years in the period ended October 31, 1997, and
(ii) Amatek as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and such information may also be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, HTTP://WWW.SEC.GOV.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof, which may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D. C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents or portions thereof filed by the Company with the Commission (Commission File No. 0-14315) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:



        (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, including the information required by Item 402 (executive compensation) from the Company's Proxy Statement dated January 30, 1998, filed in definitive form on January 28, 1998;



        (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, April 30 and July 31, 1998;



       (iii) the Company's Current Report on Form 8-K dated May 4, 1998, and filed with the Commission on May 19, 1998, with respect to the MBCI Acquisition, as amended by Current Report on Form 8-K/A filed with the Commission on July 20, 1998, and Current Report on Form 8-K/A, Amendment No. 2, filed with the Commission on August 5, 1998 and Current Report on Form 8-K/A, Amendment No. 3, filed with the Commission on August 25, 1998;


        (iv) the Company's Current Report on Form 8-K dated June 24, 1998, and filed with the Commission on July 9, 1998, with respect to the dividend of preferred stock purchase rights; and


        (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 20, 1998; and



        (vi) the Company's Current Report on Form 8-K dated and filed with the Commission on August 21, 1998, with respect to the Company's audited consolidated financial statements.


    All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of

Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference into such documents). Such requests should be directed to Robert J. Medlock, Vice President and Chief Financial Officer, NCI Building Systems, Inc., 7301 Fairview, Houston, Texas 77041, or by telephone at (713) 466-7788.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements of the Company:
  Report of Ernst & Young LLP..............................................................................        F-2
  Consolidated Balance Sheets--October 31, 1996 and 1997, and July 31, 1998 (Unaudited)....................        F-3
  Consolidated Statements of Income--Years Ended October 31, 1995, 1996 and 1997, and for the Nine Months
    Ended July 31, 1997 and 1998 (Unaudited)...............................................................        F-4
  Consolidated Statements of Shareholders' Equity--Years Ended October 31, 1995, 1996 and 1997, and for the
    Nine Months Ended July 31, 1998 (Unaudited)............................................................        F-5
  Consolidated Statements of Cash Flows--Years Ended October 31, 1995, 1996 and 1997 and for the Nine
    Months Ended July 31, 1997 and 1998 (Unaudited)........................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

Consolidated Financial Statements of Amatek
  Report of Ernst & Young LLP..............................................................................       F-16
  Consolidated Balance Sheets--December 31, 1996 and 1997, and March 31, 1998 (Unaudited)..................       F-17
  Consolidated Statements of Operations--Years Ended December 31, 1995, 1996 and 1997, and for the Three
    Months Ended March 31, 1997 and 1998 (Unaudited).......................................................       F-18
  Consolidated Statements of Cash Flows--Years Ended December 31, 1995, 1996 and 1997, and for the Three
    Months Ended March 31, 1997 and 1998 (Unaudited).......................................................       F-19
  Consolidated Statements of Stockholder's Equity--Years Ended December 31, 1995, 1996 and 1997, and for
    the Three Months Ended March 31, 1998 (Unaudited)......................................................       F-20
  Notes to Consolidated Financial Statements...............................................................       F-21

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

NCI Building Systems, Inc.

    We have audited the accompanying consolidated balance sheets of NCI Building Systems, Inc. as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCI Building Systems, Inc. at October 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

Houston, Texas
December 8, 1997
except for Note 9, as to which the date is July 31, 1998

                           NCI BUILDING SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                   OCTOBER 31,
                                                                              ----------------------
                                                                                 1996        1997
                                                                              ----------  ----------   JULY 31,
                                                                                                         1998
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents.................................................  $   20,944  $   32,166   $   4,477
  Accounts receivable--Trade................................................      35,477      45,946      90,382
  Other receivables--Note 11................................................       2,272       1,060       1,730
  Inventories--Note 1.......................................................      28,693      37,381      74,686
  Deferred income taxes--Note 5.............................................       2,925       3,463       6,183
  Prepaid expenses..........................................................         299         942       4,480
                                                                              ----------  ----------  -----------
  Total current assets......................................................      90,610     120,958     181,938
Property, plant and equipment, net--Note 1..................................      42,752      51,223     166,034
Other assets:
  Excess of cost over fair value of acquired net assets--Note 1.............      22,673      21,072     433,340
  Other.....................................................................       2,292       3,079      28,240
                                                                              ----------  ----------  -----------
  Total other assets........................................................      24,965      24,151     461,580
                                                                              ----------  ----------  -----------
Total assets................................................................  $  158,327  $  196,332   $ 809,552
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................................  $       48  $       47   $  30,047
  Accounts payable..........................................................      21,527      23,921      43,801
  Accrued compensation and benefits.........................................       7,762       9,688       9,031
  Other accrued expense.....................................................       6,738       8,538      27,943
  Accrued income taxes......................................................       2,577       2,018       2,278
                                                                              ----------  ----------  -----------
  Total current liabilities.................................................      38,652      44,212     113,100
Long-term debt, noncurrent portion--Note 3..................................       1,730       1,679     470,041
Deferred income taxes--Note 5...............................................       1,770       2,626      16,931
                                                                              ----------  ----------  -----------
Contingencies--Note 8
Shareholders' equity--Note 7
  Preferred stock, $1 par value, 1,000 shares authorized, none
    outstanding.............................................................      --          --          --
  Common stock, $.01 par value, 25,000 shares authorized, 15,934, 16,251 and
    18,034 shares issued and outstanding, respectively......................          80          82         180
  Additional paid-in capital................................................      47,358      51,109      89,130
  Retained earnings.........................................................      68,737      96,624     120,170
                                                                              ----------  ----------  -----------
  Total shareholders' equity................................................     116,175     147,815     209,480
                                                                              ----------  ----------  -----------
Total liabilities and shareholders' equity..................................  $  158,327  $  196,332   $ 809,552
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------


                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                             NINE MONTHS ENDED
                                                                  OCTOBER 31,                     JULY 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
Sales................................................  $  234,215  $  332,880  $  407,751  $  286,996  $  422,219
Cost of sales........................................     169,815     241,374     299,407     211,118     309,452
                                                       ----------  ----------  ----------  ----------  ----------
  Gross profit.......................................      64,400      91,506     108,344      75,878     112,767
                                                       ----------  ----------  ----------  ----------  ----------
Operating expenses...................................      38,111      53,095      66,055      47,922      64,084
Nonrecurring acquisition expense.....................      --          --          --          --           2,060
                                                       ----------  ----------  ----------  ----------  ----------
  Income from operations.............................      26,289      38,411      42,289      27,956      46,623
Interest expense.....................................         (56)       (108)       (163)       (125)    (10,307)
Other income.........................................         822       1,586       1,999       1,251       2,424
                                                       ----------  ----------  ----------  ----------  ----------
  Income before income taxes.........................      27,055      39,889      44,125      29,082      38,740
                                                       ----------  ----------  ----------  ----------  ----------
Provision (benefit) for income taxes--Note 5
  Current............................................      10,493      15,899      15,920      10,760      15,239
  Deferred...........................................        (470)       (823)        318          17         (45)
                                                       ----------  ----------  ----------  ----------  ----------
Total income tax.....................................      10,023      15,076      16,238      10,777      15,194
                                                       ----------  ----------  ----------  ----------  ----------
Net income...........................................  $   17,032  $   24,813  $   27,887  $   18,305  $   23,546
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Net income per share--Basic--Note 9..................  $     1.36  $     1.60  $     1.73  $     1.14  $     1.39
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Net income per share--Diluted--Note 9................  $     1.26  $     1.51  $     1.64  $     1.08  $     1.31
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------


                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                               ADDITIONAL
                                                                    COMMON       PAID-IN     RETAINED   SHAREHOLDERS'
                                                                     STOCK       CAPITAL     EARNINGS      EQUITY
                                                                  -----------  -----------  ----------  -------------
Balance, October 31, 1994.......................................   $      62    $  12,729   $   26,891   $    39,682
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................                      145       --               145
Shares issued for contribution to 401(k) plan...................           1          822       --               823
Net income......................................................      --           --           17,032        17,032
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1995.......................................          63       13,696       43,923        57,682
Proceeds from stock offering....................................          11       24,759       --            24,770
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           2        2,723       --             2,725
Shares issued for contribution to 401(k) plan...................           1        1,008       --             1,009
Shares issued in connection with the purchase of DBCI...........           3        5,172       --             5,175
Net income......................................................      --           --           24,814        24,814
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1996.......................................          80       47,358       68,737       116,175
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           1        2,234       --             2,235
Shares issued for contribution to 401(k) plan...................           1        1,517       --             1,518
Net income......................................................      --           --           27,887        27,887
                                                                       -----   -----------  ----------  -------------
Balance, October 31, 1997.......................................          82       51,109       96,624       147,815
Two-for-one split of common stock...............................          82          (82)      --           --
Shares issued in connection with the purchase of Metal Building
  Components, Inc. .............................................          14       32,186       --            32,200
Proceeds from exercise of stock options, including tax benefit
  thereon.......................................................           1        3,958       --             3,959
Shares issued for contribution to 401(k) plan...................           1        1,959       --             1,960
Net income......................................................      --           --           23,546        23,546
                                                                       -----   -----------  ----------  -------------
Balance, July 31, 1998 (unaudited)..............................         180       89,130      120,170       209,480
                                                                       -----   -----------  ----------  -------------
                                                                       -----   -----------  ----------  -------------


                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                               NINE MONTHS ENDED
                                                                       OCTOBER 31,                  JULY 31,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Cash flows from operating activities
  Net income...............................................  $  17,032  $  24,814  $  27,887     18,305     23,546
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation and amortization..........................      3,226      5,791      7,876      5,906     11,065
    (Gain)/loss on sale of fixed assets....................          4          2         (3)        (3)       (16)
    Provision for doubtful accounts........................      1,101        681      1,223        861      1,809
    Deferred income tax (benefit)/provision................       (470)      (823)       318        (45)      (188)
  Changes in current assets and liability accounts net of
    effects of acquisitions:
  Increase in accounts, notes and other receivable.........     (3,097)    (9,857)   (10,481)    (4,018)    (1,607)
  Increase (decrease) in inventories.......................     (2,483)    (4,521)    (5,552)    (6,297)     2,677
  (Increase) decrease in prepaid expenses..................         97        (35)      (625)      (509)      (157)
  Increase (decrease) in accounts payable..................     (2,009)     3,043      2,394      4,794     21,115
  Increase in accrued expenses.............................      4,858      1,603      5,244      3,342     (8,533)
  Increase (decrease) in income taxes payable..............       (245)     3,843        335        264      1,910
                                                             ---------  ---------  ---------  ---------  ---------
    Net cash provided by operating activities..............     18,014     24,541     28,616     22,600     51,621
                                                             ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Proceeds from the sale of fixed assets...................          7        115         25         25         76
  Acquisition of Royal Buildings...........................       (910)    --         --         --         --
  Acquisition of Mesco Metal Buildings.....................     --        (20,631)    --         --         --
  Acquisition of Doors & Building Components, Inc. ........     --        (11,000)    --         --         --
  Acquisition of Carlisle Engineered Metals, Inc. .........     --         (2,840)    (6,230)    (6,230)    --
  Acquisition of Metal Building Components, Inc. ..........     --         --         --         --       (553,265)
  Acquisition of California Finished Metals, Inc. .........     --         --         --         --        (15,458)
  (Increase) decrease in other noncurrent assets...........          8     (1,988)    (1,147)    (2,695)    (3,908)
  Capital expenditures.....................................     (5,837)   (10,319)   (11,332)    (5,376)    (7,426)
                                                             ---------  ---------  ---------  ---------  ---------
    Net cash applied to investing activities...............     (6,732)   (46,663)   (18,684)   (14,276)  (579,981)
                                                             ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from sale of stock..........................     --         24,770     --         --         --
  Exercise of stock options................................         71        750      1,340        931      2,310
  Borrowings on line of credit and notes...................     --         --         --         --        578,900
  Principal payments on long-term debt, line of credit and
    notes payable..........................................        (47)       (85)       (50)        23    (80,539)
                                                             ---------  ---------  ---------  ---------  ---------
    Net cash provided by (used in) financing activities....         24     25,435      1,290        954    500,671
                                                             ---------  ---------  ---------  ---------  ---------
    Net increase (decrease) in cash........................     11,306      3,313     11,222      9,278    (27,689)
Cash beginning of period...................................      6,325     17,631     20,944     20,944     32,166
                                                             ---------  ---------  ---------  ---------  ---------
Cash at end of period......................................  $  17,631  $  20,944  $  32,166  $  30,222  $   4,477
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------


                      See Independent Auditor's Report and
          Accompanying Notes to the Consolidated Financial Statements.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) REPORTING ENTITY

    These financial statements include the operations and activities of NCI Building Systems, Inc. and its wholly-owned subsidiaries (Company) after the elimination of all material intercompany accounts and balances. The Company designs, manufactures and markets metal building systems and components for commercial, industrial, agricultural and community service use. The Company recognizes revenues as jobs are shipped.

(B) ACCOUNTS RECEIVABLE


    The Company reports accounts receivable net of the allowance for doubtful accounts of $1,971,000, $1,629,000 and $1,498,000 at July 31, 1998, October 31,
1996 and 1997, respectively. Trade accounts receivable are the result of sales of buildings and components to customers throughout the United States and affiliated territories including international builders who resell to end users. Although the Company's sales historically have been concentrated in Texas and surrounding states, in recent years it has been expanding its authorized builder organization and customer base into the midwestern states and, to a lesser extent, into south central, southeastern and coastal states. All sales are denominated in United States dollars. Credit sales do not normally require a pledge of collateral; however, various types of liens may be filed to enhance the collection process. Company management is not aware of any significant concentrations of credit or market risks related to receivables or other financial instruments reported in these financial statements.


(C) INVENTORIES

    Inventories are stated at the lower of cost or market value, using specific identification for steel coils and the weighted-average method for other raw materials. A summary of inventories follows (in thousands):


                                                                 OCTOBER 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------   JULY 31,
                                                                                      1998
                                                                                   -----------
                                                                                   (UNAUDITED)
Raw materials..............................................  $  21,515  $  28,943   $  54,134
Work-in-process and finished goods.........................      7,178      8,438      20,552
                                                             ---------  ---------  -----------
                                                             $  28,693  $  37,381   $  74,686
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------


(D) PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment are stated at cost and depreciated over their estimated useful lives. Depreciation is computed using the straight-line method for financial reporting purposes and both straight-line and accelerated methods for income tax purposes. Depreciation expense for the nine months

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ended July 31, 1998 and the years ended October 31, 1995, 1996, and 1997 was $11,065,000, $2,995,000, $4,236,000, and $5,893,000, respectively.



                                                                OCTOBER 31,
                                                          -----------------------
                                                             1996         1997
                                                          -----------  ----------
                                                                                    JULY 31,
                                                                                      1998
                                                                                   -----------
                                                                     (IN THOUSANDS)(UNAUDITED)
Land....................................................   $   3,174   $    3,969   $  11,184
Buildings and improvements..............................      20,136       23,600      69,872
Machinery, equipment and furniture......................      31,866       41,393     105,593
Transportation equipment................................         911        1,089       4,687
Computer software.......................................         156          481         448
                                                          -----------  ----------  -----------
                                                           $  56,243   $   70,532   $ 191,784
                                                          -----------  ----------  -----------
Less accumulated depreciation...........................     (13,492)     (19,309)    (25,750)
                                                          -----------  ----------  -----------
                                                           $  42,751   $   51,223   $ 166,034
                                                          -----------  ----------  -----------
                                                          -----------  ----------  -----------


Estimated useful lives for depreciation are:
                                                                       10-20
Buildings and improvements......................................       years
Machinery, equipment and furniture..............................  5-10 years
Transportation equipment........................................  3-10 years
Computer software...............................................     5 years

(E) CASH FLOWS STATEMENT


    For purposes of the cash flows statement, the Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Total interest paid for the nine months ended July 31, 1998 and the years ended October 31, 1995, 1996 and 1997 was $3,940,000, $56,000,
$108,000 and $163,000, respectively. Income taxes paid for the nine months ended July 31, 1998 and the years ended October 31, 1995, 1996 and 1997 was $12,363,000, $11,033,000, $12,763,000 and $15,776,000 respectively. Non-cash investing or financing activities included: $1,518,000 for the 1996 contribution for the 401k plan which was paid in common stock in 1997, and $1,009,000 for the 1995 contribution for the 401k plan which was paid in common stock in 1996.


(F) EXCESS OF COST OVER FAIR VALUE OF ACQUIRED NET ASSETS


    Excess of cost over fair value of acquired net assets is amortized on a straight-line basis over fifteen years. Accumulated amortization as of July 31, 1998 was $4,557,000, as of October 31, 1997 was $3,042,000 and as of October 31,
1996 was $1,441,000. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill would be reduced by the estimated shortfall of cash flows.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(G) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(H) ADVERTISING COSTS


    Advertising costs are expensed as incurred. Advertising expense was $1,844,000, $1,196,000, $1,267,000 and $1,416,000 for the nine months ended July
31, 1998 and for the years ended October 31, 1995, 1996 and 1997, respectively.


(I) LONG-LIVED ASSETS

    In fiscal 1997, the Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Impairment losses are recognized when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets carrying amount. Assets held for disposal are measured at the lower of carrying value or estimated fair value, less costs to sell. The effect of adopting SFAS No. 121 was not material to the financial statements.

(J) STOCK-BASED COMPENSATION

    In October 1995, the FASB issued Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which encourages companies to apply a new fair value approach allowing the recognition of compensation cost related to stock options using an option pricing model. Under Statement No. 123, companies are permitted to continue using current accounting rules for employee stock options, but are required to disclose pro forma net income and earnings per share information as if the new fair value approach had been adopted. The Company has elected to continue to use the intrinsic value method under Accounting Principles Board Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options. The pro forma information regarding net income and earnings per share, as required by Statement No. 123, has been disclosed as if the Company had accounted for its employee stock options under the fair value method of that Statement.


(K) PENDING ACCOUNTING CHANGES


    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is effective for the Company's fiscal year ending October 31, 1999. The Company does not anticipate that the adoption of this standard will have a material impact on the financial statements.

(2) NOTES PAYABLE (SHORT-TERM BORROWINGS)

    The Company has a revolving unsecured credit line of $6 million with a bank bearing interest that fluctuates with prime, (commitment fee 1/4% on unused portion) all of which was unused at October 31, 1996 and 1997, respectively. The revolving credit line expires in February, 1999.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(3) LONG-TERM DEBT

                                                                   OCTOBER 31,
                                                               --------------------   JULY 31,
                                                                 1996       1997        1998
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)

                                                                        (IN THOUSANDS)
Six year reducing revolving credit line of $.7 million with a bank bearing interest that fluctuates with prime, with
  $73,000 quarterly reducing borrowing base..................  $  --      $  --       $  --

Five year revolving credit line with a bank bearing interest at variable rates (effective rate of 7.7% at July 31, 1998)
  maturing at July 1, 2003...................................     --         --          98,388

Five year term loan payable to a bank bearing interest at
  LIBOR plus 2% (7.89% at July 31, 1998), repayable in
  successive quarterly installments beginning on October 31,
  1998, in quarterly payments beginning with $7.5 million and gradually increasing to $12.5 million on the maturity
  date.......................................................     --         --         200,000

364-day revolving credit facility with a bank bearing
  interest at variable rates (effective rate of 7.7% at July
  31, 1998) maturing on May 3, 1999..........................     --         --         200,000

Notes payable to City of Mattoon bearing interest at 3%
  secured by certain equipment, repayable in aggregate
  monthly installments of $4,828 maturing through November
  2001.......................................................        277        226         200

Note payable to employee bearing interest at 7% maturing
  April 1, 2001, with an option to convert into common stock
  at $14.9625 per share......................................      1,500      1,500       1,500
                                                               ---------  ---------  -----------

                                                                   1,777      1,726     500,088

Current portion of long-term debt............................        (47)       (47)    (30,047)
                                                               ---------  ---------  -----------

                                                               $   1,730  $   1,679   $ 470,041
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(3) LONG-TERM DEBT (CONTINUED)

    Aggregate required principal reductions as of October 31, 1997 are as follows (in thousands):


YEAR ENDED OCTOBER 31,
-------------------------------------------------------------------------------------
1998.................................................................................  $      47
1999.................................................................................         53
2000.................................................................................         55
2001.................................................................................      1,557
2002.................................................................................         14
                                                                                       ---------
                                                                                       $   1,726
                                                                                       ---------
                                                                                       ---------

    The loan agreements related to the revolving line and short-term borrowings contain, among other things, provisions relative to additional borrowings and restrictions on the amount of retained earnings available for the payment of dividends and the repurchase of common stock and provisions requiring the maintenance of certain net worth and other financial ratios.

    Under the most restrictive of these covenants, such dividends or stock repurchases are limited to 20% of the Company's net income for any 12-month period, which is further restricted on a quarterly basis, based on the ratio of cash flow (net income plus depreciation and amortization) for the previous 12-month period to current maturities of long-term debt plus dividends and stock repurchases.

    The carrying amount of the Company's long-term debt approximates its fair value.

(4) RELATED PARTY TRANSACTIONS


    During the nine months ended July 31, 1998 and in the years ended October 31, 1995, 1996 and 1997, the Company purchased $1,307,000, $1,053,000,
$1,417,000 and $1,869,000 respectively, of materials from a related party under arm's length transactions.


(5) INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(5) INCOME TAXES (CONTINUED)
    Taxes on income from continuing operations consist of the following (in thousands):


                                                                           NINE MONTHS ENDED
                                             YEAR ENDED OCTOBER 31,             JULY 31,
                                         -------------------------------  --------------------
                                           1995       1996       1997       1997       1998
                                         ---------  ---------  ---------  ---------  ---------
                                                                              (UNAUDITED)
Current:
  Federal..............................  $   9,733  $  14,531  $  15,479  $  10,179  $  14,077
  State................................        760      1,368        441        581      1,162
                                         ---------  ---------  ---------  ---------  ---------
Total current..........................     10,493     15,899     15,920     10,760     15,239
Deferred:
  Federal..............................       (445)      (746)       304         16        (42)
  State................................        (25)       (77)        14          1         (3)
                                         ---------  ---------  ---------  ---------  ---------
Total deferred.........................       (470)      (823)       318         17        (45)
                                         ---------  ---------  ---------  ---------  ---------
Total provision........................  $  10,023  $  15,076  $  16,238  $  10,777  $  15,194
                                         ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------


    The reconciliation of income tax computed at the United States federal statutory tax rate to the effective income tax rate is as follows:


                                                                                        NINE MONTHS ENDED JULY
                                                       YEAR ENDED OCTOBER 31,                    31,
                                                -------------------------------------  ------------------------
                                                   1995         1996         1997         1997         1998
                                                -----------  -----------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
Statutory federal income tax rate.............       35.0%        35.0%        35.0%        35.0%        35.0%
State income taxes............................        1.8          2.4          1.2          1.3          2.0
Goodwill and other............................        0.3          0.4          0.6          0.7          2.2
                                                      ---          ---          ---          ---          ---
  Effective tax rate..........................       37.1%        37.8%        36.8%        37.0%        39.2%
                                                      ---          ---          ---          ---          ---
                                                      ---          ---          ---          ---          ---

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(5) INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):


                                                                1996       1997
                                                              ---------  ---------  NINE MONTHS
                                                                                     ENDED JULY
                                                                                      31, 1998
                                                                                    ------------
                                                                                    (UNAUDITED)
Deferred tax assets
  Capitalized overhead in inventory.........................  $   1,211  $   1,632   $    1,544
  Bad debt reserve..........................................        603        527        1,049
  Accrued reserves..........................................        637        595        2,246
  Other.....................................................        573        709        1,344
                                                              ---------  ---------  ------------
Total deferred tax assets...................................      3,024      3,463        6,183
                                                              ---------  ---------  ------------
Deferred tax liabilities
  Depreciation and amortization.............................      1,427      1,675       15,950
  Other.....................................................        442        951          981
                                                              ---------  ---------  ------------
Total deferred tax liabilities..............................      1,869      2,626       16,931
                                                              ---------  ---------  ------------
Net deferred tax asset (liability)..........................  $   1,155  $     837   $  (10,748)
                                                              ---------  ---------  ------------
                                                              ---------  ---------  ------------


(6) OPERATING LEASE COMMITMENTS


    Total rental expense incurred from operating leases for the nine months ended July 31, 1998 and the years ended October 31, 1995, 1996 and 1997 was $4,631,000, $2,639,000, $3,990,000 and $4,644,000 respectively.


    Aggregate minimum required annual payments on long-term operating leases at October 31, 1996 were as follows (in thousands):

YEAR ENDED OCTOBER 31,
----------------------------------------------------------------------------------
1998..............................................................................   $   2,573
1999..............................................................................       1,806
2000..............................................................................         914
2001..............................................................................         508
2002..............................................................................         252
                                                                                    -----------
                                                                                     $   6,053
                                                                                    -----------
                                                                                    -----------

(7) STOCK OPTIONS


    The Board of Directors has approved a non-statutory employee stock option plan. This plan includes the future granting of stock options to purchase up to 4,100,000 shares as an incentive and reward for key management personnel. Options expire ten years from date of grant. The right to acquire the option shares

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(7) STOCK OPTIONS (CONTINUED)
is earned in 25% increments over the first four years of the option period. Stock option transactions during 1995, 1996 and 1997 are as follows (in thousands):

                                                                                     WEIGHTED
                                                                                      AVERAGE
                                                                       NUMBER OF     EXERCISE
                                                                        SHARES         PRICE
                                                                      -----------  -------------
Balance, October 31, 1994...........................................       1,393     $    2.73
  Granted...........................................................         159          8.64
  Canceled..........................................................           0             0
  Exercised.........................................................         (28)        (2.51)
                                                                           -----   -------------
Balance, October 31, 1995...........................................       1,524     $    3.35
  Granted...........................................................         630         12.75
  Canceled..........................................................         (46)        (9.82)
  Exercised.........................................................        (492)        (1.52)
                                                                           -----   -------------
Balance, October 31, 1996...........................................       1,616     $    7.39
  Granted...........................................................         314         15.23
  Canceled..........................................................         (10)       (12.09)
  Exercised.........................................................        (211)        (6.34)
                                                                           -----   -------------
Balance, October 31, 1997...........................................       1,709     $    8.93
                                                                           -----   -------------
                                                                           -----   -------------


    Options exercisable at October 31, 1995, 1996, and 1997 were 1,095,000, 783,000, and 841,000, respectively. The weighted average exercise prices for options exercisable at October 31, 1995, 1996 and 1997 were $1.88, $3.00 and $4.60, respectively. Exercise prices for options outstanding at October 31, 1997 range from $.80 to $18.62. The weighted average remaining contractual life of options outstanding at October 31, 1997 is 6.3 years.


    In accordance with the terms of APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, the Company records no compensation expense for its stock option awards. As required by SFAS No. 123, the Company provides the following disclosure of hypothetical values for these awards. The weighted average grant-date fair value of options granted during 1996 was $6.05 and during 1997 was $7.33. These values were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend of 0%, expected volatility of 32.7%, risk free interest rates ranging from 5.5% to 6.7% for 1996 and from 6.4% to 6.9% for 1997, and expected lives of 7 years. Had compensation expense been recorded based on these hypothetical values, the Company's 1997 net income would have been $27.1 million or $1.59 per share. A similar computation for 1996 would have resulted in net income of $24.4 million, or $1.48 per share. Because options vest over several years and additional options grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

(8) LITIGATION

    The Company is involved in certain litigation that the Company considers to be in the normal course of business. Management of the Company believes that such litigation will not result in any material losses.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(9) NET INCOME PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, which requires the presentation of basic and diluted earnings per share. Under the new statement, the dilutive effect of stock options is excluded from basic earnings per share, but included in the computation of diluted earnings per share. The new statement is effective for periods ending after December 15, 1997. The Company adopted the new statement during the first quarter of fiscal year 1998. Earnings per share amounts for all periods presented have been restated. The computations are as follows (in thousands, except per share data):


                                                                                    NINE MONTHS ENDED
                                                      YEAR ENDED OCTOBER 31,          JULY 31, 1998
                                                  -------------------------------  --------------------
                                                    1995       1996       1997       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------
                                                                                       (UNAUDITED)
Net income......................................  $  17,032  $  24,814  $  27,887  $  18,305  $  23,546
Add: Interest, net of tax, on convertible
  debenture assumed converted...................     --             38         66         50         50
                                                  ---------  ---------  ---------  ---------  ---------
Adjusted net income.............................  $  17,032  $  24,852  $  27,953  $  18,355  $  23,596
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding......     12,545     15,499     16,127     16,091     16,930
Add: Common stock equivalents
  Stock option plan.............................        985        898        858        851        935
  Convertible debenture.........................     --             58        100        100        100
                                                  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding,
  assuming dilution.............................     13,530     16,455     17,085     17,042     17,965
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------
Net income per share--basic.....................  $    1.36  $    1.60  $    1.73  $    1.14  $    1.39
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------
Net income per share--diluted...................  $    1.26  $    1.51  $    1.64  $    1.08  $    1.31
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------


(10) EMPLOYEE BENEFIT PLAN


    The Company has a 401(k) profit sharing plan (the "Savings Plan") which covers all eligible employees. The Savings Plan requires the Company to match employee contributions up to a certain percentage of a participant's salary. No other contributions may be made to the Savings Plan. Contributions accrued for the Savings Plan for the years ended October 31, 1995, 1996 and 1997 were $775,000, $1,155,000 and $1,604,000 respectively.


(11) ACQUISITIONS

    In November 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Doors and Building Components, Inc. ("DBCI"), a manufacturer of roll-up steel overhead doors used primarily in self-storage and commercial/industrial applications, for approximately $12 million in cash and 300,000 shares of common stock of the Company, valued at $5.2 million. Based on the final determination of book value of the purchased assets, the price was reduced by approximately $2.5 million of which $1.5 million is due from the seller and was recorded as a receivable in the October 31, 1996 balance sheet. This amount was settled in cash in December, 1996. The excess of cost over fair value of the acquired net assets recorded was $11.4 million.

                           NCI BUILDING SYSTEMS, INC.

 (INFORMATION PRESENTED FOR THE NINE MONTH PERIODS ENDED JULY 31, 1997 AND 1998
                                 IS UNAUDITED)


(11) ACQUISITIONS (CONTINUED)
    In April, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Mesco Metal Buildings, a division of Anderson Industries, Inc. ("Mesco"), a manufacturer of metal building systems and components, for approximately $20.8 million in cash and a $1.5 million 7% convertible subordinated debenture due April, 2001. The excess of cost over fair value of the acquired net assets recorded was $10.9 million.

    Accordingly, the consolidated results of operations include DBCI and Mesco since the date of acquisition. Both acquisitions were accounted for using the purchase method. Assuming the acquisition of DBCI and Mesco had been consummated as of November 1, 1995, the pro forma unaudited results of operations for the year ended October 31, 1996 are as follows (in millions, except per share data):

Sales................................................................  $     347
Net income...........................................................         26
Net income per share.................................................  $    1.60


(12) SUBSEQUENT EVENTS (UNAUDITED)



    On May 4, 1998, the Company acquired Metal Buildings Components, Inc. ("MBCI") through the purchase of all of the outstanding capital stock of Amatek Holdings, Inc. from BTR Australia Limited, a wholly owned subsidiary of BTR plc, for a purchase price of approximately $600 million including cash of $550 million (plus transaction costs) and 1.4 million shares of the Company's common stock valued at $32.2 million. MBCI designs, manufactures, sells and distributes metal components for commercial, industrial, architectural, agricultural and residential construction uses. MBCI also processes its own hot roll coil metal for use in component manufacturing, as well as processing hot roll coil metal and toll coating light gauge metal for use by other parties in the construction of metal building components and numerous other products. The funds for this acquisition were provided from the proceeds of a new $600 million credit facility from several banks under which the Company initially borrowed $540 million. The facility includes a $200 million five-year term loan, a $200 million five-year revolving loan and a $200 million 364-day revolving loan which is convertible into a three-year term loan under certain conditions. The acquisition was accounted for using the purchase method of accounting. The excess of cost over the fair value of the acquired assets was approximately $393 million.



    The consolidated results of operations for 1998 include MBCI since the date of acquisition. Assuming the acquisition of MBCI had been consummated November 1, 1997, the pro forma unaudited results of operations are as follows (in millions, except per share data):



                                                         TWELVE MONTHS    NINE MONTHS
                                                         ENDED OCTOBER    ENDED JULY
                                                           31, 1997        31, 1998
                                                        ---------------  -------------
Sales.................................................     $     816       $     618
Net income............................................     $      31       $      23
Net income per share - basic..........................     $    1.79       $    1.27
Net income per share - diluted........................     $    1.70       $    1.20

                         REPORT OF INDEPENDENT AUDITORS

Stockholder
Amatek Holdings, Inc.

    We have audited the accompanying consolidated balance sheets of Amatek Holdings, Inc. and subsidiaries (the "Company"), as of December 31, 1997, and 1996, and the related consolidated statements of operations, cash flows, and stockholder's equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amatek Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

Houston, Texas
August 5, 1998

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                   DECEMBER 31
                                                                              ----------------------
                                                                                 1996        1997
                                                                              ----------  ----------   MARCH 31,
                                                                                                         1998
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents.................................................  $    3,622  $    7,012   $   1,345
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $576, $658, and $395...      41,942      44,599      43,162
    Other...................................................................       2,835       6,659       3,737
  Inventories...............................................................      32,410      43,479      47,516
  Prepaid expenses..........................................................       2,004       2,715       3,419
  Income taxes receivable...................................................      --             437      --
  Deferred tax asset........................................................         853       1,186       1,186
                                                                              ----------  ----------  -----------
Total current assets........................................................      83,666     106,087     100,365

Property, plant, and equipment:
  Land......................................................................       4,390       5,916       6,227
  Buildings and improvements................................................      31,104      40,845      41,425
  Machinery and equipment...................................................      72,381      88,354      90,283
  Construction-in-progress..................................................      11,659       8,272       7,116
                                                                              ----------  ----------  -----------
                                                                                 119,534     143,387     145,051
  Less accumulated depreciation.............................................     (34,813)    (39,252)    (41,088)
                                                                              ----------  ----------  -----------
                                                                                  84,721     104,135     103,963
Receivable from affiliate...................................................      19,261       1,364      --
Investments in and advances to DOUBLECOTE...................................      19,031      19,200      19,415
Intangible assets...........................................................      13,822      13,652      13,612
Other assets................................................................      --           5,325       5,871
                                                                              ----------  ----------  -----------
Total assets................................................................  $  220,501  $  249,763   $ 243,226
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................................  $   32,638  $   18,174   $   9,288
  Accrued liabilities.......................................................      13,495      15,659      11,526
  Income taxes payable......................................................       2,544      --           3,426
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      48,677      33,833      24,240
Deferred tax liability......................................................       6,776      11,142      10,588
Stockholder's equity:
  Common stock--par value $-0-; 119,500, 3,500, 3,500 shares issued and outstanding at March 31, 1998, December 31, 1997, and December 31,
    1996....................................................................       2,600       2,600     182,172
  Additional paid-in capital................................................       4,380       4,380       4,380
  Retained earnings.........................................................     158,068     197,808      21,846
                                                                              ----------  ----------  -----------
Total stockholder's equity..................................................     165,048     204,788     208,398
                                                                              ----------  ----------  -----------
Total liabilities and stockholder's equity..................................  $  220,501  $  249,763   $ 243,226
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------


                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31                 MARCH 31
                                                    -------------------------------------  ----------------------
                                                       1995         1996         1997         1997        1998
                                                    -----------  -----------  -----------  ----------  ----------
                                                                                                (UNAUDITED)
Sales.............................................  $   315,737  $   362,867  $   407,967  $   82,505  $   84,172
Cost of sales.....................................     (234,042)    (271,299)    (312,329)    (63,896)    (68,864)
                                                    -----------  -----------  -----------  ----------  ----------
Gross profit......................................       81,695       91,568       95,638      18,609      15,308
Selling, general, and administrative
  expenses........................................      (24,900)     (29,652)     (36,637)     (8,543)     (9,598)
Equity in income (losses) of DOUBLECOTE...........       (1,293)        (304)          83        (170)       (161)
Interest income, net..............................        1,379        1,871        2,019         267         267
Unusual/nonrecurring gain.........................      --           --             3,284      --          --
                                                    -----------  -----------  -----------  ----------  ----------
Income before income taxes........................       56,881       63,483       64,387      10,163       5,816
Provision for income taxes........................      (22,993)     (24,920)     (24,647)     (4,096)     (2,206)
                                                    -----------  -----------  -----------  ----------  ----------
Net income........................................  $    33,888  $    38,563  $    39,740  $    6,067  $    3,610
                                                    -----------  -----------  -----------  ----------  ----------
                                                    -----------  -----------  -----------  ----------  ----------


                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                       THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31               MARCH 31
                                                                 ----------------------------------  ----------------------
                                                                    1995        1996        1997        1997        1998
                                                                 ----------  ----------  ----------  ----------  ----------
                                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net income.....................................................  $   33,888  $   38,563  $   39,740  $    6,067  $    3,610
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization................................       4,136       5,477       6,844       1,639       2,019
  Provision for deferred income taxes..........................          82         716       4,033       1,866        (554)
  Provision for losses on accounts receivable..................          71        (266)        262       1,867         (82)
  Changes in operating assets and liabilities:
    Increase in accounts receivable--trade.....................      (1,980)     (5,517)     (2,919)        924       1,519
    Increase in other accounts receivable......................         134      (2,326)     (3,824)     (1,357)      2,922
    Increase in inventories....................................       5,383      (6,744)    (11,069)        102      (4,037)
    Increase in prepaid expenses...............................        (123)     (1,163)       (711)        208        (704)
    (Increase) decrease in other assets........................        (432)      1,018      (5,962)         84        (546)
    (Decrease) increase in accounts payable and accrued
      liabilities..............................................       2,307      13,169     (12,300)    (18,808)    (13,019)
    (Decrease) increase in income taxes payable................      (1,438)      1,239      (2,544)      1,053       3,426
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash (used in) provided by operating activities............      42,028      44,166      11,550      (6,355)     (5,446)
INVESTING ACTIVITIES
Purchase of property, plant, and equipment.....................     (12,501)    (21,146)    (27,166)     (5,847)     (1,646)
Proceeds from sale of property, plant, and equipment...........          32          73       1,632      --          --
Advances to and investments in DOUBLECOTE......................      (2,835)     (2,000)        (86)       (369)       (376)
Cash paid for acquired business................................      --         (21,221)     --          --          --
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash used in investing activities..........................     (15,304)    (44,294)    (25,620)     (6,216)     (2,022)
FINANCING ACTIVITIES
Net borrowings under credit facilities.........................      (4,754)     --          --          --          --
Proceeds to related party......................................     (21,471)      1,080      17,460      13,549       1,801
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) financing activities............     (26,225)      1,080      17,460      13,549       1,801
                                                                 ----------  ----------  ----------  ----------  ----------
Net (decrease) increase in cash and cash equivalents...........         499         952       3,390         978      (5,667)
Cash and cash equivalents at beginning of year.................       2,171       2,670       3,622       3,622       7,012
                                                                 ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of year.......................  $    2,670  $    3,622  $    7,012  $    4,600  $    1,345
                                                                 ----------  ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------  ----------


                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)


                                                                             ADDITIONAL
                                                                   COMMON      PAID-IN     RETAINED
                                                                   STOCK       CAPITAL     EARNINGS       TOTAL
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1994...................................  $    2,600   $   4,380   $    85,617  $    92,597
  Net income...................................................      --          --            33,888       33,888
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1995...................................       2,600       4,380       119,505      126,485
  Net income...................................................      --          --            38,563       38,563
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1996...................................       2,600       4,380       158,068      165,048
  Net income...................................................      --          --            39,740       39,740
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1997...................................       2,600       4,380       197,808      204,788
  Net income...................................................      --          --             3,610        3,610
Dividend to Parent.............................................      --          --          (179,572)    (179,572)
Capital contribution from Parent...............................     179,572      --           --           179,572
                                                                 ----------  -----------  -----------  -----------
Balance at March 31, 1998 (UNAUDITED)..........................  $  182,172   $   4,380   $    21,846  $   208,398
                                                                 ----------  -----------  -----------  -----------
                                                                 ----------  -----------  -----------  -----------


                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    All outstanding common stock of Amatek Holdings, Inc. ("AHI"), is owned by Amatek Limited (the "Parent," which is an Australian company), a wholly owned subsidiary of BTR Nylex (an Australian company), which is ultimately owned by BTR plc (a British company). AHI is a manufacturer of steel roofing and siding products. Principal markets are in the continental United States.

    The consolidated financial statements include the accounts of AHI and all majority-owned subsidiaries (the "Company"). The Company's investment in DOUBLECOTE, L.L.C. ("DOUBLECOTE"), is accounted for using the equity method (see
Note 9). All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all cash balances and highly liquid investments which have a maturity of three months or less when acquired.

    INVENTORY

    Inventories are valued at the lower of cost or market, determined on the first-in, first-out method.

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. The cost of repairs and maintenance is charged to operations as incurred. Depreciation of property, plant, and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements.....................................  40 years
                                                                4 to 13
Machinery and equipment.......................................  years
                                                                3 to 10
Computer and office equipment.................................  years

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement generally requires a periodic review of long-lived assets for indications that their carrying amounts may not be recoverable, and governs the measurement and disclosure of any resulting impairment loss. Its application did not have a material impact on the Company's financial position or results of operations.

    INCOME TAXES

    The Company uses SFAS No. 109, ACCOUNTING FOR INCOME TAXES, in accounting for income taxes. This statement requires an asset and liability approach for financial accounting and reporting of income taxes.

    INTANGIBLE ASSETS


    Goodwill of $15,479,000, $15,333,000, and $14,777,000, which relates to the acquisition of certain assets and other stockholder interest at March 31, 1998 and December 31, 1997 and 1996, respectively, is being amortized on a straight-line basis over 20 years. Accumulated amortization of goodwill was $1,867,000, $1,681,000, and $955,000 as of March 31, 1998 and December 31, 1997
and 1996, respectively.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments (cash, accounts receivable, and accounts payable) approximates fair value.

    MANAGEMENT ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to 1996 financial information in order to conform to 1997 presentation.

    In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 1998, and the results of operations and cash flows for each of the three-month periods ended March 31, 1998 and 1997. Although management believes the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and the cash flows for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

    The components of inventories were as follows (in thousands):


                                                                 DECEMBER 31
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------   MARCH 31
                                                                                      1998
                                                                                   -----------
                                                                                   (UNAUDITED)
Raw materials..............................................  $  22,581  $  34,638   $  35,247
Finished goods.............................................      9,829      8,841      12,269
                                                             ---------  ---------  -----------
Total......................................................  $  32,410  $  43,479   $  47,516
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------


3. NOTES PAYABLE TO BANK

    The Company had an overdraft line of credit facility for $10 million which terminated on March 31, 1998. There were no advances outstanding at March 31, 1998 and December 31, 1997 and 1996.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

4. RELATED PARTY TRANSACTIONS

    The Company periodically advances funds to its Parent and charges the Parent interest at a rate which approximates prime for net advances. In addition, the Company remits its federal income taxes payable to the Parent (see Notes 5 and 7). Based on intercompany lending rates for advances and payables with similar terms, the fair value of these advances approximates their carrying values.

5. FEDERAL INCOME TAX

    The provisions for federal income taxes are composed of the following (in thousands):


                                                                         DECEMBER 31                  MARCH 31
                                                               -------------------------------  --------------------
                                                                 1995       1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
Current income taxes.........................................  $  22,917  $  24,203  $  20,612  $   2,229  $   2,761
Deferred income taxes........................................         76        717      4,035      1,867       (555)
                                                               ---------  ---------  ---------  ---------  ---------
Total........................................................  $  22,993  $  24,920  $  24,647  $   4,096  $   2,206
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------


    The effective income tax rate of the Company approximates the sum of the statutory federal income tax rate and certain state income tax rates less related federal tax benefit.

    Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                    DECEMBER 31                              MARCH 31
                                                 --------------------------------------------------  ------------------------
                                                           1996                      1997                      1998
                                                 ------------------------  ------------------------  ------------------------
                                                   CURRENT     LONG-TERM     CURRENT     LONG-TERM     CURRENT     LONG-TERM
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                           (UNAUDITED)
Property.......................................   $  --        $  (9,442)   $  --        $ (14,069)   $  --        $ (14,368)
Insurance reserves.............................         461       --              782       --              782       --
Bad debt reserve...............................         147       --              248       --              248       --
Inventory......................................         245       --              183       --              183       --
Deferred compensation and incentive
  plan.........................................      --            2,660       --            2,931       --            3,780
Other..........................................      --               11          (27)      --              (27)
                                                      -----   -----------  -----------  -----------  -----------  -----------
Total..........................................   $     853    $  (6,771)   $   1,186    $ (11,138)   $   1,186    $ (10,588)
                                                      -----   -----------  -----------  -----------  -----------  -----------
                                                      -----   -----------  -----------  -----------  -----------  -----------
Total deferred tax assets......................                $   3,524                 $   4,346                 $   4,993
Total deferred tax liabilities.................                   (9,442)                  (14,298)                  (14,395)
                                                              -----------               -----------               -----------
Net deferred tax liability.....................                $  (5,918)                $  (9,952)                $  (9,402)
                                                              -----------               -----------               -----------
                                                              -----------               -----------               -----------

6. LEASES


    The Company leases certain equipment (primarily vehicles) and operating facilities under operating leases expiring at various dates through 2000. Total rental expense under operating leases was $1,514,000, $1,291,000, and $1,096,000 in 1997, 1996, and 1995, respectively.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

6. LEASES (CONTINUED)
    Aggregate minimum lease payments under operating leases are as follows (in thousands):

1998................................................................  $     508
1999................................................................        567
2000................................................................        391
2001................................................................         72
                                                                      ---------
                                                                      $   1,538
                                                                      ---------
                                                                      ---------

7. SUPPLEMENTAL CASH FLOW DISCLOSURES


    Cash paid for interest during the years ended December 31, 1997, 1996, and 1995 was $81,000, $80,000, and $131,000, respectively. Cash paid for income taxes during the years ended December 31, 1997, 1996, and 1995 was $24,349,000, $21,402,000, and $23,639,000, respectively.


8. EMPLOYEE BENEFIT PLANS


    The Company sponsors a 401(k) savings plan for its full-time employees. The Company matches 100% of employee-elected pre-tax contributions to a maximum of 4% of their salaries. The Company's contributions were $1,132,000, $943,000, and $830,000 in 1997, 1996, and 1995, respectively.



    An Incentive Compensation Plan (the "Plan") was established in 1992, in part because of the purchase of the minority interest of a partnership of which certain officers of the Company were limited partners. Under the terms of the Plan, an annual contribution is determined based upon the Company's earnings and revenues. Annual contributions are placed in trust (with the trustee, NationsBank) and vest to participants over a seven- to ten-year period. In the event that a participant voluntarily leaves the Company or is terminated for "good cause," the unvested portion of contributions to the Plan is forfeited to the Company. The contributions were $4,302,000, $3,714,000, and $2,766,000 for 1997, 1996, and 1995, respectively.


9. INVESTMENT IN DOUBLECOTE

    The Company, through a subsidiary, owns 50% of the common stock in DOUBLECOTE, a corporate joint venture.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

9. INVESTMENT IN DOUBLECOTE (CONTINUED)

    Summarized financial information of DOUBLECOTE is as follows (in thousands):

                                                                                    DECEMBER 31
                                                                               ----------------------
                                                                                  1996        1997
                                                                               ----------  ----------   MARCH 31
                                                                                                          1998
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets...............................................................  $    7,266  $    8,165   $   9,210
Noncurrent assets............................................................      30,524      28,601      28,102
                                                                               ----------  ----------  -----------
Total assets.................................................................  $   37,790  $   36,766   $  37,312
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Liabilities--advances from stockholder.......................................  $   36,232  $   36,404   $  37,157
Other liabilities............................................................       2,753       1,390       1,505
Stockholder's equity:
  Contributed capital........................................................       2,000       2,000       2,000
  Accumulated deficit........................................................      (3,195)     (3,028)     (3,350)
                                                                               ----------  ----------  -----------
Total liabilities and stockholder's equity...................................  $   37,790  $   36,766   $  37,312
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Sales........................................................................  $   28,034  $   30,348   $   6,427
Cost of sales................................................................     (24,682)    (26,150)     (5,722)
                                                                               ----------  ----------  -----------
Gross profit.................................................................       3,352       4,198         705
Selling, general, and administrative expenses................................        (964)     (1,080)       (303)
Interest expense.............................................................      (2,997)     (2,952)       (724)
                                                                               ----------  ----------  -----------
Net income (loss)............................................................  $     (609) $      166   $    (322)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

    The facility owned by DOUBLECOTE was completed and began operations in 1995.


    DOUBLECOTE is charged interest at prime for advances by the Company. Total interest income earned by the Company was $1,500,000 in 1997 and 1996 and $1,465,000 in 1995.


10. LUBBOCK PLANT FIRE

    In February 1997, the Company's Lubbock, Texas, plant sustained major damage from a fire. The Company has since rebuilt the plant, and resumed operations in July 1997.

    The Company maintains insurance under one policy for both property damage and business interruption applicable to its production facilities. The policy provides coverage subject to a $25,000 deductible. Insurance recoveries as of December 31, 1997 included $1.5 million for property damage and $500,000 for business interruption. The Company is pursuing additional recoveries of $4 million related to the damage of the Lubbock plant.

    Insurance recoveries for property damage associated with events of this type require the recognition of a new cost basis for the rebuilt facility. As a result, the Company has recognized a $3.3 million unusual/ nonrecurring adjustment in its income statement for the year ended December 31, 1997. Total spending to restore the Lubbock plant was approximately $4.8 million.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

11. ACQUISITION OF BUSINESS


    On April 1, 1996, the Company purchased certain assets of Steelco Metal Construction Products and Construction Metals ("Steelco") for a total cost of approximately $21,221,000. Steelco was engaged in the manufacturing of steel roofing and siding products. The acquisition was accounted for as a purchase. The excess of the purchase price over the fair values of the net assets acquired of $11,266,000 has been recorded as goodwill and is being amortized over a period of 20 years. The statement of operations for 1996 includes the operating results of Steelco since the date of acquisition.


12. YEAR 2000 (UNAUDITED)

    The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is implementing its plan to resolve the issue. The Year 2000 problem is a result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculation. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications or conversions are not made, or not completed timely, the Year 2000 issue could have a material impact on the Company's operations.

13. COMMITMENTS AND CONTINGENCIES

    In March 1998, the Company entered into an agreement with NCI Building Systems, Inc. to purchase 100% of the stock of the Company, which was effective May 4, 1998. Upon the successful completion of this acquisition, certain executives of the Company will receive compensation payments totaling approximately $8.5 million.

                                   [Graphics]

    The inside back cover of the Prospectus includes a map of the United States on the upper half of the page with symbols placed on the map to represent the Company's manufacturing facilities and various of the Company's trademarks on the lower half of the page.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
------------------------------------------------


Prospectus Summary........................................................     3
Risk Factors..............................................................     9
The MBCI Acquisition......................................................    14
Use of Proceeds...........................................................    14
Capitalization............................................................    15
Price Range of Common Stock...............................................    16
Dividend Policy...........................................................    16
Unaudited Pro Forma Condensed Combined Financial Statements...............    17
Selected Historical Consolidated Financial Information....................    23
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    25
Industry Overview.........................................................    34
Business..................................................................    36
Management................................................................    48
Certain Relationships and Related Transactions............................    51
Principal and Selling Stockholders........................................    52
Underwriting..............................................................    54
Legal Matters.............................................................    55
Experts...................................................................    55
Available Information.....................................................    55
Incorporation of Certain Documents by Reference...........................    56
Index to Financial Statements.............................................   F-1


PROSPECTUS                                                                , 1998


                                     [LOGO]

                                3,800,000 Shares


                                  Common Stock
                            WARBURG DILLON READ LLC
                              J.C. BRADFORD & CO.
                               WHEAT FIRST UNION
                             DAIN RAUSCHER WESSELS

                A DIVISION OF DAIN RAUSCHER INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows. All of the amounts except the Commission registration fee and the Nasdaq additional listing fee are estimates.

ITEM                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
Commission registration fee.......................................................     28,845
National Association of Securities Dealers, Inc. filing fee.......................     10,267
Nasdaq additional listing fee.....................................................     17,500
Legal fees and expenses...........................................................    200,000
Accounting fees and expenses......................................................    150,000
Printing expenses.................................................................     75,000
Fees and expenses for qualification under state securities laws (including legal
  fees)...........................................................................      5,000
Transfer agent's fees and expenses................................................      2,500
Miscellaneous.....................................................................     10,888
                                                                                    ----------
    Total.........................................................................    500,000*
                                                                                    ----------
                                                                                    ----------

------------------------

*   None of this amount is to be borne by the Selling Stockholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated By-Laws provide that the directors and officers of the Registrant shall be indemnified by the Registrant against certain liabilities that those persons may incur in their capacities as directors or officers. Furthermore, the Registrant's Restated Certificate of Incorporation eliminates the liability of directors of the Registrant, under certain circumstances, to the maximum extent permitted by the Delaware General Corporation Law.

    The Underwriting Agreement to be filed as Exhibit 1.1 hereto contains reciprocal agreements of indemnity between the Registrant and the underwriters as to certain liabilities, including liabilities under the Securities Act and in certain circumstances provides for indemnification of the Registrant's directors and officers.

ITEM 16. EXHIBITS.


**1.1  Form of Underwriting Agreement

**4.1  Form of certificate representing shares of Registrant's common stock

 *4.2  Stock Registration Agreement dated April 10, 1989, between Registrant and
         Equus II Incorporated, formerly Equus II, L.P. (filed as Exhibit 4.2 to
         Registrant's Form S-1 registration statement no. 33-45612 and incorporated by reference herein)

 *4.3 Credit Agreement, dated March 25, 1998 (the "Credit Agreement"), by and among the Registrant, NationsBank, N.A. (as successor in interest to NationsBank of Texas, N.A.), as administrative agent ("NationsBank"), NationsBanc Montgomery Securities LLC, as arranger and syndication agent, Swiss Bank Corporation, as documentation agent ("Swiss Bank"), and the several lenders named therein

 *4.4  First Amendment to Credit Agreement, dated May 1, 1998, among the
         Registrant, NationsBank, Swiss Bank and the parties named therein

 *4.5  Second Amendment to Credit Agreement, dated May 5, 1998, among the
         Registrant, NationsBank, Swiss Bank and the parties named therein

 *4.6  Master Assignment and Acceptance, dated as of May 6, 1998, among
         NationsBank, Swiss Bank and the several lenders named therein

 *4.7 Facility A Notes (Revolving Credit), dated May 6, 1998, of the Registrant in favor of lenders named therein

 *4.8 Facility B Notes (Term Loan), dated May 6, 1998, of the Registrant in favor of lenders named therein

 *4.9  Facility C Notes (364-day Revolving Facility), dated May 6, 1998, of the
         Registrant in favor of lenders named therein

 *4.10 Guaranty, dated May 1, 1998, between NationsBank and A&S Business
         Interests, Inc.

 *4.11 Guaranty, dated May 1, 1998, between NationsBank and A&S Building Systems,
         L.P.

 *4.12 Guaranty, dated May 1, 1998, between NationsBank and NCI Building Systems,
         L.P.

 *4.13 Guaranty, dated May 1, 1998, between NationsBank and NCI Holding Corp.

 *4.14 Guaranty, dated May 1, 1998, between NationsBank and NCI Operating Corp.

 *4.15 Guaranty, dated May 1, 1998, between NationsBank and Metal Building
         Components Holding, Inc.

 *4.16 Guaranty, dated May 1, 1998, between NationsBank and Metal Coaters
         Holding, Inc.

 *4.17 Guaranty, dated May 1, 1998, between NationsBank and Metal Building
         Components, L.P. (formerly MBCI Operating, L.P.)

 *4.18 Guaranty, dated May 1, 1998, between NationsBank and Metal Coaters
         Operating, L.P.

 *4.19 Guaranty, dated May 13, 1998, between NationsBank and Metal Coaters of
         California, Inc.

 *4.20 Pledge Agreement, dated May 1, 1998, between the Registrant and
         NationsBank

 *4.21 Pledge Agreement, dated May 1, 1998, between NCI Holding Corp. and
         NationsBank

 *4.22 Pledge Agreement, dated May 13, 1998, between the Metal Coaters Holding,
         Inc. and NationsBank

 *4.23 Assignment of Partnership Interests, dated May 1, 1998, between NCI
         Operating Corp. and NationsBank

 *4.24 Assignment of Partnership Interests, dated May 1, 1998, between NCI
         Holding Corp. and NationsBank

 *4.25 Assignment of Partnership Interests, dated May 1, 1998, between Metal
         Building Components Holding, Inc. and NationsBank

 *4.26 Assignment of Partnership Interests, dated May 1, 1998, between Metal
         Coaters Holding, Inc. and NationsBank

 *4.27 Promissory Note, dated May 5, 1998, of NCI Holding Corp. in favor of the
         Registrant

 *4.28 Note Pledge Agreement, dated May 5, 1998, between the Registrant and
         NationsBank

 *4.29 Loan Agreement "A," dated September 1, 1991, between the City of Mattoon and the Company (filed as Exhibit 4.11 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.30 $250,000 Promissory Note A, dated October 31, 1991, in favor of the City of Mattoon executed by the Company (filed as Exhibit 4.12 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.31 Loan Agreement "B," dated September 1, 1991, between the City of Mattoon and the Company (filed as Exhibit 4.13 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.32 $250,000 Promissory Note B, dated January 20, 1992, in favor of the City of Mattoon executed by the Company (filed as Exhibit 4.14 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.33 Stock Retention and Registration Agreement, dated November 13, 1995, by and between the Company, Doors & Building Components, Inc., and David B.
         Curtis (filed as Exhibit 4.14 to the Registrant's Annual Report on Form
         10-K for the fiscal year ended October 31, 1995, and incorporated by reference herein)

 *4.34 7% Convertible Subordinated Debenture dated April 1, 1996, Due April 1,
         2001, between NCI Building Systems, Inc. and John T. Eubanks (filed as
         Exhibit 4.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, and incorporated by reference herein)

 *4.35 Rights Agreement, dated June 24, 1998, between the Registrant and Harris
         Trust and Savings Bank (filed as Exhibit 2 to the Registrant's registration statement on Form 8-A and incorporated by reference herein)

**5.1 Legal Opinion of Gardere & Wynne, L.L.P., regarding legality of securities being registered

**23.1 Consent of Ernst & Young LLP

**23.2 Consent of Gardere & Wynne, L.L.P. (included in Exhibit 5.1)

 *24.1 Power of Attorney (set forth on page II-5 of initial filing)


------------------------


*   Previously filed.



**  Filed herewith.


ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 2nd day of September, 1998.



                                NCI BUILDING SYSTEMS, INC.

                                By:            /s/ ROBERT J. MEDLOCK
                                     -----------------------------------------
                                                 Robert J. Medlock,
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities indicated on the 2nd day of September, 1998.


             NAME                         TITLE
------------------------------  --------------------------

                                President, Chief Executive
              *                   Officer and Director
------------------------------    (principal executive
        Johnie Schulte            officer)

                                Vice President and Chief
    /s/ ROBERT J. MEDLOCK         Financial Officer
------------------------------    (principal financial and
      Robert J. Medlock           accounting officer)

              *
------------------------------  Director
       Thomas C. Arnett

              *
------------------------------  Director
     William D. Breedlove

              *
------------------------------  Director
        Gary L. Forbes

              *
------------------------------  Director and Executive
      Leonard F. George           Vice President

              *
------------------------------  Director and Executive
          A.R. Ginn               Vice President

             NAME                         TITLE
------------------------------  --------------------------

              *
------------------------------  Director and Vice
      Kenneth W. Maddox           President

              *
------------------------------  Director
      Robert N. McDonald

              *
------------------------------  Director
      C.A. Rundell, Jr.

              *
------------------------------  Director
       Daniel D. Zabcik


*By:    /s/ ROBERT J. MEDLOCK
      -------------------------
          Robert J. Medlock
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


**1.1  Form of Underwriting Agreement

**4.1  Form of certificate representing shares of Registrant's common stock

 *4.2  Stock Registration Agreement dated April 10, 1989, between Registrant and
         Equus II Incorporated, formerly Equus II, L.P. (filed as Exhibit 4.2 to
         Registrant's Form S-1 registration statement no. 33-45612 and incorporated by reference herein)

 *4.3 Credit Agreement, dated March 25, 1998 (the "Credit Agreement"), by and among the Registrant, NationsBank, N.A. (as successor in interest to NationsBank of Texas, N.A.), as administrative agent ("NationsBank"), NationsBanc Montgomery Securities LLC, as arranger and syndication agent, Swiss Bank Corporation, as documentation agent ("Swiss Bank"), and the several lenders named therein

 *4.4  First Amendment to Credit Agreement, dated May 1, 1998, among the
         Registrant, NationsBank, Swiss Bank and the parties named therein

 *4.5  Second Amendment to Credit Agreement, dated May 5, 1998, among the
         Registrant, NationsBank, Swiss Bank and the parties named therein

 *4.6  Master Assignment and Acceptance, dated as of May 6, 1998, among
         NationsBank, Swiss Bank and the several lenders named therein

 *4.7 Facility A Notes (Revolving Credit), dated May 6, 1998, of the Registrant in favor of lenders named therein

 *4.8 Facility B Notes (Term Loan), dated May 6, 1998, of the Registrant in favor of lenders named therein

 *4.9  Facility C Notes (364-day Revolving Facility), dated May 6, 1998, of the
         Registrant in favor of lenders named therein

 *4.10 Guaranty, dated May 1, 1998, between NationsBank and A&S Business
         Interests, Inc.

 *4.11 Guaranty, dated May 1, 1998, between NationsBank and A&S Building Systems,
         L.P.

 *4.12 Guaranty, dated May 1, 1998, between NationsBank and NCI Building Systems,
         L.P.

 *4.13 Guaranty, dated May 1, 1998, between NationsBank and NCI Holding Corp.

 *4.14 Guaranty, dated May 1, 1998, between NationsBank and NCI Operating Corp.

 *4.15 Guaranty, dated May 1, 1998, between NationsBank and Metal Building
         Components Holding, Inc.

 *4.16 Guaranty, dated May 1, 1998, between NationsBank and Metal Coaters
         Holding, Inc.

 *4.17 Guaranty, dated May 1, 1998, between NationsBank and Metal Building
         Components, L.P. (formerly MBCI Operating, L.P.)

 *4.18 Guaranty, dated May 1, 1998, between NationsBank and Metal Coaters
         Operating, L.P.

 *4.19 Guaranty, dated May 13, 1998, between NationsBank and Metal Coaters of
         California, Inc.

 *4.20 Pledge Agreement, dated May 1, 1998, between the Registrant and
         NationsBank

 *4.21 Pledge Agreement, dated May 1, 1998, between NCI Holding Corp. and
         NationsBank

 *4.22 Pledge Agreement, dated May 13, 1998, between the Metal Coaters Holding,
         Inc. and NationsBank

 *4.23 Assignment of Partnership Interests, dated May 1, 1998, between NCI
         Operating Corp. and NationsBank

 *4.24 Assignment of Partnership Interests, dated May 1, 1998, between NCI
         Holding Corp. and NationsBank

 *4.25 Assignment of Partnership Interests, dated May 1, 1998, between Metal
         Building Components Holding, Inc. and NationsBank

 *4.26 Assignment of Partnership Interests, dated May 1, 1998, between Metal
         Coaters Holding, Inc. and NationsBank

 *4.27 Promissory Note, dated May 5, 1998, of NCI Holding Corp. in favor of the
         Registrant

 *4.28 Note Pledge Agreement, dated May 5, 1998, between the Registrant and
         NationsBank

 *4.29 Loan Agreement "A," dated September 1, 1991, between the City of Mattoon and the Company (filed as Exhibit 4.11 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.30 $250,000 Promissory Note A, dated October 31, 1991, in favor of the City of Mattoon executed by the Company (filed as Exhibit 4.12 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.31 Loan Agreement "B," dated September 1, 1991, between the City of Mattoon and the Company (filed as Exhibit 4.13 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.32 $250,000 Promissory Note B, dated January 20, 1992, in favor of the City of Mattoon executed by the Company (filed as Exhibit 4.14 to the Registrant's registration statement no. 33-45612 and incorporated by reference herein)

 *4.33 Stock Retention and Registration Agreement, dated November 13, 1995, by and between the Company, Doors & Building Components, Inc., and David B.
         Curtis (filed as Exhibit 4.14 to the Company's Annual Report on Form
         10-K for the fiscal year ended October 31, 1995, and incorporated by reference herein)

 *4.34 7% Convertible Subordinated Debenture dated April 1, 1996, Due April 1,
         2001, between NCI Building Systems, Inc. and John T. Eubanks (filed as
         Exhibit 4.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, and incorporated by reference herein)

 *4.35 Rights Agreement, dated June 24, 1998, between the Registrant and Harris
         Trust and Savings Bank (filed as Exhibit 2 to the Registrant's registration statement on Form 8-A and incorporated by reference herein)

**5.1 Legal Opinion of Gardere & Wynne, L.L.P., regarding legality of securities being registered

**23.1 Consent of Ernst & Young LLP

**23.2 Consent of Gardere & Wynne, L.L.P. (included in Exhibit 5.1)

*24.1  Power of Attorney (set forth on page II-5)


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*   Previously filed.



**  Filed herewith.